 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 1998
                                                     REGISTRATION NO. 333-60639
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                         AMERICAN CELLULAR CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                      4812                    22-3043811
 (STATE OR OTHER JURISDICTION  PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     OF INCORPORATION OR       CLASSIFICATION CODE NUMBER) IDENTIFICATION NUMBER)
        ORGANIZATION)

                      1375 EAST WOODFIELD ROAD, SUITE 700
                          SCHAUMBURG, ILLINOIS 60173
                                (847) 995-8770
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                             JAMES J. WALTER, JR.
                      1375 EAST WOODFIELD ROAD, SUITE 700
                          SCHAUMBURG, ILLINOIS 60173
                                (847) 995-8770
 (NAME, ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                              AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
                             SCOTT R. HABER, ESQ.
                            GREGORY K. MILLER, ESQ.
                               LATHAM & WATKINS
                             505 MONTGOMERY STREET
                                  SUITE 1900
                        SAN FRANCISCO, CALIFORNIA 94111
                                (415) 391-0600

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________

  If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT
SECTION 8(a), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

PROSPECTUS
                                 $285,000,000

                               OFFER TO EXCHANGE
                         10 1/2% SENIOR NOTES DUE 2008
               FOR ALL OUTSTANDING 10 1/2% SENIOR NOTES DUE 2008
                                      OF
                         AMERICAN CELLULAR CORPORATION

                                ---------------

 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON
                             , 1998 UNLESS EXTENDED.

  American Cellular Corporation, a Delaware corporation ("American Cellular" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 10 1/2% Senior Notes due 2008 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 10 1/2% Senior Notes due 2008 (the "Private Notes"), of which $285,000,000 in aggregate principal amount are outstanding as of the date hereof. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and
(ii) Holders of the Exchange Notes will not be entitled to certain rights of Holders of the Private Notes under the Registration Rights Agreement (the "Registration Rights Agreement") dated as of May 13, 1998 between the Company and the initial purchasers of the Private Notes, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of an indenture dated as of May 13, 1998 governing the Private Notes and the Exchange Notes (the "Indenture"). The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of Exchange Notes."

  The Exchange Notes will bear interest at the same rate and on the same terms as the Private Notes. Consequently, the Exchange Notes will bear interest at the rate of 10 1/2% per annum and the interest thereon will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 1998. The Exchange Notes will bear interest from and including the date of issuance of the Private Notes (May 13, 1998). The Exchange Notes will be redeemable at the option of the Company, in whole or in part, on or after May 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest thereon, if any, to the date of redemption. Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

  There is no guarantee of the Notes. The Exchange Notes will be unsecured (except as described), unsubordinated obligations of the Company, ranking senior to all subordinated Indebtedness (as defined under "Description of Exchange Notes--Certain Definitions") of the Company and pari passu in right of payment to all other existing and future Indebtedness of the Company. Since the business operations of the Company will be conducted through its subsidiaries, the Exchange Notes will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries. As of June 30, 1998, the Company (without its subsidiaries) had no Indebtedness outstanding other than the Private Notes and the Company's guarantee under its credit facility with Toronto Dominion (Texas) Inc., Merrill Lynch Capital and certain other financial institutions (the "Credit Facility"). In addition, as of June 30, 1998, the aggregate principal amount of Indebtedness of the Company's subsidiaries was approximately $916 million (excluding intercompany indebtedness and including accrued Merger Consideration).

  The Company will accept for exchange any and all validly tendered Private
Notes not withdrawn prior to 5:00 p.m., New York City time, on               ,
1998, unless the Exchange Offer is extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer--Conditions."
                                                       (Continued on next page)
                                ---------------
  SEE "RISK FACTORS," BEGINNING ON PAGE 17, FOR A DISCUSSION OF CERTAIN
FACTORS THAT INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

                                ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION,  NOR HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

                The date of this Prospectus is          , 1998.

(Continued from cover page)

  Upon the occurrence of a Change of Control (as defined under "Description of Exchange Notes--Certain Definitions"), Holders of the Exchange Notes will have the right to require the Company to repurchase their Exchange Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Interest (as defined), if any, thereon to the date of repurchase. See "Description of Exchange Notes."

  Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a Holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and Prospectus delivery provisions of the Securities Act; provided that the Holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. The Company believes that none of the registered Holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company.

  Prior to the Exchange Offer, there has been no public market for the Notes. The Exchange Notes will not be listed on any securities exchange, but the Private Notes are eligible for trading in the National Association of Securities Dealers, Inc.'s Private Offerings, Resales and Trading through Automatic Linkages (PORTAL) market. There can be no assurance that an active market for the Notes will develop. To the extent that a market for the Notes does develop, the market value of the Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and the performance of the Company. Such conditions might cause the Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk Factors--Absence of a Public Market."

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 180 days after the Expiration Date. See "The Exchange Offer-- Resale of the Exchange Notes" and "Plan of Distribution."

  The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer. See "The Exchange Offer--Resale of the Exchange Notes."

                               ----------------

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                                                       (Continued on next page)

(Continued from previous page)

  NO PERSON IS AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  UNTIL              , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS OFFERING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS IN CONNECTION THEREWITH. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

  THE EXCHANGE NOTES WILL BE AVAILABLE INITIALLY ONLY IN BOOK-ENTRY FORM. THE COMPANY EXPECTS THAT THE EXCHANGE NOTES ISSUED PURSUANT TO THE EXCHANGE OFFER WILL BE ISSUED IN THE FORM OF ONE OR MORE FULLY REGISTERED GLOBAL NOTES THAT WILL BE DEPOSITED WITH, OR ON BEHALF OF, THE DEPOSITORY TRUST COMPANY ("DTC" OR THE "DEPOSITARY") AND REGISTERED IN ITS NAME OR IN THE NAME OF CEDE & CO., AS ITS NOMINEE BENEFICIAL INTERESTS IN THE GLOBAL NOTE REPRESENTING THE EXCHANGE NOTES WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY THE DEPOSITARY AND ITS PARTICIPANTS. AFTER THE INITIAL ISSUANCE OF SUCH GLOBAL NOTE, EXCHANGE NOTES IN CERTIFICATED FORM WILL BE ISSUED IN EXCHANGE FOR THE GLOBAL NOTE ONLY IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THE INDENTURE. SEE "THE EXCHANGE OFFER--BOOK-ENTRY TRANSFER" AND "BOOK ENTRY; DELIVERY AND FORM."

                                 CERTAIN TERMS

  Interests in cellular markets that are licensed by the FCC are commonly measured on the basis of the population of the market served, with each person in the market area referred to as a "Pop." The number of Pops or Net Pops owned is not necessarily indicative of the number of subscribers or potential subscribers. As used in this Prospectus, unless otherwise indicated, the term "Pops" means the estimate of the 1996 population of a Metropolitan Statistical Area ("MSA") or Rural Service Area ("RSA"), as derived from the 1997 Kagan Cellular Telephone Atlas population estimates. The term "Net Pops" means the estimated population with respect to a given service area multiplied by the percentage interest that the Company owns in the entity licensed in such service area. MSAs and RSAs are also referred to as "markets." The term "wireline" license refers to the license for any market initially awarded to a company or group that was affiliated with a local landline telephone carrier in the market, and the term "non-wireline" license refers to the license for any market that was initially awarded to a company, individual or group not affiliated with any landline carrier. The term "System" means a FCC-licensed cellular telephone system. The term "ILEC" means an incumbent local exchange carrier. The term "NACN" means the North American Cellular Network. The term "PCS" means personal communications services. For definitions of other industry terms see "Overview of Cellular Telephone Industry."

                               PROSPECTUS SUMMARY

  The following summary information is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the related notes, appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references to "American Cellular" or the "Company" shall mean, collectively, American Cellular Corporation and its subsidiaries on a consolidated basis and the combined operations of American Cellular and PriCellular after the Merger, "PriCellular" refers to PriCellular Corporation and its subsidiaries on a consolidated basis prior to the Merger. References herein to the "Company" refer to PriCellular prior to the Merger and American Cellular after the Merger. See "Certain Terms" for definitions of certain industry terms used herein and see "--Summary Historical and Pro Forma Financial Information" for the definition of the "pro forma basis" used herein.

THE COMPANY

  The Company is one of the largest independent rural cellular telephone system operators in the United States. It owns and operates non-wireline FCC-licensed cellular telephone systems primarily in rural areas of the Midwestern and Eastern portions of the United States with approximately 5.2 million Net Pops. The Company's licenses are grouped in four main clusters of smaller MSAs and strategically located RSAs covering over 110,000 square miles. The Company markets all of its cellular products and services under the name CELLULARONE, one of the most recognized brand names in the cellular industry. In marketing its products and services, the Company utilizes its distribution network of over 90 retail locations, a direct sales force and a group of agents.

  The Company has experienced strong growth since 1995 which has been achieved through both selected acquisitions and internal growth. As of June 30, 1998, the Company provided cellular service to approximately 303,000 subscribers, representing a penetration rate of 5.9%, and had pro forma revenues, and net loss of $116.2 million and $27.7 million, respectively for the six months ended June 30, 1998. Additionally, the Company's historical revenues and EBITDA have increased at a compound annual growth rate for the past two calendar years of 109% and 165%, respectively.

RISK FACTORS

  Prospective investors should carefully consider the information set forth under the caption "Risk Factors" and all other information set forth in this Prospectus in connection with the Exchange Offer before making an investment in the Exchange Notes. This information includes: (i) the Company's high degree of leverage and the requirement for significant and sustained growth in the Company's cash flow to meet its debt service requirements; (ii) the Company's limited operating history, the Company's history of net losses and the expectation of future losses; (iii) the Company's prospects in the event of a general economic downturn; (iv) that the Company is a holding company and the Notes will be structurally subordinated to all Indebtedness of the subsidiaries of the Company; (v) that the Company will be managed by a new team of senior management; (vi) that the Company's management has other commitments;
(vii) competition from the other cellular operator in the Company's clusters or from other technologies; (viii) that new Systems recently acquired may not perform as expected; (ix) that the telecommunications industry is subject to rapid and significant changes in technology; (x) that the Company relies upon the registered service mark CELLULARONE to market the services of its non-wireline systems; (xi) that there is potential for adverse regulatory change and the need for renewal of cellular licenses; (xii) fluctuations in market value of licenses; (xiii) equipment failure or natural disaster; (xiv) concerns about RF emissions; (xv) the lack of a public market for the Notes and there will be restrictions imposed on the resale of the Notes; (xvi) that the Indenture will require the Company to offer to purchase all of the Notes issued and outstanding upon any Change of Control and the Credit Facility contains a similar provision; (xvii) the costs associated with the unauthorized use of the Company's network; (xviii) that the Indenture imposes significant operating and financial restrictions on the Company; (xix) the lack of certainty with respect to how a court might decide a suit by an unpaid creditor on the basis of fraudulent conveyance; and (xx) the potential effect of Year 2000 computer issues.

SYSTEMS

  Through selective acquisitions and asset swaps, the Company has concentrated its efforts on creating an integrated network of rural cellular systems in contiguous service areas. The Company's cellular interests consist principally of four large operating clusters of cellular systems:

    Upper Midwest Cluster--a 1.8 million Net Pop cluster of 15 Systems covering approximately 78,000 contiguous square miles in Minnesota, Wisconsin and Michigan.

    Mid-Atlantic Cluster--an 862,000 Net Pop cluster of five contiguous Systems consisting of five RSAs in Ohio, Pennsylvania and West Virginia covering approximately 10,000 contiguous square miles.

    New York Cluster--a 1.1 million Net Pop cluster of two MSAs and two RSAs covering more than 8,000 contiguous square miles in suburban New York located between the New York City MSA of AT&T Wireless Services Inc. and Southwestern Bell's Albany, NY MSA.

    Kentucky Cluster--a 1.1 million Net Pop cluster of four RSAs adjacent to Louisville and Lexington, Kentucky and one RSA in Tennessee which abuts Knoxville, Tennessee. The 38 counties in Kentucky and the six counties in Tennessee cover more than 15,000 square miles.

BUSINESS STRATEGY

  American Cellular's primary business strategy is to focus on the development of the Company's existing clusters and the selective acquisition of additional rural cellular systems. The principal elements of this strategy include:

  Develop Rural Market Clusters. American Cellular believes that its focus on small- and medium-sized markets will provide it with several competitive advantages. The majority of the Company's operations are in the early stages of their growth cycle and therefore afford significant opportunities for improvements in performance.

  Market Through Local Promotions. A key element of the Company's market positioning is its use of local retail stores and a direct sales force. The Company believes that its approximately 90 retail locations enhance its ability to provide quality customer service and generate customer loyalty, as well as to provide convenient distribution locations.

  Introduce Flexible and Innovative Pricing and Billing Plans. The Company currently offers a wide selection of pricing plans tailored to its current high credit-quality customer base. In order to further expand its customer base and increase its penetration, American Cellular intends to introduce certain new pricing packages.

  Continue Build Out of Advanced Network. American Cellular intends to continue to expand and improve coverage, increase capacity and build out its systems. American Cellular believes that expanding and improving coverage and capacity in its systems will attract additional subscribers, increase usage by existing subscribers and increase roaming activity.

  Achieve Cost Savings Through Selective Centralization. While maintaining its local marketing and sales focus, American Cellular intends to reduce overhead expenses by opportunistically centralizing certain business functions both regionally and at the Company's headquarters. Since the Merger, the Company has centralized its roaming administration in its corporate offices and taken steps to centralize the Company's its financial reporting and treasury functions.

  Prepare for Future Competition. American Cellular believes that it is well positioned to compete against present and future competitive wireless service providers through its extensive footprint, distribution channels, customer service capabilities and experienced management team.

  Continue Selective Acquisition Strategy. American Cellular's strategy is to continue to expand its current clusters through the selective acquisition of small to mid-sized MSAs and strategic RSAs that it believes are undervalued, underdeveloped or that possess traits indicative of potentially high cellular usage and superior financial performance.

  The Company's management is currently in the process of evaluating the operational strengths and weaknesses of the business acquired in the Merger. Until management completes such review, there can be no assurance that the Company will be able to achieve the foregoing objectives.

THE MERGER

  On June 25, 1998, American Cellular acquired all the operations of PriCellular Corporation, a Delaware corporation ("PriCellular") pursuant to an Agreement and Plan of Merger, dated March 6, 1998, by and between PriCellular and American Cellular, as amended (the "Merger Agreement"). See "The Merger."

  New Management. American Cellular's management has extensive experience in various communications businesses. As a group they have been owners of and managed two cellular holding companies, managed and operated what was at the time the largest paging operation in the U.S. and developed paging companies in South America.

  Prior to forming American Cellular, Messrs. Fujii and McTernan were the founding principals of MLC Industries, Inc. ("MLC"), a management company responsible for the construction, maintenance, operations and financial control of ACME Paging L.P. ("ACME"), a large multinational paging operation which they founded in 1994. Messrs. Fujii and McTernan developed paging companies in Brazil, Argentina and Colombia.

  Equity Investors. A group of institutional investors led by Spectrum Equity Investors II ("Spectrum") and Providence Equity Partners ("PEP") has invested $350 million in the Company in the form of equity in connection with the financing of the Merger (the "Equity Contribution"). Other Equity Investors include: Sandler Investment Partners, Triumph Partners, Tandem Wireless Investments, First Union Capital Partners, HarbourVest Partners, Trident Capital Management, KECALP (an affiliate of Merrill Lynch), Toronto Dominion Investments (an affiliate of TD Securities (USA) Inc.), SG Capital Partners (an affiliate of Societe Generale), and Generation Capital Partners.

  American Cellular's principal executive offices are at 1375 East Woodfield Road, Suite 700, Schaumburg, Illinois 60173.

  Sources and Uses. The Company will not receive any cash proceeds from the exchange of the Private Notes for the Exchange Notes pursuant to the Exchange Offer. The following table sets forth the approximate sources and uses of funds in connection with the financing of the Merger as of June 30, 1998:

                                                                      AMOUNT
                                                                   -------------
                                                                   (IN MILLIONS)
   SOURCES OF FUNDS:
     Cash on hand................................................    $   51.4
     Credit Facility:
       Revolving Credit Facility (a).............................        66.0
       Term Loans................................................       850.0
     Private Notes (b)...........................................       282.8
     Redeemable Preferred Stock..................................       323.0
     Common Stock................................................        25.1
     Interest Income.............................................         2.3
                                                                     --------
       Total Sources of Funds....................................    $1,600.6
                                                                     ========
   USES OF FUNDS:
     Cash Merger consideration (c)...............................    $  791.0
     Repayment of net existing indebtedness (d)..................       594.1
     Debt Tender Offer Payments (e)..............................        71.9
     Restricted Escrow Investment (b)............................        82.4
     Fees and expenses...........................................        47.3
     Working capital.............................................         9.8
     Severance costs.............................................         4.1
                                                                     --------
       Total Uses of Funds.......................................    $1,600.6
                                                                     ========

--------
(a) The Revolving Credit Facility provides for total borrowings of up to $150 million. Borrowings under the Credit Facility may be increased by up to $250 million upon request of American Cellular Wireless LLC ("American Wireless"), a direct wholly-owned subsidiary of American Cellular, and consent of a majority of lenders. The $66 million balance includes approximately $16 million of accrued Merger Consideration paid subsequent to June 30, 1998 through borrowings on the Revolving Credit Facility.

(b) Approximately $82.4 million of the proceeds from the Notes were used to purchase the Pledged Securities to pay the first six scheduled interest payments on the Notes (unless already paid) at the stated interest rate.

(c) Represents the Merger consideration paid to the PriCellular stockholders (reflecting that all of PriCellular's 10 3/4% Senior Subordinated Convertible Discount Notes due 2004 (the "Convertible Notes") were converted into common stock), reduced by the estimated proceeds from the exercise of certain warrants and options.

(d) Represents the funds required to repay total existing indebtedness of the Company. In connection with the Merger, the Company purchased (the "Debt Tender Offers") the 10 3/4% Senior Notes due 2004 (the "10 3/4% Notes") of PriCellular Wireless Corporation ("Wireless"), the 12 1/4% Senior Subordinated Discount Notes due 2003 (the "12 1/4% Notes") of Wireless and the 14% Senior Subordinated Discount Notes due 2001 (the "14% Notes") of Wireless (collectively, the "Old Notes"). See "The Merger--Debt Tender Offers and Solicitations."

(e) Includes amounts for the consent solicitation fees associated with the Debt Tender Offers.

                               THE EXCHANGE OFFER

The Exchange Offer.......... The Company is offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Private Notes that are properly tendered and accepted. The Company will issue Exchange Notes on or promptly after the Expiration Date. There is $285,000,000 aggregate principal amount of Private Notes outstanding. See "The Exchange Offer--Purpose of the Exchange Offer."

                             Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a Holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and Prospectus delivery provisions of the Securities Act; provided that the Holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer--Resale of the Exchange Notes."

Registration Rights
 Agreement.................. The Private Notes were sold by the Company on May
                             13, 1998 to Merrill Lynch & Co., TD Securities and Wasserstein Perella Securities, Inc. (collectively, the "Initial Purchasers") pursuant to a Purchase Agreement, dated May 6, 1998, by and among the Company and the Initial Purchasers (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into the Registration Rights Agreement, which grants the Holders of the Private Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer. See "The Exchange Offer--Termination of Certain Rights."

Expiration Date............. The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on           , 1998, unless the
                             Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer--Expiration Date; Extensions; Amendments."

Accrued Interest on the
 Exchange Notes and the
 Private Notes.............. The Exchange Notes will bear interest from and including the date of issuance of the Private Notes (May 13, 1998). Holders whose

                             Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes. See "The Exchange Offer--Interest on the Exchange Notes."

Conditions to the Exchange
 Offer...................... The Exchange Offer is subject to certain customary conditions that may be waived by the Company. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Private Notes being tendered for exchange. See "The Exchange Offer--Conditions."

Procedures for Tendering
 Private Notes.............. Each Holder of Private Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private Notes and any other required documentation to Chase Manhattan Bank and Trust Company, National Association, as exchange agent (the "Exchange Agent"), at the address set forth herein. By executing the Letter of Transmittal, the Holder will represent to and agree with the Company that, among other things, (i) the Exchange Notes to be acquired by such Holder of Private Notes in connection with the Exchange Offer are being acquired by such Holder in the ordinary course of its business, (ii) if such Holder is not a broker-dealer, such Holder is not currently participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes, (iii) if such Holder is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes, such Holder will comply with the registration and Prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters (see "The Exchange Offer--Resale of Exchange Notes"), (iv) such Holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such Holder in exchange for Private Notes acquired by such Holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by
                             Item 507 or Item 508, as applicable, of
                             Regulation S-K of the Commission and (v) such Holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the Holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such Holder will be required to acknowledge in the Letter of Transmittal that such Holder will deliver a Prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a Prospectus, such Holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--Procedures for Tendering."

Special Procedures for
 Beneficial Owners.......... Any beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer-- Procedures for Tendering."

Guaranteed Delivery
 Procedures................. Holders of Private Notes who wish to tender their
                             Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer--Guaranteed Delivery Procedures."

Acceptance of the Private
 Notes and Delivery of the
 Exchange Notes............. Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange any and all Private Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Withdrawal Rights........... Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. See "The
                             Exchange Offer--Withdrawal of Tenders."

Material Federal Income Tax
 Considerations............. For a discussion of certain material federal income tax considerations relating to the exchange of the Exchange Notes for the Private Notes, see "Material Federal Income Tax Considerations."

Exchange Agent.............. Chase Manhattan Bank and Trust Company, National
                             Association is serving as the Exchange Agent in connection with the Exchange Offer.

                               THE EXCHANGE NOTES

  The Exchange Offer applies to $285.0 million aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes, except that (i) the exchange will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) Holders of the Exchange Notes will not be entitled to certain rights of Holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of Exchange Notes."

Notes....................... $285.0 million aggregate principal amount of the
                             Company's 10 1/2% Senior Notes due 2008.

Company..................... American Cellular Corporation.

Maturity Date............... May 15, 2008.

Interest Payment Dates...... The Exchange Notes will bear interest at the rate of 10 1/2% per annum, and such interest will be payable semi-annually in arrears of May 15 and November 15, commencing on November 15, 1998.

Optional Redemption......... The Exchange Notes are redeemable for cash at any time on or after May 15, 2003, at the option of the Company, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to May 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Public Equity Offerings or Strategic Equity Offerings at a redemption price equal to 110.5% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption; provided that not less than 65% of the aggregate principal amount of Notes originally issued remain outstanding immediately after such redemption.

Change of Control........... Upon the occurrence of a Change of Control, each holder of the Exchange Notes may require the Company to repurchase all or a portion of such holder's Exchange Notes at a purchase price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase.
                             See "Description of Exchange Notes--Certain
                             Covenants --Repurchase of Notes at the Option of the Holder Upon a Change of Control."

Ranking..................... There is no guarantee of the Notes. The Exchange
                             Notes are unsecured (except as described under "--Security"), unsubordinated obligations of the Company ranking senior to all subordinated Indebtedness of the Company and pari passu in right of payment to all other existing and future Indebtedness of the Company. Since the business operations of the Company will be conducted through its subsidiaries, the Exchange Notes will be effectively subordinated to all existing and future liabilities

                             (including trade payables) of the Company's subsidiaries. The Exchange Notes will also be effectively subordinated to secured Indebtedness of the Company as to the assets securing such Indebtedness. As of June 30, 1998, the Company (without its subsidiaries) had no Indebtedness outstanding other than the Private Notes and the Company's guarantee under the Credit Facility. In addition, as of June 30, 1998, the aggregate principal amount of Indebtedness of the Company's subsidiaries was approximately $916 million (excluding intercompany indebtedness and including accrued Merger Consideration).

Security.................... Pursuant to the pledge and escrow agreement (the
                             "Pledge and Escrow Agreement"), the Company purchased and pledged to the Trustee the Pledged Securities as security for the benefit of the holders of the Notes in an amount sufficient to provide for payment in full of the first six scheduled interest payments (unless already paid) due on the Notes at the stated interest rate.

Certain Covenants........... The Indenture contains certain restrictive covenants, including covenants with respect to the following matters: (i) limitation on incurrence of additional indebtedness; (ii) limitation on restricted payments; (iii) limitation on restricting subsidiary dividends;
                             (iv) limitation on transactions with related persons; (v) limitation on issuances of guarantees of indebtedness; (vi) limitation on asset sales and sales of subsidiary stock; (vii) limitation on liens; (viii) limitation on merger, sale or consolidation; (ix) limitation on lines of business; and (x) limitation on sale and issuance of subsidiary stock. See "Description of Exchange Notes--Certain Covenants."

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  The following table sets forth certain summary historical financial data for the Company. American Cellular was formed on February 26, 1998 to acquire the stock of PriCellular, which is considered to be the predecessor to American Cellular. The historical financial data for American Cellular are derived from the audited financial statements for the period ended March 31, 1998 and the unaudited financial statements for the period ended June 30, 1998. The historical financial data for PriCellular are derived from the audited consolidated financial statements for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 and the unaudited financial statements for the periods ended June 30, 1998 and 1997. The financial data as of June 30, 1998 and for the periods ended June 30, 1998 and 1997 are unaudited, but have been prepared on the same basis as the audited financial data. The results of operations for the periods ended June 30, 1998 are not necessarily indicative of the results to be expected for the full fiscal year.

  The unaudited pro forma statement of operations and other data gives effect to (i) the Merger, (ii) the Equity Contribution, the Credit Facility and the Private Offering and the application of the net proceeds therefrom (collectively, the "Merger Financings"), (iii) the Debt Tender Offers and the repayment or conversion of all existing Indebtedness of PriCellular, and (iv) the purchase of TN-4 RSA by PriCellular, as if each transaction had occurred on January 1, 1997 ((i) through (iv) collectively, the "Transactions," all of which comprise the "pro forma basis"). The financial information for TN-4 RSA as of and for the period ended December 31, 1997 precedes TN-4 RSA's acquisition by PriCellular and is based on the books and records of TN-4 RSA and has not been audited.

  The following table should be read in conjunction with "--Sources and Uses of Funds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Information" and the financial statements, including in each case the notes thereto, included elsewhere in this Prospectus.

                                AMERICAN CELLULAR                                      PRICELLULAR (PREDECESSOR)
                  ------------------------------------------------  ---------------------------------------------------
                      PRO FORMA (A)             HISTORICAL                                     HISTORICAL
                  ---------------------- -------------------------  ---------------------------------------------------
                    SIX                  PERIOD FROM      THREE
                   MONTHS                FEBRUARY 26,    MONTHS     SIX MONTHS ENDED
                   ENDED     YEAR ENDED  1998 THROUGH     ENDED         JUNE 30,                          YEAR ENDED
                  JUNE 30,  DECEMBER 31,   JUNE 30,     JUNE 30,    ------------------  -------------------------------
                    1998        1997         1998         1998        1998      1997      1997      1996       1995
                  --------  ------------ ------------  -----------  --------  --------  --------  ---------  ---------
                                              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SUBSCRIBER DATA)
STATEMENT OF
 OPERATIONS
 DATA:
Operating
 revenues.......  $116,182   $ 196,264   $       --    $       --   $116,182  $ 78,738  $181,000  $ 112,616  $  41,504
Cost of cellular
 service........    28,423      52,344           --            --     28,423    20,643    48,691     29,571     10,694
Cost of
 equipment
 sold...........     5,365      13,875           --            --      5,365     5,642    12,841     10,073      4,951
                  --------   ---------   -----------   -----------  --------  --------  --------  ---------  ---------
Gross margin....    82,394     130,045           --            --     82,394    52,453   119,468     72,972     25,859
Selling, general
 and
 administrative..   30,230      56,705           --            --     30,230    23,710    53,485     34,502     16,512
Depreciation and
 amortization...    30,857      53,865           --            --     18,751    14,296    28,759     19,537     10,337
Non-recurring
 charges........       --          --          4,077         4,077     4,889       --        --         --         --
                  --------   ---------   -----------   -----------  --------  --------  --------  ---------  ---------
Operating income
 (loss).........    21,307      19,475        (4,077)       (4,077)   28,524    14,447    37,224     18,933       (990)
Gain (loss) on
 sale of
 investments in
 cellular
 operations.....       --          --            --            --       (133)    8,424     8,423     (1,401)    11,598
Interest
 expense, net...   (50,541)   (100,078)       (1,834)       (1,867)  (36,187)  (29,511)  (62,528)   (42,201)   (18,839)
Other income
 (expense),
 net............     1,510       3,250           --            --      1,510     1,625     3,250      1,626        520
                  --------   ---------   -----------   -----------  --------  --------  --------  ---------  ---------
Income (loss)
 before income
 taxes..........   (27,724)    (78,353)       (5,911)       (5,944)   (6,286)   (5,015)  (13,631)   (23,043)    (7,711)
Income tax......       --          --            --             13       --        --        --         --         --
                  --------   ---------   -----------   -----------  --------  --------  --------  ---------  ---------
Net income
 (loss).........  $(27,724)  $ (78,353)  $    (5,911)  $    (5,931) $ (6,286) $ (5,015) $(13,631) $ (23,043) $  (7,711)
                  ========   =========   ===========   ===========  ========  ========  ========  =========  =========
Ratio of
 earnings to
 combined fixed
 charges and
 preferred stock
 dividends (c)..       --          --            --            --        --        --        --         --         --
Deficiency of
 earnings to
 combined fixed
 charges and
 preferred stock
 dividends (c)..  $(47,224)  $(117,353)  $    (5,911)  $    (5,931) $ (9,643) $ (8,255) $(20,171) $ (29,221) $  (7,711)
CASH FLOW DATA:
Net cash
 provided by
 (used in)
 operating
 activities.....       n/a         n/a   $    (1,921)  $    (2,154) $ 13,440  $ 12,166  $ 49,026  $  39,371  $   4,110
Net cash used in
 investing
 activities.....       n/a         n/a   $(1,485,073)  $(1,485,073) $(82,114) $ (6,600) $(36,284) $(200,969) $(204,353)
Net cash
 provided by
 (used in)
 financing
 activities.....       n/a         n/a   $ 1,495,949   $ 1,470,949  $ 58,777  $(16,062) $(51,749) $ 138,518  $ 278,276
OTHER OPERATING
 DATA:
EBITDA which
 excludes non-
 recurring
 charges and
 gain (loss) on
 sale of
 investments in
 cellular
 operations.....       n/a         n/a   $    (4,077)  $    (4,077) $ 53,674  $ 30,368  $ 69,233  $  40,096  $   9,867
EBITDA margin...       n/a         n/a           --            --       46.2%     38.6%     38.3%      35.6%      23.8%
Capital
 expenditures...  $ 22,009   $  26,483           --            --   $ 22,009  $ 11,165  $ 25,717  $  29,470  $   6,794
Ending
 subscribers
 (e)............   302,678     261,991           --            --    302,678   208,609   250,441    150,328     78,227
Ending
 penetration
 (f)............       5.9%        5.1%          --            --        5.9%      4.1%      5.2%       3.8%       2.2%
Ending net pops
 (in millions)..       5.2         5.2           --            --        5.2       4.9       4.8        3.9        3.6
Churn (g).......       1.4%        1.6%          --            --        1.4%      1.6%      1.5%       1.6%       2.0%
Average monthly
 revenue per
 subscriber (h).. $     68   $      73   $       --    $       --   $     68  $     64  $     72  $      82  $     107
                    1994       1993
                  ----------- -----------
STATEMENT OF
 OPERATIONS
 DATA:
Operating
 revenues.......  $   5,209   $ 3,809
Cost of cellular
 service........      1,892       835
Cost of
 equipment
 sold...........        814       255
                  ---------   -------
Gross margin....      2,503     2,719
Selling, general
 and
 administrative..     6,005     1,659
Depreciation and
 amortization...      2,720     1,695
Non-recurring
 charges........        --        --
                  ---------   -------
Operating income
 (loss).........     (6,222)     (635)
Gain (loss) on
 sale of
 investments in
 cellular
 operations.....      6,819    11,986
Interest
 expense, net...     (1,940)     (271)
Other income
 (expense),
 net............        (97)     (464)(b)
                  ---------   -------
Income (loss)
 before income
 taxes..........     (1,440)   10,616
Income tax......        --        --
                  ---------   -------
Net income
 (loss).........  $  (1,440)  $10,616
                  =========   =======
Ratio of
 earnings to
 combined fixed
 charges and
 preferred stock
 dividends (c)..        --       22.7
Deficiency of
 earnings to
 combined fixed
 charges and
 preferred stock
 dividends (c)..  $  (1,440)      --
CASH FLOW DATA:
Net cash
 provided by
 (used in)
 operating
 activities.....  $    (831)  $(1,848)
Net cash used in
 investing
 activities.....  $(130,350)  $15,044
Net cash
 provided by
 (used in)
 financing
 activities.....  $ 176,355   $18,918)
OTHER OPERATING
 DATA:
EBITDA which
 excludes non-
 recurring
 charges and
 gain (loss) on
 sale of
 investments in
 cellular
 operations.....  $  (3,599)  $   621
EBITDA margin...      (69.1)%    16.3%
Capital
 expenditures...  $   3,013   $   205
Ending
 subscribers
 (e)............     17,344     9,886
Ending
 penetration
 (f)............       0.95%     0.53%
Ending net pops
 (in millions)..        1.8       1.8
Churn (g).......        2.7%      3.2%
Average monthly
 revenue per
 subscriber (h).. $     123   $   156

                                                            AMERICAN CELLULAR
                                                           ---------------------
                                                            JUNE 30,   MARCH 31,
                                                              1998       1998
                                                           ----------  ---------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital ......................................... $   39,418   $25,020
 Net fixed assets.........................................    154,313       --
 Total assets.............................................  1,524,966    25,233
 Long-term debt...........................................  1,198,446       --
 Total liabilities........................................  1,227,167       213
 Common stockholders' equity (deficit)....................    (25,201)   25,020

--------
(a) Pro forma for (i) the Merger, (ii) the Merger Financings, (iii) the Debt Tender Offers and the repayment or conversion of all other existing Indebtedness of PriCellular and (iv) the purchase of the TN-4 RSA, as if each transaction had occurred on January 1, 1997. See "Unaudited Pro Forma Financial Information."
(b) Extraordinary loss on early extinguishment of debt of $172 is shown as part of other income (expense), net.
(c) The ratio of earnings to combined fixed charges and preferred stock dividends is determined by dividing the sum of income (loss) before income taxes, interest expense, and a portion of rent expense representative of interest by the sum of interest expense, a portion of the rent expense representative of interest and the preferred stock dividend requirement.
(d) EBITDA represents net income (loss) before interest expense, interest income, income taxes, depreciation and amortization, non-recurring charges and gain (loss) on sale of investments in cellular operations. The Company has included EBITDA because it understands that EBITDA is commonly used by certain investors to evaluate a company's performance in the cellular telephone industry. EBITDA is not intended to be a performance measure and should not be regarded as an alternative to either operating income or net income as an indicator of operating performance or to cash flows as a measure of liquidity. Furthermore, EBITDA is not a GAAP-based financial measure, and it should not be considered as an alternative to GAAP-based measures of financial performance such as net income or cash flows. In addition, EBITDA as determined by the Company may not be comparable to related or similar measures as reported by other companies and do not represent funds available for discretionary use.
(e) Each billable telephone number in service represents one subscriber, not including test, demonstration or other telephone numbers for which payment is not expected.
(f) Represents the ratio of ending subscribers to the estimated total net population of owned Systems.
(g) Represents the average of the monthly churn rates during the periods presented. Churn equals the ratio of disconnected monthly subscribers to average monthly subscribers.
(h) Represents the ratio of total monthly service revenues to average monthly subscribers.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, prospective investors should carefully consider all of the information contained in this Prospectus and, in particular, should evaluate the following risk factors. Certain statements in this Prospectus that are not historical fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, the following:

LEVERAGE AND DEBT SERVICE

  As a result of the Offering and the Merger, the Company is highly leveraged. The proceeds of the Merger Financings were used to (i) fund payment of the cash consideration in the Merger, (ii) repay or repurchase certain indebtedness of PriCellular and Wireless (including the Old Notes purchased in the Debt Tender Offers), (iii) pay the fees and expenses incurred in connection with the Merger, the Merger Financings and any other transactions contemplated by the Merger Agreement and (iv) purchase the Pledged Securities. See "Use of Proceeds."

  As of June 30, 1998, the Company's consolidated long-term indebtedness was approximately $1.2 billion, a level substantially greater than the Company's pre-Merger consolidated long-term indebtedness. Such high leverage may have important consequences for the Company, including: (i) the Company's ability to obtain additional financing for future acquisitions (if any), working capital, capital expenditures or other purposes may be impaired or any such financing may not be on terms favorable to the Company; (ii) a substantial portion of the Company's cash flow available from operations after satisfying certain liabilities arising in the ordinary course of business will be dedicated to the payment of principal of and interest on its indebtedness, thereby reducing funds that would otherwise be available to the Company for future business opportunities and other purposes; (iii) a substantial decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements or force it to modify its operations; (iv) high leverage may place the Company at a competitive disadvantage and may make it vulnerable to a downturn in its business or the economy generally; and (v) certain of the Company's borrowings will be at variable rates of interest, which could cause the Company to be vulnerable to increases in such interest rates. See "The Merger" and "Unaudited Pro Forma Financial Information."

  If the Company is unable to comply with all of the covenants under the Credit Facility, including financial covenants, the Company will be in default under the Credit Facility, which may require accelerated repayment of amounts outstanding thereunder and which may constitute an Event of Default under the Exchange Notes. Any failure by the Company to obtain additional financing on favorable terms (including through borrowings under the Credit Facility or any replacement credit facility), when and as needed to successfully implement its business strategy, could result in the delay or abandonment of some or all of the Company's plans, which could materially adversely affect the Company's business, prospects, operating results and ability to service its indebtedness, including the Exchange Notes. In addition, upon a payment default or a default under any financial maintenance covenant under the Credit Facility, the Company's subsidiaries will not be able to pay dividends to the Company. Such dividends are expected to be the only source of funds for the payment of interest on the Exchange Notes after the first six interest payments (which will be satisfied from the Pledged Securities).

EXPECTATION OF FUTURE NET LOSSES

  Since its formation, the Company has concentrated on the acquisition, exchange, construction, initial operation and development of cellular telephone systems. The Company has operated cellular telephone systems since 1989; however, it has acquired all of its existing Systems between April 1994 and January 1998. On the pro forma basis, the Company would have incurred a net loss of $27.7 million for the six months ended June 30, 1998 and $78.4 million for the year ended December 31, 1997. American Cellular expects to report net losses for at least the next two years due to interest and non-cash charges such as depreciation and amortization. There can be no assurance that in future periods the Company's operations will generate sufficient earnings to pay its obligations.

RISKS ASSOCIATED WITH POTENTIAL GENERAL ECONOMIC DOWNTURN

  In the past few years the domestic economy has been growing on a consistent basis. One feature of this growth has been strong demand by consumers for products and services, including cellular telephone service. To the extent the general health of the United States economy declines from levels of the past years, or to the extent consumers fear such a decline is imminent, consumers may reduce their expenditures for goods and services, including those offered by the Company. To the extent that the Company's customers use their cellular phones in connection with business and other travel and such travel is reduced as a result of a general economic downturn or for other reasons, the Company's revenues can be expected to be significantly reduced. A substantial decline in the Company's revenues could have a material adverse impact on the Company's business, prospects, operating results and ability to service its indebtedness, including the Notes.

HOLDING COMPANY STRUCTURE; STRUCTURAL SUBORDINATION

  The Exchange Notes will be unsubordinated obligations of the Company ranking senior to all subordinated Indebtedness of the Company and pari passu in right of payment to all other existing and future Indebtedness of the Company. Since the business of the Company will be conducted through its subsidiaries, the Exchange Notes will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries. As of June 30, 1998, the Company (without its subsidiaries) had no Indebtedness outstanding other than the Private Notes and the Company's guarantee under the Credit Facility. In addition, as of June 30, 1998, the aggregate amount of Indebtedness of the Company's subsidiaries was approximately $916 million (excluding intercompany indebtedness and including accrued Merger Consideration). Because the Exchange Notes are not secured by any assets (other than the Pledged Securities), in the event of a dissolution, bankruptcy, liquidation or reorganization of any of the subsidiaries of the Company, holders of the Exchange Notes may receive less ratably than the creditors of the subsidiaries. See "Capitalization" and "Unaudited Pro Forma Financial Information."

  The Company is dependent on the cash flow of its subsidiaries to meet its obligations, including the payment of interest and principal obligations on the Exchange Notes when due. Accordingly, the Company's ability to make principal, interest and other payments to holders of the Exchange Notes when due is dependent on the receipt of sufficient funds from its subsidiaries. Receipt of such funds will be restricted by the terms of existing and future indebtedness of its subsidiaries, including the Credit Facility. Under the Credit Facility, the Company's subsidiaries will be able to pay dividends to the Company to make interest payments on the Exchange Notes unless a payment default or any default under any financial maintenance covenant under the Credit Facility shall have occurred and be continuing or would arise as a result thereof. Dividends from the Company's subsidiaries are expected to be the only source of funds for the payment of interest on the Exchange Notes after the first six interest payments (which will be satisfied from the Pledged Securities). The terms of any other indebtedness of the Company's Subsidiaries may also contain similar restrictions. See "Description of Credit Facility."

RISK ASSOCIATED WITH NEW MANAGEMENT ACHIEVING OBJECTIVES IN TIMELY MANNER

  In connection with the consummation of the Merger, the former President and Chief Executive Officer of PriCellular resigned and no longer has any material affiliation with the Company. John Fujii, currently a principal with MLC, was appointed the Company's Chief Executive Officer, and Brian McTernan, also currently a principal with MLC, was appointed the Company's President. Although Messrs. McTernan and Fujii each has more than 15 years of experience in the telecommunications industry, neither of them has had any experience managing the operations of the Company. If the Company's executive officers do not achieve their management objectives in a timely manner, the Company's business, prospects, operating results and ability to service its indebtedness, including the Notes, may be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL

  The Company continues to expound a decentralized management philosophy, whereby most day-to-day operating decisions are delegated to the local system managers. The Company's affairs will therefore continue to be managed by a small number of corporate management personnel, the loss of any of whom could have an adverse impact on the Company. The success of the Company's operations and expansion strategy depends on its ability to retain and to expand its staff of qualified personnel in the future. The Company does not have any employment contracts with corporate management personnel.

OTHER COMMITMENTS OF SENIOR MANAGEMENT

  In connection with their responsibilities as officers of MLC, certain members of the Company's senior management, specifically Brian McTernan, John Fujii and James Walter, have commitments to manage the affairs of ACME Paging L.P. ("Acme"), a large multinational paging operation which was founded in 1994 and has operations in South America. Acme is not affiliated with the Company. Acme's day-to-day operations are primarily managed by individuals headquartered in South America, and MLC employs staff members in the U.S. who are dedicated exclusively to Acme and who have no responsibilities to the Company. Since the Merger, Messrs. McTernan, Fujii and Walter have, on average, collectively spent approximately 15 to 20% of their professional time providing corporate-level management services for Acme. These individuals believe, however, that the amount of time they collectively will devote in the future to managing Acme will vary, and may from time to time increase, sometimes significantly. The principal factors that may result in an increased time commitment are recent adverse changes in the economy in South America, Acme's annual budgeting process, which is typically completed during November and December, and the possible sale of Acme by its investors. Due to the uncertainties inherent in these factors and in managing a business like Acme, Messrs. McTernan, Fujii and Walter are presently unable to make a quantifiable determination of the amount of their time they will dedicate to managing Acme. However, Mr. Fujii believes he will continue to devote substantially all of his professional time to the affairs of the Company, and Messrs. McTernan and Walter believe they will continue to devote the substantial majority of their professional time to the affairs of the Company, and that all three of these members of the Company's senior management team will not turn their attention to Acme simultaneously. Since the Merger, the Company has hired additional members of its senior management team whose responsibilities are dedicated exclusively to the Company. Senior management of the Company believes there will not be a material adverse impact on the business, prospects or results of operations of the Company resulting from the responsibilities of Messrs. McTernan, Fujii and Walter to co-manage Acme. Despite this, there can be no assurances that any continued or prolonged attention to the affairs of Acme by Messrs. McTernan, Fujii and Walter will not have a material adverse effect on the Company.

COMPETITION

 Other Cellular Providers

  The Company competes with one other cellular licensee in each of its cellular markets, most of which are larger and have greater financial resources than the Company, as well as paging companies and landline telephone service providers. Current policies of the FCC authorize only two licensees to operate cellular systems in each market, and the Company expects there will continue to be competition from the other licensee authorized to service each cellular market in which the Company operates. Competition for subscribers between cellular licensees is based principally upon the services and enhancements offered, the technical quality of the cellular system, customer service, system coverage and capacity and price.

 PCS Providers

  As a result of recent regulatory and legislative initiatives, the Company's cellular operations are subject to increased competition from entities using or proposing to use other comparable communications technologies. The FCC currently is licensing commercial PCS. The FCC identified two categories of
PCS: broadband and narrowband. PCS is not a specific technology, but a variety of potential technologies that could compete with cellular telephone systems. For example, the broadband PCS systems licensed to operate in the 2 GHz band provide wireless two-way telecommunications services for voice, data, graphic and other transmissions. Equipment used for broadband PCS includes small, lightweight and wireless telephone handsets, computers that can communicate over the airwaves wherever they are located, and portable facsimile machines and other graphic devices. Many PCS systems have commenced operations in the last two years. When a PCS system employs microcell technology, as is common, it uses a network of small, low-powered transceivers placed throughout a neighborhood, business complex, community or metropolitan area to provide customers with mobile and portable voice and data communications. Many PCS licensees who will compete with the Company have access to substantial capital resources. In addition, many of these companies, or their predecessors and affiliates, already operate large cellular telephone systems and thus bring significant wireless experience to this new marketplace. To date, the Company has experienced little impact from PCS competition. However, there can be no assurance of the long-term effect these new PCS may have on the Company.

 Other Technology Providers

  Enhanced Specialized Mobile Radio ("ESMR") is a two-way wireless communications service that incorporates characteristics of cellular technology, including multiple low-power transmitters and interconnection with the landline telephone network. ESMR service may compete with cellular service by providing digital communication technology, lower rates, enhanced privacy and additional features such as electronic mail and built-in paging.

  The Company may also face competition from satellite-based services. Satellite-based services are distance-insensitive and are therefore not subject to the geographic constraints facing the Company and its terrestrial-based competitors. There are currently a number of "low-earth-orbit" satellites in operation, which will also be able to provide voice and data services to end users in the Company's service areas. In addition, other companies with financially capable investors have been licensed or are seeking licenses to provide services by satellite that could also provide competition to the Company.

  The Company is unable to predict whether such competing technologies will be successful and, if successful, whether any will provide significant competition for the Company. There can be no assurance, however, that one or more of the technologies currently used by the Company in its business will not become inferior or obsolete at some time in the future.

RISKS ASSOCIATED WITH ACQUISITIONS

  In January 1998, the Company acquired from Bachtel Liquidity, L.P., an affiliate of Bachow & Associates, Inc., the TN-4 RSA which contains approximately 264,000 Pops for approximately $73 million in cash (subject to adjustments). This RSA, adjacent to three MSAs, including Knoxville, TN, is located south of the Company's Kentucky Cluster. The Company will be subject to risks that new Systems and existing Systems which have been acquired in the past will not perform as expected and that the returns from such Systems will not support the indebtedness incurred to acquire, or the capital expenditures needed to develop, such Systems.

  The Company may expand its current clusters through the acquisition of properties and target for purchase other small to mid-sized MSAs and strategic RSAs that it believes are undervalued, underdeveloped or that possess traits indicative of potentially high cellular usage and superior financial performance. There can be no assurance, however, that the Company will seek to acquire or be successful in acquiring any of these Systems.

  The Company is subject to risks that the Systems acquired and to be acquired in any future acquisitions will not perform as expected and that the returns from such Systems will not support the indebtedness incurred to acquire, or the capital expenditure needed to develop, the Systems. In addition, expansion of the Company's operations may place a significant strain on the Company's management, financial and other resources. The Company's ability to manage future growth will depend upon its ability to monitor operations, control costs, maintain effective quality controls and significantly expand the Company's internal management, technical and accounting systems, all of which will result in higher operating expenses. A failure to expand these areas or to implement and improve such systems, procedures and controls in an efficient manner and at a pace consistent with the growth of the Company's business could have a material adverse effect on the Company's business, prospects, operating results and ability to service its indebtedness, including the Notes. In addition, the integration of acquired Systems with existing operations will entail considerable expenses in advance of anticipated revenue and may cause substantial fluctuations in the Company's operating results. This will involve, among other things, integration of switching, transmission, technical, sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some of which may be incompatible with the Company's existing systems. In addition, telecommunications providers generally experience higher customer and employee turnover rates during and after an acquisition. There can be no assurance that the Company will be able to successfully integrate the Systems acquired and to be acquired in any future acquisitions or any other businesses it may acquire or that any such acquired business will not experience high employee or customer turnover rates after such acquisition.

RAPID TECHNOLOGICAL CHANGES

  The telecommunications industry is subject to rapid and significant changes in technology, including advancements protected by intellectual property laws. In particular, the wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, the availability of new radio frequency spectrum allocations in which to develop wireless services, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements, and changes in end-user requirements and preferences. There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly access rates may continue to decline. The effect of technological changes on the business of the Company cannot be predicted, and there can be no assurance that technological developments will not have a material adverse effect on the Company.

RELIANCE ON USE OF THIRD-PARTY SERVICE MARK

  The Company currently uses the registered service mark CELLULARONE(R) to market the services of its non-wireline Systems. The Company's use of this service is governed by five-year contracts between the Company and Cellular One Group, the owner of the service mark. Such contracts expire on various dates and each is renewable at the option of the Company for three additional five-year terms, subject to the attainment of certain customer satisfaction ratings. Under these agreements, the Company has agreed to meet a consistent set of operating and service quality standards for its cellular service areas. If these agreements were not renewed upon expiration or if the Company were to fail to meet the applicable operating or service quality standards, and therefore was no longer permitted to use the CELLULARONE service mark, the Company's ability both to attract new subscribers and retain existing subscribers could be materially impaired. In addition, if for some reason beyond the Company's control, the name CELLULARONE were to suffer diminished marketing appeal, the Company's ability both to attract new subscribers and retain existing subscribers could be materially impaired.

REGULATORY CONSIDERATIONS

  The licensing, construction, operation, sale and acquisition of cellular and PCS systems are regulated by the FCC. In addition, certain aspects of cellular operations may be subject to public utility regulation in the state in which the service is provided. The ongoing operations of the Company may require permits, licenses and other authorization from regulatory authorities (including but not limited to the FCC) not now held by the Company. There can be no assurance that the applicable regulatory authority including, without limitation, the FCC, will grant such authorizations and approvals in a timely manner, if at all.

  Changes in regulation, such as increased price regulation or deregulation of interconnection arrangements, could adversely affect the Company's financial condition and operating results. Under the FCC rules, licenses for cellular systems are generally issued for ten-year terms. Although a licensee may apply for renewal and, under certain circumstances, may be entitled to a renewal expectancy, renewal is not automatic. The Company's renewal applications may be subject to petitions to deny or competing applications. Therefore, no assurance can be given that any license will be renewed.

  Many aspects of the regulations affecting the Company have recently been impacted by the enactment of the Telecommunications Act of 1996 (the "Telecom Act") and are currently the subject of administrative rulemakings that are significant to the Company. Neither the outcome of these rulemakings nor their impact upon the cellular telephone industry or the Company can be predicted at this time. However, certain provisions of the new statute relating to interconnection, telephone number portability, equal access and resale could subject the Company to additional costs and increased competition. In addition, the FCC has initiated a rulemaking proceeding to implement provisions of the Telecom Act to ensure that wireless handsets and other technological equipment are accessible to people with disabilities.

  From time to time, legislation that potentially could affect the Company, either beneficially or adversely, is proposed by federal or state legislators. There can be no assurance that legislation will not be enacted by the federal or state governments, or that regulations will not be adopted or actions taken by the FCC or state regulatory authorities that might adversely affect the business of the Company. Changes such as the allocation by the FCC of radio spectrum for services that compete with the Company's business could adversely affect the Company's business, prospects, operating results or ability to service its indebtedness, including the Notes.

FLUCTUATIONS IN MARKET VALUE OF LICENSES

  A substantial portion of the Company's assets consists of its interests in cellular licenses. While there currently exists a market for the purchase and sale of cellular licenses, including those in the Company's markets, such a market may not exist in the future or the values obtainable may be significantly lower than at present. The future value of the Company's interests in its cellular licenses will depend significantly upon the success of the Company's business. The transfer of interest in such licenses is subject to prior FCC approval, which may have the effect of reducing the value of the license. As a consequence, a significant reduction in the market value of the Company's cellular licenses could result in a loss upon any sale thereof.

EQUIPMENT FAILURE; NATURAL DISASTER

  The Company currently carries "business interruption" insurance and the Company expects to carry similar insurance; however, a major equipment failure or a natural disaster affecting any one of the Company's central switching offices or certain of its cell sites could have a material adverse effect on the Company's business, prospects, operating results or ability to service its indebtedness, including the Exchange Notes.

RADIO FREQUENCY EMISSION CONCERNS

  Media reports have suggested that certain radio frequency ("RF") emissions from portable cellular telephones may be linked to cancer and interfere with heart pacemakers and other medical devices. Concerns over RF emissions and interference may have the effect of discouraging the use of cellular telephones, which could have an adverse effect upon the Company's business. During the past two years, the FCC has updated its guidelines and methods for evaluating the environmental effects of RF emissions. The updated guidelines generally are more stringent than the previous rules, based on recommendations of federal health and safety agencies, including the Environmental Protection Agency and Food and Drug Administration. However, the Company does not believe these guidelines will have a material impact on the Company's operations. Among the guidelines are limits for specific absorption rate for evaluation of certain hand-held devices such as cellular telephones, as well as guidelines for the evaluation of cellular transmitting facilities. The Company believes that the cellular telephones currently marketed and generally used, as well as the Company's transmitting facilities, comply with the new standards. Moreover, the FCC preempted state and local government regulation of cellular and other personal wireless services facilities based on RF environmental effects to the extent that such facilities comply with the FCC's rules concerning such RF emissions. Potential interference to medical devices involves primarily digital transmissions rather than analog. Industry, government and medical experts have been conducting tests and developing methods for reducing or eliminating such interference.

CHANGE OF CONTROL

  The Indenture provides that upon the occurrence of any Change of Control the Company will be required to make an offer to purchase all of the Exchange Notes then outstanding under the Indenture at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase. The Credit Facility contains a change of control provision, and future credit or other borrowing agreements may contain similar restrictions. The Company's unavailability of sufficient cash may not allow the Company to honor its repurchase obligation to the holders of Exchange Notes upon a Change of Control or otherwise prior to their stated maturity, which would constitute an event of default thereunder. See "Description of the Exchange Notes--Certain Covenants."

  If a Change of Control were to occur, it is unlikely that the Company would be able to both repurchase all of the Exchange Notes and repay all of its obligations under other indebtedness that would become payable upon the occurrence of such Change of Control, unless it could obtain alternate financing. There can be no assurance that the Company would be able to obtain any such financing on commercially reasonable terms or at all, and consequently no assurance can be given that the Company would be able to purchase any of the Exchange Notes tendered pursuant to a Change of Control Offer (as defined under "Description of Exchange Notes--Certain Covenants-- Repurchase of Notes at the Option of the Holder Upon a Change of Control").

OPERATING COSTS DUE TO ANTI-FRAUD MEASURES

  Like most companies in the cellular industry, the Company incurs costs associated with unauthorized use of its network. Fraud impacts interconnection costs, capacity costs, administrative costs, costs incurred for fraud prevention and payments to other carriers for unbillable fraudulent roaming. The Company intends to continue to aggressively monitor the Company's exposure to incidents of cellular fraud. Even so, there can be no assurance that the Company will not incur substantial costs due to fraud. In addition, while the costs of the Company's anti-fraud measures have not been significant in the past, there can be no assurance that these costs will not become substantial in the future.

COVENANT RESTRICTIONS

  The instruments governing the indebtedness of the Company under the Credit Facility and the Notes impose significant operating and financial restrictions on the Company. Such restrictions affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, pay dividends, repay indebtedness prior to stated maturities, sell assets, make investments, engage in transactions with stockholders and affiliates, issue capital stock, create liens, or engage in mergers or acquisitions. In addition, the Credit Facility requires the Company to maintain certain financial ratios. These restrictions could also limit the ability of the Company to effect future financings, make needed capital expenditures, withstand a future downturn in the Company's business or the economy in general, or otherwise conduct necessary corporate activities. A failure by the Company to comply with these restrictions could lead to a default under the terms of such indebtedness notwithstanding the ability of the Company to meet its debt service obligations. In the event of a default, the holders of such indebtedness could elect to declare all such indebtedness to be due and payable together with accrued and unpaid interest. In such event, a significant portion of the Company's other indebtedness (including the Exchange Notes) may become immediately due and payable and there can be no assurance that the Company would be able to make such payments or borrow sufficient funds from alternative sources to make any such payment. Even if additional financing could be obtained, there can be no assurance that it would be on terms that are acceptable to the Company.

SECURITY INTEREST OF LENDERS UNDER CREDIT FACILITY

  The Company has pledged as security the equity interest in American Wireless to the lenders under the Credit Facility. The pledge of such equity interest in American Wireless could impair the Company's ability to obtain future financing on favorable terms, if at all. Further, in the event American Wireless were to default on its obligations under the Credit Facility and the Lenders were to foreclose upon such pledged equity interest in American Wireless, the Company, as the holding company of American Wireless, would likely be unable to service or repay its indebtedness, including the Exchange Notes. See "Description of Credit Facility."

FRAUDULENT CONVEYANCE

  Management of the Company believes that the indebtedness represented by the Notes is being incurred for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information, after the consummation of the Merger, the Company will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. See "--Leverage and Debt Service." Notwithstanding management's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, the Company was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (a) void all or a portion of the Company's obligations to the holders of the Notes, the effect of which would be that the holders of the Notes may not be repaid in full and/or (b) subordinate the Company's obligations to the holders of the Notes to other existing and future indebtedness of the Company to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes.

YEAR 2000

  The Company has reviewed the possible effect of the Year 2000 on the computer systems currently in use, including the software that is an integral part of the Company's switches and the related billing information. The Company does not believe that any significant financial expenditure or investment is expected to be required to make any modifications that may become necessary. Additionally, the Company is in the process of reviewing the status of Year 2000 compliance by its suppliers. At this time the Company is unable to predict whether its third-party billing provider or its principal sources of purchased or leased cellular equipment have made sufficient modifications to address the potential problems of the Year 2000 software shortcomings on their computer systems. Any additional costs of this nature, to the extent they are passed on to the Company or affect or delay the Company's business, bill collection or cellular equipment installation, could have a material adverse effect upon the Company's business or results of operations.

FAILURE TO EXCHANGE PRIVATE NOTES

  The Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, Holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any Holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and Prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own accounts in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

ABSENCE OF A PUBLIC MARKET

  The Exchange Notes have no established trading market and will not be listed on any securities exchange. The Initial Purchasers have advised the Company that they intend to make a market in the Exchange Notes as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so, and may discontinue any such market making activities at any time without notice. In addition, such market making activity may be limited during the Exchange Offer. Therefore, there can be no assurance that an active market for the Exchange Notes will develop. If a trading market develops for the Exchange Notes future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities and the performance of the Company. In addition, based on such factors, the Notes may trade at a discount from their initial offering price. See "The Exchange Offer" and "Plan of Distribution."

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Private Notes were sold by the Company on May 13, 1998 (the "Closing Date") to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently sold the Private Notes to "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A. As a condition to the sale of the Private Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement on May 13, 1998. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes ("Registration Statement") within 60 days after the closing of the Merger, (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 120 days after the closing of the Merger, (iii) to keep such Registration Statement effective until the closing of the Exchange Offer, and (iv) to cause the Exchange Offer to be consummated within 150 days of the closing of the Merger. Promptly after the Registration Statement has been declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Private Notes. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Exchange Offer Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

  With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a Holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such Holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a Prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any Holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such Holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and Prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) Holders of the Exchange Notes will not be entitled to any of the rights of Holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

  As of the date of this Prospectus, $285.0 million in aggregate principal amount of the Private Notes is outstanding. Only a registered Holder of the Private Notes (or such Holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered Holders of the Private Notes entitled to participate in the Exchange Offer.

  Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Private Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

  Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time on
            , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, and (ii) mail to the registered Holders an announcement thereof which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

  The Company reserves the right, in its reasonable discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered Holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a Prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest at a rate equal to 10 1/2% per annum. Interest on the Exchange Notes will be payable semi-annually in arrears on each May 15 and November 1, commencing November 15, 1998. Holders of Exchange Notes will receive interest on November 15, 1998 from the date of initial issuance of the Private Notes, plus an amount equal to the accrued interest on the Private Notes from the date of initial delivery to the date of exchange thereof for Exchange Notes. Holders of Private Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

PROCEDURES FOR TENDERING

  Only a registered Holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, either
(i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described below.

  The tender by a Holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17d-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered Holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Private Notes.

  If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Private Notes.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

  While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each Holder of Private Notes will represent to the Company that, among other things, (i) Exchange Notes to be acquired by such Holder of Private Notes in connection with the Exchange Offer are being acquired by such Holder in the ordinary course of the respective business of such Holder, (ii) such Holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) if such Holder is a resident of the State of California, it falls under the self-executing institutional investor exemption set forth under Section 25102(i) of the Corporate Securities Law of 1968 and Rules 260.102.10 and 260.105.14 of the California Blue Sky Regulations, (iv) if such Holder is a resident of the Commonwealth of Pennsylvania, it falls under the self-executing institutional investor exemption set forth under Sections 203(c), 102(d) and (k) of the Pennsylvania Securities Act of 1972, Section 102.111 of the Pennsylvania Blue Sky Regulations and an interpretive opinion dated November 16, 1985, (v) such Holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and Prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (vi) such Holder understands that a secondary resale transaction described in clause (v) above and any resales of Exchange Notes obtained by such Holder in exchange for Private Notes acquired by such

Holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (vii) such Holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the Holder is a broker-dealer that will receive Exchange Notes for such Holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such Holder will be required to acknowledge in the Letter of Transmittal that such Holder will deliver a Prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a Prospectus, such Holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

  If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the Holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering Holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Private Notes by causing the Depositary to transfer such Private Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to 5:00 P.M. on the Expiration Date.

  To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

  If the Company determines in its reasonable discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Private Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a Prospectus supplement that will be distributed to the registered Holders of the Private Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

TERMINATION OF CERTAIN RIGHTS

  All rights under the Registration Rights Agreement (including registration rights) of Holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such Holders (including any broker-dealers) and certain parties related to such Holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any Holder of a transfer-restricted Private Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Private Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Private Notes by broker-dealers for a period of up to 120 days from the Expiration Date and (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of up to 180 days after the Expiration Date.

ADDITIONAL INTEREST

  In the event of a Registration Default (as defined in the Registration Rights Agreement), the interest rate borne by the Notes shall be increased by one-quarter of one percent per annum upon the occurrence of each Registration Default, which rate (as increased as aforesaid) will increase by one-quarter of one percent each 90-day period that such additional interest continues to accrue under any such circumstance, with an aggregate maximum increase in the interest rate equal to one percent per annum. Following the cure of all Registration Defaults the accrual of additional interest ("Additional Interest") will cease and the interest rate will revert to the original rate.

  Holders of Transfer Restricted Securities will be required to make certain representations to the Company in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Transfer Restricted Securities included in the Shelf Registration Agreement and benefit from the provisions regarding Additional Interest set forth above.

EXCHANGE AGENT

  Chase Manhattan Bank and Trust Company, National Association has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

      By Registered or Certified Mail:                      By Hand Delivery:
  Chase Manhattan Bank and Trust Company,        Chase Manhattan Bank and Trust Company,
            National Association                           National Association
         c/o Chase Manhattan Bank                       c/o Chase Manhattan Bank
  55 Water Street, Second Floor, Room 234        55 Water Street, Second Floor, Room 234
         New York, New York 10041                       New York, New York 10041
         Attention: Carlos Esteves                      Attention: Carlos Esteves
          By Overnight Delivery:                              By Facsimile:
  Chase Manhattan Bank and Trust Company,                    (212) 638-7380
            National Association
         c/o Chase Manhattan Bank                         Confirm by Telephone:
  55 Water Street, Second Floor, Room 234                    (212) 638-0828
         New York, New York 10041
         Attention: Carlos Esteves

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $150,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

CONSEQUENCE OF FAILURES TO EXCHANGE

  Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

  For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

                                  THE MERGER

  The following is a summary of the structure of the Merger. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

STRUCTURE OF THE MERGER

  Pursuant to the Merger Agreement, American Cellular merged with and into PriCellular on June 25, 1998 (the "Merger Date") with PriCellular as the surviving corporation in the Merger. The surviving corporation in the Merger is operating under the name American Cellular Corporation. At the effective time of the Merger, by virtue of the Merger, (i) each issued and outstanding share of (x) Class A Common Stock, par value $0.01 per share of PriCellular ("PriCellular Class A Shares"), and (y) Class B Common Stock, par value $0.01 per share, of PriCellular, was converted into the right to receive $14.00 in cash, without interest, and (ii) each issued and outstanding share of PriCellular Series A Preferred Stock was converted into the right to receive the product of the Merger Consideration and the number of PriCellular Class A Shares into which each such share of PriCellular Series A Preferred Stock was convertible. As a result of these transactions, the surviving corporation succeeded to American Cellular's obligations under the Indenture and is the primary obligor of the Notes.

FINANCING OF THE MERGER

  A total of approximately $1.5 billion was required to pay the consideration to PriCellular stockholders in the Merger, repay indebtedness of PriCellular and Wireless (including the purchase of Old Notes in the Debt Tender Offers), pay the related fees and expenses, and purchase the Pledged Securities. See "Summary--The Merger--Sources and Uses of Funds." The sources of funding for the Merger and the related transactions were the Credit Facility, the Equity Contribution and the Offering.

  In connection with the Merger, a subsidiary of American Cellular borrowed approximately $900 million under the $1.0 billion Credit Facility, comprised of an $850 million term loan facility and a $150 million revolving credit facility. Merrill Lynch Capital and an affiliate of TD Securities (USA), Inc. provided the Company with the Credit Facility. Approximately $16 million of accrued Merger Consideration was paid subsequent to June 30, 1998 through borrowings on the Revolving Credit Facility. See "Description of Credit Facility."

  In addition, American Cellular received the $350 million Equity Contribution from the Equity Investors pursuant to the Stock Purchase Agreement, as amended (the "Stock Purchase Agreement"). On the Merger Date, the Company loaned approximately $1.0 million to each of Messrs. Fujii and McTernan to purchase a portion of the Series A Preferred Stock. American Cellular has also issued shares of its Class B Common Stock to certain employees. See "Management-- Management Incentive Plan" and "Certain Relationships and Related Transactions."

DEBT TENDER OFFERS AND SOLICITATIONS

  In connection with the Merger, American Cellular purchased in connection with the Debt Tender Offers all of the outstanding Old Notes of Wireless to eliminate the interest expense associated with the Old Notes. Pursuant to consent solicitations which were made in order to enhance the operating and financial flexibility of the Company, American Cellular received the required number of consents from the holders of the Old Notes to eliminate most of the restrictive covenants contained in the indentures governing the Old Notes and to amend certain other provisions contained in such indentures. The Company entered into supplemental indentures effecting such changes.

CONVERTIBLE NOTES

  All of the Convertible Notes, which were convertible into PriCellular Class A Shares at $9.94 per share, were converted into PriCellular Class A Shares prior to the consummation of the Merger and, therefore, received the Merger Consideration of $14.00 per share.

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds from the Exchange Offer. The net proceeds from the Private Offering, which were approximately $272.5 million after deducting discounts, commissions and estimated fees and expenses incurred in connection therewith, were used to finance the Merger.

  The following table sets forth the approximate sources and uses of funds in connection with the Merger, the Debt Tender Offers and the Merger Financings as of June 30, 1998:

                                                                      AMOUNT
                                                                   -------------
                                                                   (IN MILLIONS)
   SOURCES OF FUNDS:
     Cash on hand.................................................   $   51.4
     Credit Facility:
       Revolving Credit Facility (a)..............................       66.0
       Term Loans.................................................      850.0
     Private Notes (b)............................................      282.8
     Redeemable Preferred Stock...................................      323.0
     Common Stock.................................................       25.1
     Interest Income..............................................        2.3
                                                                     --------
       Total Sources of Funds.....................................   $1,600.6
                                                                     ========
   USES OF FUNDS:
     Cash Merger Consideration (c)................................   $  791.0
     Repayment of net existing indebtedness (d)...................      594.1
     Debt Tender Offer Payments (e)...............................       71.9
     Restricted Escrow Investment (b).............................       82.4
     Fees and expenses............................................       47.3
     Working capital..............................................        9.8
     Severance costs..............................................        4.1
                                                                     --------
       Total Uses of Funds........................................   $1,600.6
                                                                     ========

--------
(a) The Revolving Credit Facility provides for total borrowings of up to $150 million. Borrowings under the Credit Facility may be increased by up to $250 million upon request of American Wireless and consent of a majority of the lenders thereunder. The $66 million balance includes approximately $16 million of accrued Merger Consideration paid subsequent to June 30, 1998 through borrowings on the Revolving Credit Facility.

(b) Approximately $82.4 million of the proceeds from the Notes were used to purchase the Pledged Securities to pay the first six scheduled interest payments on the Notes (unless already paid) at the stated interest rate.

(c) Represents the Merger Consideration paid to the PriCellular stockholders (reflecting that all of PriCellular's 10 3/4% Senior Subordinated Convertible Discount Notes due 2004 (the "Convertible Notes") were converted into common stock), reduced by the estimated proceeds from the exercise of certain warrants and options.

(d) Represents the funds required to repay total existing indebtedness of the Company. In connection with the Merger, American Cellular purchased (the "Debt Tender Offers") the 10 3/4% Senior Notes due 2004 (the "10 3/4% Notes") of Wireless, the 12 1/4% Senior Subordinated Discount Notes due 2003 (the "12 1/4% Notes") of Wireless and the 14% Senior Subordinated Discount Notes due 2001 (the "14% Notes") of Wireless (collectively, the "Old Notes"). See "The Merger--Debt Tender Offers and Solicitations."

(e) Includes amounts for the consent solicitation fees associated with the Debt Tender Offers.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The unaudited pro forma financial information presented herein gives effect to (i) the Merger, (ii) the Merger Financings, (iii) the Debt Tender Offers and the repayment or conversion of all other existing Indebtedness of PriCellular and (iv) the purchase of the TN-4 RSA by PriCellular in January 1998. The pro forma financial information is based on the historical financial statements of American Cellular and PriCellular, although the financial information for TN-4 RSA as of and for the period ended December 31, 1997 precedes the acquisition of the TN-4 RSA by PriCellular and is based upon the books and records of the TN-4 RSA and has not been audited or reviewed.

  The acquisition of PriCellular by American Cellular has been accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair values, which are subject to further adjustment based upon appraisals and other analyses, with appropriate recognition given to the effect of the Issuer's borrowing rates and income tax rates. The Company believes that no material adjustments from the preliminary estimates to final accounts are expected. As certain of the PriCellular stockholders remained stockholders of American Cellular, in accordance with generally accepted accounting principles, the step-up in value of the assets has been limited.

  The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 1998 and for the year ended December 31, 1997 give effect to the Transactions as if they had been consummated on January 1, 1997.

  The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable at the time made. The unaudited pro forma condensed combined financial statements do not purport to present the results of operations of the Company had the Merger occurred on the date specified, nor are they necessarily indicative of the results of operations that may be achieved in the future.

                         AMERICAN CELLULAR CORPORATION

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                 (In thousands)

                                    HISTORICAL
                               ---------------------
                               AMERICAN               PRO FORMA
                               CELLULAR  PRICELLULAR ADJUSTMENTS    PRO FORMA
                               --------  ----------- -----------    ---------
Revenues...................... $   --     $116,182         --       $ 116,182
Costs and expenses:
  Cost of cellular service....     --       28,423         --          28,423
  Cost of equipment sold......     --        5,365         --           5,365
  Selling, general and
   administrative.............     --       30,230         --          30,230
  Depreciation and
   amortization...............     --       18,751      12,106 (a)     30,857
  Non-recurring charges.......   4,077       4,889      (8,966)(b)        --
                               -------    --------    --------      ---------
                                 4,077      87,658       3,140         94,875
                               -------    --------    --------      ---------
Operating income (loss).......  (4,077)     28,524      (3,140)        21,307
Other income (expense):
  Interest expense net........  (3,990)    (37,757)    (11,200)(c)    (52,947)
  Interest income.............   2,156       1,570      (1,320)(d)      2,406
  Other income, net...........     --        1,377         133 (f)      1,510
                               -------    --------    --------      ---------
                                (1,834)    (34,810)    (12,387)       (49,031)
                               -------    --------    --------      ---------
Net loss......................  (5,911)     (6,286)    (15,527)       (27,724)
Preferred stock dividends and
 accretion....................     --        3,357      16,143 (e)     19,500
                               -------    --------    --------      ---------
Net loss applicable to common
 stock........................ $(5,911)   $ (9,643)   $(31,670)     $ (47,224)
                               =======    ========    ========      =========

                         AMERICAN CELLULAR CORPORATION

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (In thousands)

                                      HISTORICAL
                                 --------------------   PRO FORMA
                                 PRICELLULAR TN-4 RSA  ADJUSTMENTS    PRO FORMA
                                 ----------- --------  -----------    ---------
Revenues........................  $181,000   $15,264          --      $ 196,264
Costs and expenses:
  Cost of cellular service......    48,691     3,653          --         52,344
  Cost of equipment sold........    12,841     1,034          --         13,875
  Selling, general and
   administrative...............    53,485     3,220          --         56,705
  Depreciation and
   amortization.................    28,759       894       24,212 (a)    53,865
                                  --------   -------    ---------     ---------
                                   143,776     8,801       24,212       176,789
                                  --------   -------    ---------     ---------
Operating income................    37,224     6,463      (24,212)       19,475
Other income (expense):
  Gain on sale of investments in
   cellular operations..........     8,423       --        (8,423)(f)       --
  Interest expense..............   (67,392)   (2,051)     (36,446)(c)  (105,889)
  Interest income...............     4,864       142         (195)(d)     4,811
  Other income, net.............     3,250       --           --          3,250
                                  --------   -------    ---------     ---------
                                   (50,855)   (1,909)     (45,064)      (97,828)
                                  --------   -------    ---------     ---------
Net income (loss)...............   (13,631)    4,554      (69,276)      (78,353)
Preferred stock dividends and
 accretion......................     6,540       --        32,460 (e)    39,000
                                  --------   -------    ---------     ---------
Net income (loss) applicable to
 common stock...................  $(20,171)  $ 4,554    $(101,736)    $(117,353)
                                  ========   =======    =========     =========

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                            (Dollars in thousands)

  For purposes of determining the pro forma effect of the Transactions on American Cellular's consolidated statements of operations for the six months ended June 30, 1998 and the year ended December 31, 1997, the following pro forma adjustments have been made.

                                                                    YEAR ENDED
                                                  SIX MONTHS ENDED DECEMBER 31,
                                                   JUNE 30, 1998       1997
                                                  ---------------- ------------
 (a)  Increase in depreciation of fixed
       assets and amortization of intangible
       assets resulting from the purchase
       price allocation:
         Fixed assets--depreciated over
         7 years............................          $  2,644       $  5,289
         Subscriber list--amortized over
         3 years............................             1,872          3,744
         Goodwill--amortized over 40 years..             7,590         15,179
                                                      --------       --------
                                                      $ 12,106       $ 24,212
                                                      ========       ========

  The fixed assets, subscriber list and goodwill adjustments are based on the increases to historical cost pursuant to purchase accounting divided by the lives noted above.

 (b)  Elimination of non-recurring charges
       incurred in connection with the
       Merger:
         Legal and other professional fees..          $ (4,889)      $    --
         Stay-on bonuses....................            (4,077)           --
                                                      --------       --------
                                                      $ (8,966)      $    --
                                                      ========       ========

  The legal and professional fees incurred by PriCellular during the six months ended June 30, 1998 represent costs related to pursuing the sale of PriCellular to American Cellular. These costs included legal, broker, and investment banker fees incurred with the successful transaction and were, therefore, directly related to the Merger. Accordingly, to reflect ongoing operations, these sale expenses were eliminated.

  The stay-on bonuses were amounts paid by American Cellular to retained employees subsequent to the Merger to entice employees to remain with the Company during the transition period. As these costs relate directly to the Merger, they were also eliminated.

 (c)  Interest expense and amortization of
       deferred financing costs on the
       following:
         Private and Exchange Notes.........          $(14,963)      $(29,925)
         Term Loans at 7.375% to 8.5%.......           (33,344)       (66,688)
         Revolving Credit Facility at
         7.375%.............................            (2,434)        (4,868)
         Amortization of deferred financing
         costs..............................            (2,206)        (4,408)
         Elimination of existing interest
         expense............................            41,747         69,443
                                                      --------       --------
                                                      $(11,200)      $(36,446)
                                                      ========       ========
 (d)  Interest earned on treasury securities
       placed in escrow, based on actual
       interest rates ranging from 5.50% to
       6.375%...............................          $  2,406       $  4,811
      Loss of interest income due to zero
       cash balance.........................            (3,726)        (5,006)
                                                      --------       --------
                                                      $ (1,320)      $   (195)
                                                      ========       ========
 (e)  Preferred stock dividend on the
       Company's redeemable preferred stock
       at 12%...............................          $ 19,500       $ 39,000
      Elimination of PriCellular preferred
       stock dividends......................            (3,357)        (6,540)
                                                      --------       --------
                                                      $ 16,143       $ 32,460
                                                      ========       ========
 (f)  Elimination of the (gain) loss on sale
       of investments in cellular
       operations...........................          $    133       $ (8,423)
                                                      ========       ========

                            SELECTED FINANCIAL DATA

  The Company acquired all of its existing Systems (excluding minority interests) between April 1994 and January 1998. The following selected historical financial data is not necessarily indicative of future results of operations. The selected financial data set forth below for American Cellular and PriCellular for the periods ended June 30, 1998 and 1997 is unaudited. The PriCellular selected financial data for the years ended December 31, 1997, 1996 and 1995 and as of December 31, 1997 and 1996, is derived from, and qualified by reference to, the audited consolidated financial statements included elsewhere herein. The PriCellular selected financial data for the years ended December 31, 1994 and 1993 and as of December 31, 1995, 1994 and 1993 are derived from audited consolidated financial statements not included elsewhere herein. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                              AMERICAN CELLULAR                     PRICELLULAR (PREDECESSOR)
                          ------------------------- ----------------------------------------------------------------
                          PERIOD FROM
                          FEBRUARY 26, THREE MONTHS SIX MONTHS ENDED
                          1998 THROUGH    ENDED         JUNE 30,                      YEAR ENDED
                            JUNE 30,     JUNE 30,   -----------------  ---------------------------------------------
                              1998         1998       1998     1997      1997      1996     1995     1994     1993
                          ------------ ------------ --------  -------  --------  --------  -------  -------  -------
                                                         (Dollars in thousands)
STATEMENT OF OPERATIONS
 DATA:
 Operating revenues.....    $   --       $   --     $116,182  $78,738  $181,000  $112,616  $41,504  $ 5,209  $ 3,809
 Cost of cellular
  service...............        --           --       28,423   20,643    48,691    29,571   10,694    1,892      835
 Cost of equipment
  sold..................        --           --        5,365    5,642    12,841    10,073    4,951      814      255
                            -------      -------    --------  -------  --------  --------  -------  -------  -------
 Gross margin...........        --           --       82,394   52,453   119,468    72,972   25,859    2,503    2,719
 Selling, general and
  administrative........        --           --       30,230   23,710    53,485    34,502   16,512    6,005    1,659
 Depreciation and
  amortization..........        --           --       18,751   14,296    28,759    19,537   10,337    2,720    1,695
 Non-recurring charges..      4,077        4,077       4,889      --        --        --       --       --       --
                            -------      -------    --------  -------  --------  --------  -------  -------  -------
 Operating income
  (loss)................     (4,077)      (4,077)     28,524   14,447    37,224    18,933     (990)  (6,222)    (635)
 Gain (loss) on sale of
  investments in
  cellular operations...        --           --         (133)   8,424     8,423    (1,401)  11,598    6,819   11,986
 Interest expense, net..     (1,834)      (1,867)    (36,187) (29,511)  (62,528)  (42,201) (18,839)  (1,940)    (271)
 Other income (expense),
  net...................        --           --        1,510    1,625     3,250     1,626      520      (97)    (464)(a)
                            -------      -------    --------  -------  --------  --------  -------  -------  -------
Income (loss) before
 income taxes...........     (5,911)      (5,944)     (6,286)  (5,015)  (13,631)  (23,043)  (7,711)  (1,440)  10,616
Income tax..............        --            13         --       --        --        --       --       --       --
                            -------      -------    --------  -------  --------  --------  -------  -------  -------
Net income (loss).......    $(5,911)     $(5,931)   $ (6,286) $(5,015) $(13,631) $(23,043) $(7,711) $(1,440) $10,616
                            =======      =======    ========  =======  ========  ========  =======  =======  =======
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends (b)..........        --           --          --       --        --        --       --       --      22.7
Deficiency of earnings
 to combined fixed
 charges and preferred
 stock dividends (b)....    $(5,911)     $(5,931)   $ (9,643) $(8,255) $(20,171) $(29,221) $(7,711) $(1,440)     --

                           AMERICAN
                           CELLULAR           PRICELLULAR (PREDECESSOR)
                          ----------  ------------------------------------------
                                                  AS OF DECEMBER 31,
                          AS OF JUNE  ------------------------------------------
                           30, 1998     1997     1996     1995     1994    1993
                          ----------  -------- -------- -------- -------- ------
                                             (In thousands)
BALANCE SHEET DATA:
 Working capital
  (deficit).............  $   39,418  $ 44,518 $ 89,749 $116,415 $ 26,488 $ (139)
 Net fixed assets.......     154,313   104,854   73,327   52,041   26,144    389
 Total assets...........   1,524,966   747,656  735,816  544,766  215,744  6,755
 Long-term debt.........   1,198,446   568,323  524,517  315,216  113,683  4,000
 Total liabilities......   1,227,167   613,476  555,897  339,038  137,508  4,680
 Stockholders' equity
  (deficit).............     (25,201)  134,180  179,919  205,728   78,236  2,075

-------
(a) Extraordinary loss on early extinguishment of debt of $172 is shown as part of other income (expense), net.
(b) The ratio of earnings to combined fixed charges and preferred stock dividends is determined by dividing the sum of income (loss) before income taxes, interest expense, and a portion of rent expense representative of interest by the sum of interest expense, a portion of the rent expense representative of interest, and the preferred stock dividend requirement.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the "Selected Financial Data" and the financial statements, including notes thereto, of American Cellular and PriCellular appearing elsewhere in this Prospectus. Certain information in this section includes forward-looking statements. Such forward-looking statements relate to the Company's financial condition, results of operations, expansion plans and business. Actual results could differ materially from the forward-looking statements due to, among other things, the risks and uncertainties noted under the heading "Risk Factors" in this Prospectus.

GENERAL

  The following is a discussion and analysis of the historical results of operations and financial condition of American Cellular and PriCellular and factors affecting the Company's financial resources. This discussion should be read in conjunction with American Cellular's and PriCellular's financial statements, including the notes thereto, included in this Registration Statement.

RESULTS OF OPERATIONS OF AMERICAN CELLULAR

  On June 25, 1998, American Cellular acquired PriCellular pursuant to an Agreement and Plan of Merger dated March 6, 1998, for approximately $1.5 billion. The acquisition was recorded in accordance with the purchase method of accounting. The cost of the acquisition was allocated to the tangible and intangible assets and liabilities assumed based on their respective fair values.

  PriCellular had been partially owned (6.39%) by a group of investors, which also own approximately 27.2% of American Cellular (the 6.39% is considered to be the continuing ownership interest). The cost to acquire the continuing ownership interest in the net assets of PriCellular in excess of the predecessor basis ($44.4 million) has been reflected as a reduction of stockholders' equity of American Cellular pursuant to generally accepted accounting principles.

  The results of operations of American Cellular will include the operations of PriCellular from June 30, 1998, the normal month-end closing of PriCellular. The results of operations of American Cellular will not differ materially than if the actual closing date of the Merger had been used. Accordingly, through June 30, 1998, the results of operations of American Cellular only include the results of various financing transactions executed in contemplation of the Merger.

  Non-recurring charges of approximately $4.1 million relate to the severance payments to PriCellular employees made in connection with the Merger. Interest expense on the Private Notes issued May 13, 1998 was approximately $4.0 million through June 30, 1998. Interest income on the Private Notes proceeds, including restricted escrow investments and cash, was approximately $2.2 million. American Cellular's net loss was approximately $5.9 million for the period from February 26, 1998 (date of formation) through June 30, 1998.

RESULTS OF OPERATIONS OF PRICELLULAR

 General

  The current three-month period ending June 30, 1998 reflects the continuing financial growth of the Company's operations. Net subscriber additions approximated 17,400 for the current quarter compared to 21,500 net additions in the second quarter of 1997. The Company ended the current period with approximately 303,000 subscribers resulting in penetration of 5.85% compared to approximately 208,609 subscribers and a penetration rate of 4.1% at June 30, 1997. Churn for the Company continued its improvement ending the current quarter at a rate of 1.4% compared to 1.6% for last year's three month period.

  Except for the acquisition of the TN-4 RSA in January 1998 and non-recurring charges relating to the merger of American Cellular into PriCellular, the financial results of the Company and PriCellular are substantially comparable.

 Three months ended June 30, 1998 compared with three months ended June 30,
1997

  Revenues for the quarter ended June 30, 1998 increased to $65.5 million (consisting of cellular service revenues of $61.7 million, equipment sales revenues of $1.6 million and other revenues of $2.2 million) from $43.2 million (consisting of cellular service revenues of $40.3 million, equipment sales revenues of $1.2 million and other revenue of $1.7 million). The significant increase in the subscriber base, which generated additional monthly revenue and increased air time revenue, is the primary reason for the increase. In addition, roaming revenues increased.

  Total expenses for the quarter ended June 30, 1998 increased to $46.8 million (consisting of cost of cellular service of $15.6 million, cost of equipment sold of $2.8 million, selling, general and administrative expenses of $15.7 million, depreciation and amortization of $10.2 million and non-recurring charges of $2.5 million) from $34.5 million of operating expenses for the quarter ended June 30, 1997 (consisting of cost of cellular service of $11.4 million, cost of equipment sold of $3.2 million, selling, general and administrative expenses of $12.4 million and depreciation and amortization of $7.5 million). The primary factor contributing to the increase in expenses is the increase in the volume of revenue due to the growth of the business. On a percentage basis the cost of cellular service represents 25% of cellular revenue for the current three month period and 28% of cellular revenue for the prior three month period. Operating expenses consisting of the cost of cellular service, the cost of equipment sold and selling, general and administrative expenses increased by $7.1 million, but as a percentage of total revenue decreased from 62% for the quarter ending June 30, 1997 to 52% for the current quarter. Selling, general and administrative expenses include selling and marketing expenses which accounted for 39.0% and 47.4% of the total balance for the three months ended June 30, 1998 and 1997, respectively. The declining percentage reflects the leveraging of these expenses against increasing revenues. Non-recurring charges represent primarily legal and professional fees incurred relating to the Merger.

  Interest expense, net increased to $18.3 million from $14.8 million due to PriCellular's issuance of $60 million of a Senior Secured Reducing Revolver at an effective rate of approximately 7.7% in January 1998, a reduction in the amount of interest earned resulting from the lower cash balances for the current three months and higher interest expense for the discounted indebtedness outstanding as their balances approach the face value of the Notes.

 Six months ended June 30, 1998 compared with six months ended June 30, 1997

  Revenues for the six months ended June 30, 1998 increased to $116.2 (consisting of cellular service revenues of $109.4 million, equipment sales revenues of $2.9 million and other revenues of $3.9 million) from $78.7 million (consisting of cellular service revenues of $72.9 million, equipment sales revenues of $2.3 million and other revenues of $3.5 million).

  Total operating expenses for the six months ended June 30, 1998 increased to $87.7 million (consisting of cellular service of $28.4 million, cost of equipment sold of $5.4 million, selling, general and administrative expenses of $30.2 million, depreciation and amortization of $18.8 million and non-recurring charges of $4.9 million) from $64.3 million (consisting of cost of cellular service of $20.6 million, cost of equipment sold of $5.7 million, selling, general and administrative expenses of $23.7 million and depreciation and amortization of $14.3 million). Selling, general and administrative expenses include selling and marketing expenses which accounted for 40.4% and 47.2% of the total balance for the six months ended June 30, 1998 and 1997, respectively. The declining percentage reflects the leveraging of these expenses against increasing revenues.

  Interest expense, net increased to $36.2 million from $29.5 million due to PriCellular's issuance of $60 million of a Senior Secured Reducing Revolver at an effective rate of approximately 7.7% in January 1998, a reduction in the amount of interest earned resulting from the lower cash balances for the current six months and higher interest expense for the discounted indebtedness outstanding as their balances approach the face value of the Notes.

  The first six months of 1997 included a gain from the sale of cellular properties of $8.4 million resulting from the sale of the Florence AL MSA and AL1-B RSA as well as revenue earned directly from covenants not to compete of $1.6 million in both 1998 and 1997.

 Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

  Operating revenue increased from $112.6 million in 1996 (consisting of $105.2 million of cellular service, $3.4 million of equipment sales and $4.0 million of other) to $181.0 million in 1997 (consisting of $168.4 million of cellular service, $5.4 million of equipment sales and $7.2 million of other). The primary reason for the increase in cellular service revenue and equipment sales is the addition of the Kentucky Cluster, the WI-4 RSA and the WI-5 RSA in 1997 and the fact that Poughkeepsie, NY-6, and WV-3 markets were acquired over the course of 1996 and therefore generated a full year of revenue in 1997 but were included for only part of the year in 1996.

  Total costs and expenses increased from $93.7 million in 1996 (consisting of $29.6 million for cellular service, $10.1 million for cost of equipment sold, $34.5 million for selling, general and administrative and $19.5 million for depreciation and amortization) to $143.8 million in 1997 (consisting of $48.7 million for cellular service, $12.8 million for cost of equipment sold, $53.5 million for selling, general and administrative and $28.8 for depreciation and amortization). The increases are principally a result of the markets added in 1996 and 1997 as stated above. Selling, general and administrative expenses include selling and marketing expenses which accounted for 47.6% and 48.4% of the total balance for the years ended December 31, 1997 and 1996, respectively. The declining percentage reflects the leveraging of these expenses against increasing revenues.

  The increase in interest expense from $47.1 million in 1996 to $67.4 million in 1997 is a result of a full year's worth of interest on PriCellular's $170.0 million of 10% Notes issued in November 1996, compared to only one and one-half months in 1996.

  The gain on sale of investments in cellular operations resulted from the sale in January 1997 of the Florence AL MSA and AL-1B RSA ("Florence License"). In 1996, the net loss resulted from the sale of the AL-4 RSA ($1.6 million loss) and the sale of the MI-2 RSA ($1.6 million loss) offset by the sale of minority Pops ($1.8 million gain).

  Other income increased to $3.3 million in 1997 from $1.6 million in 1996 principally due to the amortization of the covenant not to compete associated with the sale of the Florence License in January 1997.

 Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

  Operating revenues increased from $41.5 million in 1996 (consisting of cellular revenues of $38.8 million, equipment sales of $1.7 million and other revenues of $1.0 million) to $112.6 million in 1996 (consisting of cellular revenues of $105.2 million, equipment sales of $3.4 million and other revenues of $4.0 million). The significant increase in cellular revenues and equipment sales resulted from properties added in 1996 which were not present in 1995 including the addition of the New York Cluster and significant additions to the Mid-Atlantic Cluster and Upper Midwest Cluster in the latter half of 1995 for which a full year of revenue was earned in 1996. The increase in other revenue from $1.0 million in 1995 to $4.0 million in 1996 is principally a function of the inclusion of the guaranteed preferential distributions from a joint venture agreement with SBC Corporation for a full year in 1996 ($3.4 million) compared to only one month in 1995 ($275,000) partially offset by the income recorded in 1995 from the management of the AL-4 RSA ($755,000) which is not present in 1996.

  Total costs and expenses rose from $42.5 million for 1995 to $93.7 million for 1996. The increase is principally a result of the factors stated above, new markets in 1996 for which no expenses were incurred in 1995 and the addition in 1995 toward the latter part of the year of a significant number of markets which therefore have a full year of expenses for 1996 but less than six months of expenses for 1995.

  The results of these factors is an increase in the cost of cellular service to $29.6 million in 1996 from $10.7 million in 1995, an increase to $10.1 million in 1996 for the cost of equipment sold from $5.0 million in

1995 and an increase in selling, general and administrative expenses to $34.5 million in 1996 from $16.5 million in 1995. The Company's aggressive marketing and sales promotion efforts are geared towards increasing subscribers. The addition of retail locations combined with the increase in the number of markets also contributed to this increase. Selling, general and administrative expenses include selling and marketing expenses which accounted for 48.4% and 45.2% of the total balance for the years ended December 31, 1996 and 1995, respectively.

  Depreciation and amortization increased to $19.5 million in 1996 from $10.3 million in 1995 because of the additional equipment and cellular licenses associated with the acquisition of new markets in 1996 and a full year's depreciation and amortization in 1996 for markets acquired during 1995.

  The loss on sale of investments in cellular operations in 1996 of $1.4 million is a result of the loss from the sale of the AL-4 RSA of $1.6 million and the MI-2 RSA of $1.6 million partially offset by the gain on the sale of minority Pops of $1.8 million. The gain in 1995 of $11.6 million is due to the disposition of the Company's interest in the non-wireline system serving the Abilene, TX MSA.

  The increase in interest expense from $23.0 million in 1995 to $47.1 million in 1996 is a function of a full year of interest for 1996 on PriCellular's 12% Notes issued in September 1995, compared with only three months in the prior year, combined with additional interest related to the issuance of a 10% Note in the amount of $19.0 million for approximately six and one-half months and the interest for one and one-half months on the 10% Notes, face amount of $170.0 million issued in November 1996.

  Other income for 1996 includes $625,000 related to the two-year covenant not to compete from the sale of the AL-4 RSA in July 1996, $1.0 million for the covenant not to compete from the Lubbock/Minnesota exchange in July 1995 for which one-half year or $500,000 is included for 1995.

  The increase in interest income from $4.1 million in 1995 to $4.9 million in 1996 is a result of the increased cash flow for 1996 combined with the cash on hand resulting from the proceeds of PriCellular $170.0 million of 10% Notes received in November 1996.

LIQUIDITY AND CAPITAL RESOURCES

  As of June 30, 1998, the Company had approximately $9.0 million of cash and cash equivalents and approximately $39.4 million of working capital. For the period from February 26, 1998 through June 30, 1998, net cash used by operations was approximately $1.9 million and cash used in investing activities was approximately $1.5 billion. Approximately $1.4 billion of the cash used in investing activities represents the purchase of PriCellular, net of cash acquired, and $82 million represents the purchase of The Pledged Securities held in escrow. Cash provided by financing activities was approximately $1.5 billion for the same period. Approximately $348 million of this balance represents the proceeds from issuance of American Cellular's common and preferred stock and approximately $1.2 billion represents borrowing against the Credit Facility and net proceeds from the Private Offering.

  The Company has long-term debt aggregating approximately $1.2 billion at June 30, 1998. Substantially all such indebtedness was incurred to pay the consideration to the PriCellular stockholders in the Merger, repay the indebtedness of PriCellular, pay the related fees and expenses and purchase the Pledged Securities.

  On June 25, 1998, the Company borrowed $900 million under the Credit Facility. The Credit Facility provides the Company up to $1 billion in four tranches ($450 million on Tranche A, $200 million for each of Tranche B and C, and up to $150 million on a revolver loan). Interest is payable quarterly at the adjusted prime rate plus the applicable margin for each tranche (0.875% for the revolver loan and Tranche A, 1.75% for Tranche B and 2.0% for Tranche
C) or LIBOR plus the applicable margin for each tranche (1.875% for the revolver loan and Tranche A, 2.75% for Tranche B and 3.0% for Tranche C), based on the Company's consolidated leverage ratio. As of June 30, 1998, the interest rates applicable on the tranches of the Credit Facility ranged from approximately 7.375% to 8.5%. The Credit Facility contains several financial covenants related to Company's leverage and debt service ratios. The Company is in compliance with the terms of those covenants. Other covenants also contain restrictions on the incurrence of additional debt, the payment of dividends, the incurrence of liens, and payments and transfer of net assets. See "Description of Credit Facility."

  As a result of the Merger, the Company has significant cash requirements for debt service and expansion and operation of its cellular systems. To meet its liquidity needs, the Company will rely on internally generated funds, borrowings under the revolving loan of the Credit Facility and, for the first six scheduled interest payments of the Notes, the Pledged Securities. At June 30, 1998, the Company had $100 million available under the revolving loan of the Credit Facility. A portion of the Company's debt bears interest floating rates; therefore, its financial condition is and will continue to be affected by changes in prevailing interest rates.

  For the remainder of fiscal 1998, the Company intends to fund its interest obligations, capital expenditures and working capital requirements with cash flows from operations, borrowings under the revolving loan of the Credit Facility and the Pledged Securities. To fund the acquisition and integration of additional cellular systems that may be acquired the Company may need to raise additional capital. The Company may raise such funds through bank financings or public or private offerings of its securities. There can be no assurance that the Company will be able to secure such funding, if necessary, or on favorable terms. If the Company is not successful in securing such funding, the Company's ability to pursue its business strategy may be impaired and results of operations of future periods may be adversely affected.

  The Company plans to continue to expand its marketing efforts which will include, but are not limited to, an increase in funds for advertising, cellular telephone inventory purchases and other expenditures relating to subscriber growth. During the 1998 and 1999 calendar years, American Cellular anticipates that it will spend an aggregate of approximately $65 million in capital expenditures. However, actual capital requirements may change. The ability of the Company to meet its debt service obligations and reduce its total debt will be dependent on the future performance of the Company, which in turn, will be subject to general economic conditions and to financial, business and other factors, including factors beyond the Company's control.

YEAR 2000 ISSUES

  The term "Year 2000 problem" is a general term used to describe the various problems that may result from the improper processing of dates and time-sensitive calculations by computers and other machinery as the year 2000 is reached. These problems generally arise from the fact that most of the world's computer hardware and software has historically used only two digits to identify the year component of a date. This will often result in a computer reading a date of "00" as meaning, 1900, and not 2000. Problems may also arise from other sources, including the use of special codes and conventions in software that make use of a date field.

  The Company has commenced a review of the possible effect of the Year 2000 problem on the computer and other systems used by the Company, especially the Company's switches and billing system. As part of this program, the Company is contacting each of the vendors it uses and requesting that each vendor certify to the Company that it is Year 2000 compliant, or is taking action to ensure that its products or services will be Year 2000 compliant before January 1, 2000. The Company expects to complete this vendor review process in the first quarter of 1999.

  To date, the Company has not identified any internal systems that present a material risk of not being Year 2000 ready, or for which a suitable alternative cannot be implemented.

  Based on the results of its internal and external review to date, the Company does not believe that any significant financial expenditure or investment will be required by the Company to conduct its business from January 1, 2000 forward. This conclusion is based to a large part on the information received by the third parties who provide billing software and switching equipment to the Company. If this information proves to be inaccurate, and third parties who provide products and services that are critical to the Company's business activities fail to appropriately address their Year 2000 issues, there could be a material adverse effect on the Company's financial condition and results of operations.

UNCERTAINTIES ASSOCIATED WITH FORWARD LOOKING STATEMENTS

  American Cellular has made in this Prospectus, and from time to time may otherwise make, statements which constitute forward looking statements. These statements include statements regarding the intent, belief, plans or current expectations of the Company, its directors or its officers primarily with respect to the Company's operations and financial performance. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Some of these factors are described under "Risk Factors" and may include: (i) the Company's high degree of leverage and the requirement for significant and sustained growth in the Company's cash flow to meet its debt service requirements; (ii) the Company's limited operating history, the Company's history of net losses and the expectation of future losses; (iii) the Company's prospects in the event of a general economic downturn; (iv) that the Company is a holding company and the Notes will be structurally subordinated to all Indebtedness of the subsidiaries of the Company; (v) that the Company will be managed by a new team of senior management; (vi) that members of the Company's management have other commitments; (vii) competition from the other cellular operator in the Company's clusters or from other technologies; (viii) that new Systems and Systems recently acquired may not perform as expected; (ix) that the telecommunications industry is subject to rapid and significant changes in technology; (x) that the Company relies upon the registered service mark CELLULARONE to market the services of its non-wireline systems; (xi) that there is potential for adverse regulatory change and the need for renewal of cellular licenses; (xii) fluctuations in market value of licenses;
(xiii) equipment failure or natural disaster; (xiv) concerns about RF emissions; (xv) the lack of a public market for the Notes and there will be restrictions imposed on the resale of the Notes; (xvi) that the Indenture will require the Company to offer to purchase all of the Notes issued and outstanding upon any Change of Control and the Credit Facility contains a similar provision; (xvii) the costs associated with the unauthorized use of the Company's network; (xviii) that the Indenture imposes significant operating and financial restrictions on the Company; (xix) the lack of certainty with respect to how a court might decide a suit by an unpaid creditor on the basis of fraudulent conveyance; and (xx) the potential effect of Year 2000 computer issues.

FLUCTUATIONS IN QUARTERLY RESULTS

  The Company's revenues in the fourth quarter are historically lower than the third quarter due to the fact that fewer cellular calls are made in the Company's markets during inclement weather. Losses generally increase in the fourth quarter due to the lower revenues coupled with higher sales and marketing costs incurred during the holiday selling season.

                                   BUSINESS

THE COMPANY

  The Company is one of the largest independent rural cellular telephone system operators in the United States. It owns and operates non-wireline FCC-licensed cellular telephone systems primarily in rural areas of the Midwestern and Eastern portions of the United States with approximately 5.2 million Net Pops. The Company's licenses are grouped in four main clusters of smaller MSAs and strategically located RSAs covering over 110,000 square miles. The Company markets all of its cellular products and services under the name CELLULARONE, one of the most recognized brand names in the cellular industry. In marketing its products and services, the Company utilizes its distribution network of over 90 retail locations, a direct sales force and a group of agents.

  The Company has experienced strong growth since 1995 which has been achieved through both selected acquisitions and internal growth. As of June 30, 1998, the Company provided cellular service to approximately 303,000 subscribers, representing a penetration rate of 5.9%, and had pro forma revenues and net loss of $116.2 million and $27.7 million, respectively for the six months ended June 30, 1998. Additionally, the Company's historical revenues and EBITDA have increased at a compound annual growth rate for the past two calendar years of 109% and 165%, respectively.

SYSTEMS

  American Cellular believes its predominantly rural cellular systems provide strong growth opportunities due to lower penetration rates, higher subscriber growth rates and a higher proportion of roaming revenue compared to cellular systems located in large MSAs. The Company focuses on underdeveloped rural cellular areas which have a significant number of potential customers with demand for wireless communication. American Cellular believes these areas have not yet been as fully developed as large MSAs, which were licensed earlier by the FCC, and have the potential for increased cellular usage and superior financial performance. In addition, American Cellular believes that in the near term rural cellular areas will be subject to less competition from other wireless providers (such as PCS) as compared to larger MSAs.

  Through selective acquisitions and asset swaps, the Company has concentrated its efforts on creating an integrated network of rural cellular systems in contiguous service areas. The Company's cellular interests consist principally of four large operating clusters of cellular systems:

    Upper Midwest Cluster--a 1.8 million Net Pop cluster of 15 Systems covering approximately 78,000 contiguous square miles in Minnesota, Wisconsin and Michigan.

    Mid-Atlantic Cluster--an 862,000 Net Pop cluster of five contiguous Systems consisting of five RSAs in Ohio, Pennsylvania and West Virginia covering approximately 10,000 contiguous square miles.

    New York Cluster--a 1.1 million Net Pop cluster of two MSAs and two RSAs covering more than 8,000 contiguous square miles in suburban New York located between the New York City MSA of AT&T Wireless Services Inc. and Southwestern Bell's Albany, NY MSA.

    Kentucky Cluster--a 1.1 million Net Pop cluster of four RSAs adjacent to Louisville and Lexington, Kentucky and one RSA in Tennessee which abuts Knoxville, Tennessee. The 38 counties in Kentucky and the six counties in Tennessee cover more than 15,000 square miles.

BUSINESS STRATEGY

  American Cellular's primary business strategy is to focus on the development of the Company's existing clusters and the selective acquisition of additional rural cellular systems. The principal elements of this strategy include:

  Develop Rural Market Clusters. American Cellular believes that its focus on small- and medium-sized markets will provide it with several competitive advantages. The majority of the Company's operations are in the early stages of their growth cycle and therefore afford significant opportunities for improvements in performance. The Company's modestly populated markets exhibit a concentration of small businesses, long commute times, and well-traveled roadways that have the potential to generate a high level of cellular use. Additionally, the Company enjoys strong roaming revenues because many of the Company's markets are contiguous with more densely populated areas. Finally, because the majority of the Company's markets consist of a population density that the Company believes is too low to make PCS services economically attractive, the Company is in position to benefit from PCS roaming revenues while generally remaining relatively insulated from direct PCS competition.

  Market Through Local Promotions. The Company markets its services to increase subscriber activations, to minimize churn and to promote its nationally known CELLULARONE branded products and services. Many of its marketing programs are tailored for individual markets, stressing its local retail stores, customer service and commitment to the community. A key element of the Company's market positioning is its use of local retail stores and a direct sales force. A retail location complemented by a direct sales force provides the Company with more control over the sales process than if it were to rely exclusively on independent agents. The Company believes that its approximately 90 retail locations enhance its ability to provide quality customer service and generate customer loyalty, as well as to provide convenient distribution locations. While American Cellular plans to continue to develop its direct sales force and to add additional retail locations to increase subscriber penetration, it also plans to augment its sales network by taking advantage of cost-effective distribution channels, including independent dealers and contract sales, to increase further market penetration.

  Introduce Flexible and Innovative Pricing and Billing Plans. The Company currently offers a wide selection of pricing plans tailored to its current high credit-quality customer base. In order to further expand its customer base and increase its penetration, American Cellular intends to introduce certain new pricing packages. These new packages will include prepaid plans which decrease bad debt risk and also reduce the cost of subscriber acquisitions through the elimination or significant reduction of equipment subsidies to subscribers. Additionally, in order to increase cellular phone use, American Cellular plans to support ongoing efforts of the industry to provide "calling party pays" service whereby the cost to the cellular subscriber is reduced as the initiating caller is charged for a call placed to the cellular phone.

  Continue Build Out of Advanced Network. American Cellular intends to continue to expand and improve coverage, increase capacity and build out its systems. American Cellular believes that expanding and improving coverage and capacity in its systems will attract additional subscribers, increase usage by existing subscribers and increase roaming activity. Additionally, the Company continues to build out a digital-ready network, which will allow the Company the flexibility to offer digital features and analog coverage in the same cell. American Cellular intends to take advantage of the digital capability of the network by introducing creative price plans and premium service offerings (such as caller ID and message waiting indicator), in order to enhance the average revenues generated per subscriber as well as fortifying the Company's competitive position.

  Achieve Cost Savings Through Selective Centralization. While maintaining its local marketing and sales focus, American Cellular intends to reduce overhead expenses by opportunistically centralizing certain business functions both regionally and at the Company's headquarters. Since the Merger, the Company has centralized its roaming administration in its corporate offices and taken steps to centralize the Company's financial reporting and treasury functions.

  Prepare for Future Competition. American Cellular believes that it is well positioned to compete against present and future competitive wireless service providers through its extensive footprint, distribution channels, customer service capabilities and experienced management team. The Company is one of two incumbent cellular providers in its markets. American Cellular believes that the extensive capital expenditures required to deploy the requisite infrastructure in order to offer PCS services is more readily justifiable from an economic standpoint in larger, more densely populated urban markets. As a result of these capital requirements for PCS operators, American Cellular believes that certain of its service areas will not support widespread PCS competition, thus positioning American Cellular to provide roaming services to PCS customers.

  Continue Selective Acquisition Strategy. American Cellular's strategy is to continue to expand its current clusters through the selective acquisition of small to mid-sized MSAs and strategic RSAs that it believes are undervalued, underdeveloped or that possess traits indicative of potentially high cellular usage and superior financial performance. Upon acquiring a System, American Cellular's aim will be to make certain operational and organizational changes reflective of its operating philosophy in order to increase the number and quality of subscribers and enhance operating cash flow, while controlling subscriber acquisition costs and promoting superior customer service.

  The Company's management is currently in the process of evaluating the operational strengths and weaknesses of the business acquired in the Merger. Until management completes such review, there can be no assurance that the Company will be able to achieve the foregoing objectives.

CELLULAR MARKETS AND SYSTEMS

  The following table summarizes certain information concerning the Company's markets. All of the Company's licenses are non-wireline licenses with the exception of the license for the Laredo, TX MSA.

                           TOTAL                         DATE OF
MARKET                     POPS    OWNERSHIP NET POPS  ACQUISITION
------                   --------- --------- --------- -----------
UPPER MIDWEST
Duluth..................   238,000   100.0%    238,000  04/28/94
Eau Claire..............   145,000    96.0%    139,140  04/28/94
Wausau..................   124,000    95.9%    118,957  03/28/95
MN 2A RSA...............    39,000   100.0%     39,000  07/07/95
MN 3 RSA................    61,000   100.0%     61,000  04/28/94
MN 4 RSA................    15,000   100.0%     15,000  08/10/95
MN 5 RSA................   209,000   100.0%    209,000  07/07/95
MN 6 RSA4...............   233,000   100.0%    233,000  11/23/94
WI 1 RSA................   114,000   100.0%    114,000  04/28/94
WI 2 RSA................    87,000   100.0%     87,000  11/18/96
WI 3 RSA................   146,000   100.0%    146,000  11/23/94
WI 4 RSA................   122,000   100.0%    122,000  01/07/97
WI 5 RSA ...............    83,000   100.0%     83,000  05/29/97
WI 6A RSA...............    33,000   100.0%     33,000  11/23/94
MI 1 RSA................   207,000   100.0%    207,000  03/07/95
                         ---------           ---------
                         1,856,000           1,845,097
MID-ATLANTIC
OH 7 RSA................   260,000   100.0%    260,000  09/27/95
OH 10A RSA 95...........    64,000   100.0%     64,000  09/29/95
PA 9 RSA................   187,000   100.0%    187,000  02/02/96
WV 2 RSA................    79,000   100.0%     79,000  12/20/95
WV 3 RSA................   272,000   100.0%    272,000  07/23/96
                         ---------           ---------
                           862,000             862,000
NEW YORK
Orange County...........   328,000   100.0%    328,000  10/17/96
Poughkeepsie............   273,000    95.6%    260,988  04/23/96
NY 5 RSA................   376,000   100.0%    376,000  12/29/95
NY 6 RSA................   113,000   100.0%    113,000  04/23/96
                         ---------           ---------
                         1,090,000           1,077,988
KENTUCKY
KY 4 RSA................   259,000   100.0%    259,000  01/07/97
KY 5 RSA................   161,000   100.0%    161,000  01/07/97
KY 6 RSA................   270,000   100.0%    270,000  01/07/97
KY 8 RSA................   120,000   100.0%    120,000  01/07/97
TN 4 RSA................   274,000   100.0%    274,000  01/15/98
                         ---------           ---------
                         1,084,000           1,084,000
SBC JOINT VENTURE AND
 OTHER INTERESTS
Laredo..................   192,000    44.5%     85,440  11/30/95
IL 4 RSA................   218,000    44.5%     97,010  11/30/95
IL 6 RSA................   203,000    44.5%     90,335  11/30/95
Other Interests.........       n/a     n/a      46,000   various
                         ---------           ---------
                           613,000             318,785
                         ---------           ---------
Total................... 5,505,000           5,187,870
                         =========           =========

  The Company's Systems principally operate under the CELLULARONE brand name. The Company believes that the diversity of competitors operating under various names and the Company's use of the CELLULARONE brand name affords the Company marketing, advertising and other operational advantages relative to those competitors. These advantages include advertising and marketing the Company's services as a single brand name on a regional basis, allowing the Company to set regional roaming rates, being a single cellular service provider to corporate accounts, allowing calls to be handed-off between cell sites that cross market borders and reducing the number of dropped calls as subscribers exit an individual license area.

 Upper Midwest Cluster

  The Upper Midwest Cluster consists of approximately 1.8 million Net Pops in 15 contiguous Systems and covers over 78,000 square miles. The Upper Midwest Cluster includes three of the Company's original Systems acquired in April 1994 and has grown steadily to 15 Systems through the acquisition of three Systems in November 1994, two Systems in March 1995, three Systems in July 1995, one System in August 1995, one System in November 1996, one System in January 1997 and one System in May 1997.

 The Mid-Atlantic Cluster

  The Mid-Atlantic Cluster comprises approximately 862,000 Pops and includes portions of southeastern Ohio as well as adjacent portions of Pennsylvania and northern West Virginia south of Pittsburgh. The Mid-Atlantic Cluster was established with the acquisition of two Systems in September 1995 and currently includes five contiguous RSAs as a result of acquisitions in December 1995, February 1996 and July 1996. In addition, the Mid-Atlantic Cluster abuts Columbus, OH and three MSAs owned by AT&T including its Pittsburgh, PA System, affording the opportunity for joint marketing and promotions.

 The New York Cluster

  The Company's New York Cluster consists of approximately 1.1 million Net Pops and over 8,000 square miles in suburban New York. The New York Cluster is adjacent to AT&T's New York City MSA and is located between it and Southwestern Bell's Albany, NY MSA. The New York Cluster was established with the acquisition of the NY-5 RSA in December 1995 and currently includes two MSAs and two RSAs as a result of acquisitions in April and October of 1996. With the addition of the Orange County, NY MSA, the Company's New York Cluster includes the entire Hudson Valley/Catskill region, thereby creating significant marketing and promotional synergies and opportunities.

  The Orange County, NY MSA is directly north of AT&T's New York City MSA and abuts Westchester, Putnam and Rockland counties. Serving as a residential community of metropolitan New York, Orange County includes the cities of Newburgh, Middletown, Port Jervis and the affluent towns of Tuxedo and Warwick. Major tourist attractions include The United States Military Academy at West Point, Storm King State Park and Sterling Forest. The MSA contains more than 40 miles of the New York State Thruway (I-87), approximately 50 miles of I-84 and 35 miles of Route 17.

 The Kentucky Cluster

  The Kentucky Cluster consists of four RSAs in Kentucky containing approximately 910,000 Pops and over 12,000 square miles and one RSA in Tennessee consisting of approximately 274,000 Pops and over 2,000 square miles. Three of the Kentucky RSAs (KY-4, 5 and 6) form a contiguous cluster encompassing all of Kentucky south of Louisville and Lexington and north of the Nashville, TN MSA and other Tennessee markets. The 120,000 Pop KY-8 RSA serves the northeastern suburbs of Lexington. The Tennessee RSA (TN-4) is located south of the Kentucky RSAs and contains some of the most visited areas in the country, including the towns of Gatlinburg and Pigeon Forge, the Dollywood tourist attraction and the entrance to the Great Smoky Mountain National Park.

THE SOUTHWESTERN BELL JOINT VENTURE

  The Company owns 44.5% of a joint venture with Southwestern Bell in which the Company contributed its System serving the Laredo, TX MSA and Southwestern Bell contributed its Systems serving the IL-4 RSA and IL-6 RSA (the "Southwestern Joint Venture"). The Company owns 44.5% of the Systems serving the combined 613,000 Pops, or 318,785 Net Pops. The Southwestern Joint Venture was consummated on November 30, 1995.

  Pursuant to the Southwestern Joint Venture, the Company receives guaranteed preferential distributions in the first four years of the Southwestern Joint Venture increasing from $3.3 million in the first year to $5.8 million in the final year. The Company has the option to remain in the Southwestern Joint Venture for four years or "put" its Joint Venture interest in the Southwestern Joint Venture to Southwestern Bell at any time during the four-year period at a price beginning at $28.5 million and increasing to approximately $39.0 million at the end of the four-year period. Southwestern Bell had the right to purchase the Company's interest during the first year at approximately $56.0 million and has the right to purchase the Company's interest on the day prior to Southwestern Joint Venture's fourth anniversary at 5% above the then "put" price. Southwestern Bell has operating control of these properties during the term of the Southwestern Joint Venture.

ACQUISITIONS AND DISPOSITIONS

  During 1995, 1996, 1997 and January 1998, the Company consummated several strategic acquisitions which expanded its Upper Midwest Cluster and established the Mid-Atlantic Cluster, the New York Cluster and the Kentucky Cluster. In addition, during July 1996, November 1996 and January 1997, the Company disposed of its standalone wireline Systems in Alabama and its MI-2 RSA which were considered by management to be non-strategic.

 Expansion of Upper Midwest Cluster

  On March 7, 1995, the Company acquired from Buckhead Telephone Company the assets of the System serving the MI-1 RSA (which represents 203,391 Pops) for approximately $17.7 million in cash.

  On March 28, 1995, the Company acquired a 50.02% general partnership interest and a 0.58% limited partnership interest in Wausau Cellular Limited Partnership, a Delaware limited partnership that wholly owns the System serving the Wausau, WI MSA (115,715 Net Pops), for $5.4 million in cash.

  On July 7, 1995, the Company consummated a transaction with Western Wireless Corporation ("Western Wireless") pursuant to which the Company exchanged the wireline System serving the Lubbock, TX MSA (229,051 Pops) for approximately 340,000 Net Pops, most of which are now part of the Upper Midwest Cluster. The Net Pops acquired consist of the System serving the MN-5 RSA, the portion of the System serving the MN-3 RSA that the Company did not own, a portion of the MN-2 RSA (Beltrami County), approximately 87.0% of the System serving the Alton/Granite City, IL MSA, an additional 10.0% of the System serving the Eau Claire, WI MSA and an additional 14.5% of the System serving the Wausau, WI MSA. In addition, Western Wireless agreed to pay the Company $3.0 million in exchange for the Company's agreement not to compete with Western Wireless within the Lubbock, TX MSA for a period of three years following the exchange. Western Wireless retained ownership of certain cell sites and other capital equipment.

  On August 10, 1995, the Company acquired from Louise Hart 49.0% of the System serving the MN-4 RSA (7,461 Net Pops), for approximately $75,000.

  On November 18, 1996, the Company acquired from Wisconsin II Venture the 85,645 Pop WI-2 RSA for approximately $4.3 million in cash. Prior thereto, the Company had interim operating authority for the WI-2 RSA.

  In January 1997, the Company entered into two transactions with a subsidiary of Bell South Corporation. The stand-alone wireline systems serving the Florence, AL MSA (136,816 Pops) and AL-1B RSA (62,035 Pops) were sold for $24.4 million in cash, of which $2.0 million is attributable to a two year covenant not to compete. The transactions resulted in a gain of approximately $8.5 million. In addition, the Company acquired for $6.3 million the WI-4 RSA (118,993 Pops). The WI-4 RSA abuts the Company's MI-1 RSA to the northeast, its WI-3 RSA to the northwest and its Wausau, WI MSA to the west.

  In May 1997, the Company acquired from United States Cellular Corporation ("USCC") three counties in the WI-5 RSA containing 81,194 Pops for approximately $10.6 million in cash and the contribution of approximately 18,000 minority Pops. The WI-5 RSA abuts the Company's Eau Claire, WI MSA, its WI-1 RSA and AT&T's Minneapolis, MN MSA.

 The Mid-Atlantic Cluster Acquisitions

  On September 27, 1995, the Company acquired from USCC substantially all of the assets of the System serving the OH-7 RSA (257,290 Pops) for $39.8 million in cash.

  On December 20, 1995, the Company acquired from USCC substantially all of the assets of the System serving the WV-2 RSA (79,567 Pops) for $7.8 million in cash.

  On February 2, 1996, the Company acquired from USCC substantially all of the assets of the System serving the PA-9 RSA (188,096 Pops) for $26.1 million in cash.

  On July 23, 1996, the Company acquired substantially all of the assets of the System serving the WV-3 RSA (269,709 Pops) from a subsidiary of Horizon Cellular Telephone Company, L.P. ("Horizon") for $35.0 million in cash.

 The New York Cluster Acquisitions

  On December 29, 1995, the Company acquired from Cellular Upstate New York, Inc. substantially all of the assets of the System serving the NY-5 RSA (382,180 Pops) for approximately $65.9 million in cash.

  On April 23, 1996, the Company acquired from subsidiaries of USCC the System serving the NY-6 RSA (111,373 Pops) and 83.0% of the System serving the Poughkeepsie, NY MSA (218,890 Net Pops). The Company acquired substantially all of the assets serving the NY-6 RSA for approximately $19.8 million in cash and 83.0% of the stock of the Dutchess County Cellular Telephone Company serving the Poughkeepsie, NY MSA for approximately $38.9 million, with one half paid in cash and the balance in a Promissory note. The Promissory note was repaid in November 1996.

  On October 17, 1996, the Company consummated an exchange transaction with Vanguard Cellular Systems, Inc. The Company exchanged an aggregate of 520,528 Pops consisting of its OH-9 RSA, a portion of its OH-10 RSA (excluding Perry and Hocking counties) and the Parkersburg, WV/Marietta, OH MSA for the Orange County, NY MSA (327,053 Pops), 11.1% of the Company's majority-owned Poughkeepsie, NY MSA (29,367 Pops), 12.2% of the Janesville, WI MSA (18,296
Pops) and approximately 28,509 additional Pops, including small interests in the Eau Claire, WI and Wausau, WI MSAs (in each of which the Company currently has a majority interest). During 1997 the Company acquired an additional 1.3% of the Poughkeepsie, NY MSA (3,740 Pops) from minority holders.

 Kentucky Cluster Acquisition

  In January 1997, the Company acquired from a subsidiary of Horizon four RSAs in Kentucky (approximately 785,000 Net Pops) for $96.4 million in cash and 1,948,052 PriCellular Class A Shares (valued at approximately $19.1 million). On February 4, 1997 the Company repurchased and retired the 1,948,052 PriCellular Class A Shares from Horizon for $15.3 million.

  In January 1998, the Company acquired from Bachtel Liquidity, L.P., an affiliate of Bachow & Associates, Inc., the TN-4 RSA which contains approximately 264,000 Pops for approximately $73.0 million in cash (subject to adjustments). The RSA, adjacent to three MSAs, including Knoxville, TN, is located south of the Company's Kentucky Cluster.

 Dispositions

  During July 1996, the Company consummated the sale of its AL-4 RSA for $27.5 million in cash ($2.5 million of which is attributable to a two-year covenant not to compete). In November 1995, the Company had acquired this stand-alone RSA for total consideration of $20.0 million. During October, 1996 the Company consummated the sale of its MI-2 RSA for approximately $6.5 million in cash.

CELLULAR OPERATIONS

 General

  The Company has concentrated its recent efforts on creating an integrated network of cellular systems in its operating clusters. The Company operates four clusters of cellular systems as well as certain other markets and minority interests. As of June 30, 1998, the Company had approximately 303,000 subscribers, or 5.9% penetration. Through the participation of its non-wireline Systems in NACN and other special networking arrangements between the Company and other non-wireline operators of cellular systems in the United States, management believes the Company's subscribers are able to receive quality coverage throughout the United States.

  The Company believes that the majority of its Systems are in the early stages of their growth cycle and afford significant opportunities for improvements in performance, particularly with respect to rates of penetration and churn. There can be no assurances, however, that American Cellular will be able to maintain such improvements or achieve similar improvements with respect to its other Systems. The Company believes that prior to the Company's assumption of ownership many of these Systems had been significantly undermanaged or underdeveloped. Some of the Systems had minimal signal coverage, had never been actively marketed and had never developed a subscriber base. Certain other markets had adequate signal coverage but the sales and marketing activity had largely been dormant. The following table sets forth certain information with respect to the performance of the Company's Systems owned as of the dates indicated:

                          SIX MONTHS ENDED
                              JUNE 30,                YEARS ENDED DECEMBER 31,
                          ------------------  --------------------------------------------
                            1998      1997      1997      1996     1995     1994     1993
                          --------  --------  --------  --------  -------  -------  ------
Ending subscribers (1)..   302,678   208,609   250,441   150,328   78,227   17,344   9,886
Ending penetration (2)..       5.9%      4.1%      5.2%      3.8%     2.2%    0.95%   0.53%
Ending net pops (in
 millions)..............       5.2       4.9       4.8       3.9      3.6      1.8     1.8
Churn (3)...............       1.4%      1.6%      1.5%      1.6%     2.0%     2.7%    3.2%
Average monthly revenue
 per subscriber (4).....  $     68  $     64  $     72  $     82  $   107  $   123  $  156
Average marketing cost
 per net subscriber
 addition (5)...........  $    385  $    310  $    399  $    371  $   403  $   497  $  496

--------
(1) Each billable telephone number in service represents one subscriber, not including test, demonstration or other telephone numbers for which payment is not expected.
(2) Represents the ratio of ending subscribers to the estimated total net population of owned Systems.
(3) Represents the average monthly churn for the periods presented. Churn equals the ratio of disconnected monthly subscribers to average monthly subscribers.
(4) Represents the ratio of total monthly service revenues to average monthly subscribers.
(5) Determined by dividing the amount of marketing costs by the net subscribers added. Marketing cost represents all selling expenses and losses incurred on equipment sales.

 Subscribers and System Usage

  The Company's cellular subscribers have increased to approximately 303,000 as of June 30, 1998 from approximately 250,000 as of December 31, 1997 and approximately 150,000 as of December 31, 1996. The Company's subscribers fall into 12 major categories: construction, professional/management, medical, sales, real estate, agriculture, service industry, transportation, financial, government, manufacturing and other, which includes low-usage subscribers. Reductions in the cost of cellular services have led to an increase in cellular telephone usage by general consumers for non-business purposes. In addition, American Cellular believes that several categories of its subscribers will develop requirements for specialized cellular applications, such as wireless data technology. As a result, the Company believes that there is an opportunity for significant growth in each of its existing service areas. The Company will continue to seek to broaden its subscriber base for basic cellular services as well as to increase its offering of customized services. The sale of custom calling features typically results in increased usage of cellular telephones by subscribers, thereby further enhancing revenues.

 Marketing

  The Company markets all of its cellular products and services under the name CELLULARONE, one of the most recognized brand names in the cellular industry (see "--Service Marks"). The national advertising campaign conducted by the Cellular One Group enhances the Company's advertising exposure at a fraction of the cost of what could be achieved by the Company alone. The Company also obtains substantial marketing benefits from the name recognition associated with this widely used service mark, both with existing subscribers traveling outside of the Company's service areas and with potential new subscribers moving into the Company's service areas. In addition, travelers who subscribe to CELLULARONE service in other markets may be more likely to use the Company's Systems when they travel in the Company's service areas, primarily due to the technical operation of the cellular telephone. Cellular telephones of non-wireline subscribers are programmed to select the non-wireline carrier (such as the Company) when roaming, unless the non-wireline carrier in the roaming area is not yet operational or the subscriber either dials a special code or has a cellular telephone equipped with an "A/B" (non-wireline/wireline) switch and selects the wireline carrier.

  Through its membership in NACN and other special networking arrangements, the Company provides extended regional and national service to its subscribers in other markets, thereby allowing them to make and receive calls while in other cellular service areas without dialing special access codes. This service distinguishes the Company's service and call delivery features from those of some of its competitors. NACN is the largest wireless telephone network system in the world, linking non-wireline cellular operators throughout the United States and Canada. NACN connects key areas across North America so that customers can use their cellular phones to place and receive calls in these areas as easily as they do in their home areas. Through NACN, customers receive calls automatically without the use of complicated roaming codes as they "roam" in more than 7,000 cities, in the United States and Canada. By dialing subscribers' cellular telephone numbers, a caller can reach the Company's subscribers without knowing their location or having to dial additional roaming access numbers. In addition, special services such as call forwarding and call waiting automatically follow the subscribers as they travel.

  The Company's marketing strategy is designed to generate continued net subscriber growth by focusing on subscribers who are likely to generate higher than industry average monthly revenues and lower than industry average churn rates, while simultaneously maintaining a low cost of adding net subscribers. The Company principally uses in-house sales and marketing staff and its own retail outlets.

  The Company has implemented its marketing strategy by training and compensating its sales force in a manner designed to stress the importance of customer service, high penetration levels and minimum acquisition costs per subscriber. The Company believes that its internal sales force is better able to select and screen new subscribers and select pricing plans that realistically match subscriber means and needs than are independent agents. In addition, the Company motivates its direct sales force to sell appropriate rate plans to subscribers, thereby reducing churn, by linking payment of commissions to subscriber retention. As a result, the Company's use of an internal sales force keeps marketing costs lower than when independent agents are used because commissions are lower and subscriber retention is higher.
  The Company believes that it helps minimize its churn rate through an after-sale telemarketing program implemented through its sales force and customer service personnel. This program not only enhances customer loyalty, which reduces churn, but also increases add-on sales and customer referrals. The telemarketing program allows the sales staff to check customer satisfaction as well as to offer additional calling features, such as voicemail, call waiting and call forwarding.

  The Company's sales force works principally out of its own retail stores in which the Company offers a full line of cellular products and services. As of December 31, 1997, the Company maintained approximately 90 retail locations. Ranging from 250 square feet to 4,000 square feet, each store is fully equipped to handle customer service and telephone maintenance and installation. Some of these stores are also authorized warranty repair centers. The Company's stores provide subscriber-friendly retail environments (including extended hours, large selection, an expert sales staff and convenient locations) which make the sales process quick and easy for the subscriber.

 Products and Services

  In addition to providing high-quality cellular telephone service in each of its markets, the Company also offers various custom-calling features such as voicemail, call forwarding, call waiting, three-way conference calling and no answer transfer. In 1998, the Company intends to upgrade its systems to provide digital services in some of its markets such as caller I.D., message waiting indicator, short messaging services and sleep mode for longer battery life.

  Several rate plans are presented to prospective customers so that they may choose the plan that will best fit their expected calling needs. Unlike some of its competitors, the Company designs rate plans on a market-by-market basis. The Company's local general managers generally have the authority to modify existing rate plans and initiate new rate plans depending upon market and competitive conditions. These rate plans include a high-volume user plan, a medium-volume user plan, a basic plan and an economy plan. Most rate plans combine a fixed monthly access fee, a designated amount of free minutes, per-minute usage charges and additional charges for custom-calling features in a package which offers value to the customer while enhancing airtime use and revenues for the Company. In general, rate plans which include a higher monthly access fee typically include a lower usage rate per minute. An ongoing review of equipment and service pricing is maintained to ensure the Company's competitiveness.

  Agreements between the Company and other cellular operators allow their respective subscribers to place calls, or roam, in most cellular service areas throughout the country. Roamers, subscribers placing calls outside their home market, are typically charged a higher per minute rate than would be charged for home users. Roaming revenues derived from this usage not only have higher yields than home usage revenues, but have almost no associated marketing or customer service costs, therefore, achieving higher margins than home service revenues. The Company's markets, strategically surrounding or between major metropolitan areas, encompass significant portions of heavily traveled corridors which results in significant roaming revenues for the Company.

 Customer Service

  Customer service is an essential element of the Company's marketing and operating philosophy. The Company is committed to attracting new subscribers and retaining existing subscribers by providing consistently high-quality customer service. In each of its cellular service areas, the Company maintains a local staff, including a market manager, customer service representatives, technical and engineering staff, sales representatives and installation and repair facilities. Each cellular service area handles its own customer-related functions such as credit evaluation, customer activations, account adjustments and rate plan changes. Local offices and installation and repair facilities enable the Company to better service customers, schedule installations and make repairs.

Through the use of sophisticated monitoring equipment, technicians at the customer service center are able to monitor the technical performance of its cellular system.

  In addition, the Company's customers are able to report cellular telephone service or account problems to a local office representative. Management believes its decentralized philosophy and emphasis on customer service in each of its markets affords it a competitive advantage over its large competitors who typically centralize customer service outside of the local market.

 System Development and Expansion

  The Company develops or builds out its cellular service areas by adding channels to existing cell sites and by building new cell sites with an emphasis on improving coverage for hand-held phones in heavily-trafficked areas. Such development is done for the purpose of increasing capacity and improving coverage in response to projected subscriber demand and competitive factors. Projected subscriber demand is calculated for each cellular service area on a cell-by-cell basis. These projections involve a traffic analysis of usage by existing subscribers and an estimation of the number of additional subscribers in each such area. In calculating projected subscriber demand, the Company builds into its design assumptions a maximum call "blockage" rate of 2% (percentage of calls that are not connected on first attempt at peak usage time during the day). After calculating projected subscriber demand, the Company has historically met such demand through a combination of augmenting channel capacity in existing cell sites and building new cell sites.

  Cell site expansion is expected to enable the Company to continue to add subscribers, enhance use of the Systems by existing subscribers, increase roamer traffic due to the larger geographic area covered by the cellular network and further enhance the overall quality of the network. The Company believes that the increased cellular coverage will have a positive impact on market penetration, subscriber usage and roaming revenue.

  The Company also continues to evaluate expansion through acquisitions of other cellular properties that will further enhance its network. In evaluating acquisition targets, the Company considers, among other things, demographic factors, including population size and density, traffic patterns, cell site coverage and required capital expenditures.

 Competitors and Adjoining Systems

  The Company competes with various competitors in each of its clusters. The Company believes that its integrated network of contiguous cellular systems operating as CELLULARONE affords it significant advantages over many of its cellular competitors. In the Upper Midwest Cluster, the Company competes against six distinct operators, in the Mid-Atlantic Cluster, the Company competes against four distinct operators, and in the Kentucky Cluster, the Company competes against five distinct operators.

  The following chart lists the Company's cellular competitors in each of its clusters and the major adjoining operators.

   COMPANY
   CLUSTER               COMPETITORS                  ADJOINING SYSTEMS
--------------  ------------------------------ -------------------------------
Upper Midwest
 Cluster        Air Touch Communications, Inc. AT&T
                United States Cellular Corp.   BellSouth
                CelluLink                      Western Wireless
                Cellular 2000
                CellCom
                Century Telephone Enterprises
Mid-Atlantic
 Cluster        United States Cellular Corp.   AT&T
                Alltel                         Airtouch Communications Inc.
                                               Vanguard Cellular Systems, Inc.
                Ameritech                      ("Vanguard")
                Bell Atlantic Mobile
New York Clus-
 ter            Bell Atlantic Mobile           Bell Atlantic Mobile
                                               AT&T
                                               Southwestern Bell
                                               Vanguard
Kentucky Clus-
 ter            BellSouth Mobility             GTE Corp.
                Ramcell, Inc.                  United States Cellular Corp.
                Bluegrass Cellular
                United States Cellular Corp.
                Alltel

SERVICE MARKS

  CELLULARONE is a registered service mark with the U.S. Patent and Trademark Office. The service mark is owned by Cellular One Group, a Delaware general partnership of Cellular One Marketing, Inc., a subsidiary of Southwestern Bell Mobile Systems, Inc., together with Cellular One Development, Inc., a subsidiary of AT&T and Vanguard Cellular Systems, Inc. The Company uses the CELLULARONE service mark to identify and promote its cellular telephone service pursuant to licensing agreements with Cellular One Group (the "Licensor"). Licensing and advertising fees are determined based upon the population of the licensed areas. The licensing agreements require the Company to provide high-quality cellular telephone service to its customers and to maintain a certain minimum overall customer satisfaction rating in surveys commissioned by the Licensor. The licensing agreements, which the Company has entered into, are for original five-year terms expiring on various dates. These agreements may be renewed at the Company's option for three additional five-year terms.

EMPLOYEES AND AGENTS

  As of September 1, 1998, the Company had approximately 800 employees. In addition, the Company has agreements with independent sales agents, including car dealerships, electronics stores, paging services companies and independent contractors. None of the Company's employees are represented by a labor organization, and the Company's management considers its employee relations to be good.

PROPERTIES

  The Company maintains its corporate headquarters in Schaumburg, Illinois. The Company leases this space which is approximately 10,000 square feet. In addition to its corporate headquarters, the Company's cellular operations lease sales and administrative offices and lease and own locations for cell site and switching equipment. The Company reviews these leases from time to time and may, in the future, lease or acquire new facilities as needed. The Company does not anticipate that it will encounter any material difficulties in meeting its future needs for any leased space.

LEGAL PROCEEDINGS

  The Company is not currently involved in any pending legal proceedings that individually, or in the aggregate, are material to the Company.

                    OVERVIEW OF CELLULAR TELEPHONE INDUSTRY

  The cellular telephone industry is a regulated duopoly. The FCC has designated 734 distinct markets in the United States, 306 MSAs and 428 RSAs. Since it became operational in 1983, the cellular telephone industry has experienced significant growth. For the year ended December 31, 1996, the cellular industry reported total revenues of $23.6 billion, versus $19.1 billion and $14.0 billion for the years ended 1995 and 1994, respectively. The "Dick Tracy" Wireless Communications Industry Report, published by Donaldson, Lufkin & Jenrette, predicts continued rapid growth for the cellular industry and forecasts in their fall 1997 issue that the penetration rate of cellular telephones will be 58.0% of U.S. Pops at year-end 2006.

  The following table sets forth information published by the Cellular Telecommunication Industry Association ("CTIA") with respect to the number of subscribers served by cellular, PCS and ESMR telephone systems in the United States and the combined penetration rate of such operators as of the dates indicated:

                                         AS OF DECEMBER 31,
                              ----------------------------------------------
                               1997    1996    1995    1994    1993    1992
                              ------  ------  ------  ------  ------  ------
   Subscribers (in
    thousands)............... 51,500  44,706  33,786  24,134  16,009  11,033
   Ending penetration (1)....   18.8%   16.9%   12.8%    9.1%    6.1%    4.1%

--------
(1) Determined by dividing the aggregate number of subscribers by estimated population as determined by the Donnelley Market Information Service 1996 United States population estimates. Rates reflect combined penetration of both wireline and non-wireline cellular operators.

  Cellular telephone technology is based upon the division of a given market area into a number of smaller geographic areas or "cells." Each cell has "base stations" or "cell sites," which are physical locations equipped with transmitter receivers and other equipment that communicate by radio signal with cellular telephones located within range of the cell. Cells generally have a high-quality operating range of one to ten miles. Each cell site transmits to a mobile telephone switching office ("MTSO") which, in turn, transmits to the local landline telephone network. As cellular telephone systems are fully interconnected with the landline telephone network and long-distance networks, subscribers can receive and originate both local and long-distance calls from their cellular telephones on a worldwide basis.

  When a cellular subscriber in a particular cell dials a number, the cellular telephone sends the call by radio signal to the cell's transmitter-receiver, which then sends it to the MTSO. The MTSO then completes the call by connecting it with the landline telephone network or another cellular telephone unit. Incoming calls are received by the MTSO, which instructs the appropriate cell to complete the communications link by radio signal between the cell's transmitter-receiver and the cellular telephone. Each conversation on a cellular system occurs on a pair of radio talking paths, thus providing full duplex telephone service. The relatively short-range transmissions between cell sites and cellular telephones permit the two distinguishing features of cellular telephone systems: frequency re-use, enabling the simultaneous use of the same frequency in two or more adequately separated cells, and call hand-off, occurring when the MTSO routes a mobile user to an adjacent cell that can provide a higher quality signal without interrupting an ongoing call.

  Frequency re-use allows for the efficient use of the radio frequencies allocated to each cellular operator. Each cell in a cellular telephone system is assigned a specific set of frequencies for use between that cell's base station and cellular telephones within the operations range of the cell, so that the radio frequencies being used in one cell do not interfere with those being used in adjacent cells. Due to the relatively low transmission power of the base stations and cellular telephones, two or more cells which are sufficiently far apart can use the same frequencies within the same market without interfering with one another.

  A cellular telephone system's capacity can be increased in various ways. Within certain limitations, increasing demand may be met by simply adding available frequency capacity to cells as required, or by using directional antennae to divide a cell into discrete multiple sectors or coverage areas, thereby reducing the required distance between cells using the same frequency. Furthermore, areas within a system may be served by more than one cell through procedures which utilize available channels in adjacent cells. When all possible channels are in use, further growth can be accomplished through a process called "cell splitting." Cell splitting entails dividing a single cell into a number of smaller cells served by lower-power transmitters, thereby increasing the re-use factor and the number of calls that can be handled in a given area. Although the Company has generally not experienced any material capacity constraints in its systems, the Company plans to implement a program of cell splitting to meet projected capacity demands for the next several years. System capacity can also be expanded through the implementation of digital cellular technology described below.

  Call hand-off in a cellular telephone system is automatic and virtually unnoticeable to the user. The MTSO and base stations continuously monitor the signal strength of the call in progress. The signal strength of the transmission between the cellular telephone and the base station declines as the caller moves away from the base station in that cell. When the signal strength of a call declines to a predetermined threshold level, the MTSO automatically determines if the signal strength is greater in an adjacent cell and, if so, hands off the call to that cell. If the cellular telephone user leaves the service areas of the cellular telephone system, the call can often be handed off to an adjacent system through intersystem networking arrangements. The Company currently has several such networking arrangements and will continue to work towards establishing intersystem networking with all adjacent Systems.

DIGITAL CELLULAR TECHNOLOGY

  Some cellular operators have upgraded their cellular systems, especially in the more populated markets, to support both analog and digital technology. Over the next few years, it is expected that many other cellular systems will upgrade to support both analog and digital technology. These upgrades are being undertaken due in part to capacity constraints in many of the largest cellular markets, such as New York, Los Angeles and Chicago. As carriers reach limited capacity levels of analog only networks, certain calls may be unable to be completed, especially during peak hours. The industry-wide migration from analog to digital technology is expected to be a process that will take a number of years to complete.

  The FCC has not mandated a single national digital standard (as it did with analog Advanced Mobile Phone System) and, as a result, three distinct technologies have evolved as standards and are being deployed nationally.

    1. CDMA-Code division multiple access is a spread-spectrum technology that is predominantly being used by Sprint and Bell Atlantic.

    2. GSM-Global system mobile is a digital standard that originated in Europe and is being deployed by several 1.9 GHz license holders such as Western Wireless and TDS Aerial Communications.

    3. TDMA-Time division multiple access is the standard adopted and certified by CTIA. It is the digital standard being deployed nationally by AT&T. TDMA is the most widely supported and enhanced digital standard utilized domestically today, with support from all of the large infrastructure providers, such as Nortel, Lucent and Ericsson. TDMA encodes three voice calls on a single 30 KHz channel effectively yielding a spectral-efficient, three-fold increase in system capacity.

  Digital technology increases system capacity while simultaneously providing an architecture that supports delivery of revenue enhancing features and services, commonly referred to as PCS (or simply Digital PCS). Digital PCS features include extended (60+ hours) battery life on hand-held model phones, improved call security, intelligent system selection/zone billing, alphanumeric paging, Internet based electronic mail receipt, presentation of calling party identification, voice mail message waiting information and enhanced data/facsimile transmission. Management does not believe that its network will experience capacity constraints in the foreseeable future that would require converting its network from analog to digital technology. However, the Company has concluded a successful TDMA digital trial in 1997 and is planning for a limited-cost, broad-scale TDMA digital infrastructure upgrade in 1998 so as to position the Company to offer the revenue enhancing digital PCS feature set to its subscribers.

COMPETITION; NEW TECHNOLOGY

  The Company currently competes with one other cellular licensee in each of its cellular markets. Many of these licensees are larger, and have greater financial resources, than the Company. In addition, the Company competes in many of its markets with providers of other CMRS such as PCS, SMR and paging. The Company also competes with local landline telephone companies for telephone usage by customers. Although current policies of the FCC authorize only two cellular system licensees in each market, the Company expects that it will face competition from not only the other cellular licensee in each cellular market in which the Company operates, but also from PCS and other CMRS licensees. Competition for subscribers among CMRS providers is based principally upon the services and enhancements offered, the technical quality of the system, sound quality, reliability of connections, customer service, system coverage, capacity and price.

  The FCC requires all cellular system operators to provide service to "resellers." A reseller provides cellular service to customers but does not hold an FCC cellular license or own cellular facilities. Instead, the reseller buys blocks of cellular telephone numbers from a licensed carrier and resells service to the public through its own distribution methods. Thus, a reseller may be both a customer of a cellular licensee's services and, also, a competitor of that licensee. The Company does not know of any significant resellers currently operating in competition with the Company's Systems.

  Cellular telephones have remained the technology of choice for mobile communications. Potential users of cellular systems may, however, find their communications needs satisfied by other current and developing technologies, particularly in the broadband PCS. PCS operators providing digital communications technology may compete with cellular service with regard to rates, enhanced privacy, and additional features such as electronic mail and built-in paging. One-way paging or beeper services that feature voice message and data display as well as tones, may be adequate for potential subscribers who do not need to speak to the caller. In the future, cellular service may also compete more directly with traditional landline telephone service providers.

  There are six potential broadband PCS providers in each PCS service area. Licensing areas for broadband PCS are divided into 51 Major Trading Areas ("MTAs") and 493 smaller Basic Trading Areas ("BTAs") based on the geographic divisions in the 1992 Rand McNally Commercial Atlas & Marketing Guide. Three licensees per market hold 30 MHz of PCS spectrum, two licensed for each MTA and one licensed for each BTA. The 30 MHz BTA licenses were awarded to small business and rural telephone entities qualifying for participation in an "Entrepreneurs' Block." Three 10 MHz frequency blocks were licensed in each BTA, with one of these 10 MHz blocks per BTA licensed to an Entrepreneurs' Block entity. The rules permit licensees to offer a broad range of two-way voice, data and related communications services employing digital micro-cellular technology. Cellular carriers are subject to a 45 MHz spectrum cap for their combined cellular and PCS spectrum in areas where they offer both services. After January 1, 2000, cellular licensees will be permitted to acquire an additional five MHz for a total of 15 MHz of PCS spectrum in their cellular service areas.

  The FCC has also adopted rules for narrowband PCS services in the 900 MHz frequency band and awarded national and regional licenses by auction. Narrowband PCS services typically are advanced paging and messaging services. In addition, the FCC allocated 30 MHz to unlicensed PCS, which will consist of new cordless telephones, local area networks in offices and other kinds of short-range communications. Unlicensed PCS operations are restricted to very low power.

  SMR and other land mobile radio systems, such as those historically used by taxicabs, tow truck services, and other communications services that have the technical capability to handle mobile telephone calls (including interconnection to the landline telephone network), may provide competition to cellular and PCS services in certain markets. Beginning in February 1991, the FCC granted waivers of certain of its SMR rules to permit several large operators of SMR systems to construct and operate Enhanced Specialized Mobile Radio ("ESMR") systems. These waivers allow SMR operators to use digital technology to provide a wide-area mobile communications service that substantially increases the number of customers that can be served. The
ESMR system incorporates characteristics of cellular technology, including multiple low-power transmitters and interconnection with the landline telephone network. ESMR service may compete with cellular service by providing digital communication technology, lower rates, enhanced privacy and additional features such as electronic mail and built-in paging. The FCC has and will be auctioning SMR licenses in the 800 and 900 MHz frequency bands for the provision of wide area SMR licensing. The new licenses were designed to promote wide-area systems that would make SMR more competitive with other wireless services, including cellular.

  Continuing technological advances in the telecommunications industry make it impossible to predict the extent of future competition. A consortium of telecommunications providers known as American Mobile Satellite Corporation has been licensed by the FCC to provide mobile satellite service. In addition, the FCC has issued licenses for low-orbit satellite systems that would provide voice and data mobile communications to subscribers throughout the world. Other proposals for additional mobile satellite service and spectrum are pending before the FCC. The FCC and international and foreign regulatory authorities are considering additional aspects of mobile satellite systems and services. The International Maritime Satellite Organization ("Inmarsat") has been planning for several years an "Inmarsat-P" international global satellite telephone and data service that is expected to commence service in 1999 or 2000.

  Mobile satellite systems could augment or replace communications within land based cellular systems. Similar technological advances may make available alternatives to cellular service, creating additional sources of competition.

  In addition, the FCC has auctioned off 25 MHz of spectrum for unspecified fixed and mobile services, collectively known as the General Wireless Communications Service ("WCS"). The FCC defined WCS as any fixed or mobile service except broadcasting, radiolocation, and satellite service. Among the services the FCC anticipates the WCS may be used for are voice, video and data transmission, private microwave, broadcast auxiliary, and ground-to-air voice and data. On March 25, 1998, the FCC completed the auction of 986 licenses for the Local Multipoint Distribution Service ("LMDS") frequencies in the 27.5 through 31.3 GHz frequency bands. The FCC will permit flexible use for these LMDS licenses. It is anticipated that LMDS licenses will be used to provide video and data transmission and Internet access, although voice use is also permitted. Frequencies in the 38 GHz band have also been licensed for similar uses.

  As a result of the above, the Company's cellular operations may face increased competition from entities providing other communication technologies and services. The Company cannot predict the success of such competing technologies or their operational abilities. While some of these technologies are currently operational, others are operational on only a limited basis or are not yet operational. Broadband PCS operators will compete directly with the Company and may have access to substantial capital resources, although such resources have generally not been available to Entrepreneurs' Block licensees. There can be no assurance that the Company will be able to provide or that it will choose to pursue, depending on the economics thereof, such services and features in addition to those already provided. The Company believes that traditional tested cellular service is economically proven. While the Company believes that competition from other technologies will increase over both the short and long terms, it also believes that the development of cellular technology and expansion of the Company's cellular clusters is its best strategy. Nonetheless, there can be no assurance that one or more of the technologies currently used by the Company will not become obsolete sometime in the future.

                                  REGULATION

REGULATION AND LICENSING OF CELLULAR TELEPHONE SYSTEMS

  The FCC regulates the construction, operation and acquisition of cellular systems in the United States pursuant to the Communications Act. FCC regulations specify that two cellular radio licenses are available for any given area within each of the 734 FCC-designated markets in the United States (306 MSAs and 428 RSAs). Frequency block "B" was initially awarded to incumbent landline local exchange carriers (the "Wireline" license) and frequency block "A" was initially awarded to nonincumbents (the "Non-Wireline" license). Apart from the different frequency blocks, there is no technical difference between Wireline and Non-Wireline cellular systems and the operational requirements imposed on Wireline and Non-Wireline licensees are the same. The regulatory distinction between Wireline and Non-Wireline systems concerns only an applicant's eligibility to apply for an initial authorization. After initial authorization, a Non-Wireline company may purchase interests in a Wireline system, subject to restrictions on common ownership of Wireline and Non-Wireline systems in the same market and to any necessary prior approval of the FCC. Likewise, a company affiliated with a landline telephone service provider may purchase an interest in a Non-Wireline system, subject to the same restrictions on common ownership and prior FCC approval where necessary.

  FCC licensing of all MSA markets and the FCC's initial lotteries of all of the RSA markets have been completed. Additional auctions are to be held for several RSA markets in which the initially selected applicant has been disqualified.

  For Systems below the top 90 MSA markets (including all RSA markets), the issuance of a construction permit initiates an 18-month period during which the permittee must construct at least one cell and begin providing service via those facilities. A permittee that does not complete initial construction within 18 months is subject to having its permit canceled. A small number of RSA permittees forfeited their permits on this ground.

  Following notice of completion of construction, a cellular operator obtains an initial license. Cellular licenses are issued generally for a 10-year term beginning on the date of the grant of the initial operating authority and are renewable upon application to the FCC for periods of up to 10 years. The FCC may revoke a license prior to the end of its term in extraordinary circumstances (such as when serious violations of FCC rules have occurred).

  Under FCC rules, the authorized service area of a cellular provider in each of its markets is referred to as the "Cellular Geographic Service Area" ("CGSA"). The CGSA may be coincident with, or smaller than, the related FCC-designated MSA or RSA. A cellular licensee has the exclusive right to expand its CGSA boundaries within the licensee's MSA or RSA for a period of five years after grant of the licensee's construction permit. At the end of the five-year period, however, any entity may apply to serve portions of the MSA or RSA outside the licensee's CGSA. The FCC has granted a number of unserved area applications for areas within both MSA and RSA markets, some filed by incumbent operators and others filed by new entrants.

  Near the conclusion of the license term (the years 2000 to 2008, in the case of the Company's current licenses), licensees must file applications for renewal of licenses to obtain authority to operate for up to an additional 10-year term. Applications for license renewal may be denied if the FCC determines that the grant of an application would not serve the public interest. In addition, at license renewal time, other parties may file competing applications for the authorization. In the event that qualified competitors file applications for a licensee's market, the FCC may be required to hold a hearing to determine whether the incumbent or the competitor will receive the license. In 1993, the FCC adopted specific standards to apply to cellular renewals, concluding that it will award a renewal expectancy to a cellular licensee that meets certain standards of past performance. If the existing licensee receives a renewal expectancy, it is very likely that the existing licensee's cellular license will be renewed without a full comparative hearing. To receive a renewal expectancy, a licensee must show that it (i) has provided "substantial" service during its past license term; and (ii) has substantially complied with applicable FCC rules and policies and the Communications Act. "Substantial" service is defined as service which is sound, favorable and substantially above a level of mediocre service that might only minimally warrant renewal.

  Cellular radio service providers also must satisfy a variety of FCC requirements relating to technical and reporting matters. One such requirement is the coordination of proposed frequency usage with adjacent cellular users, permittees and licensees in order to avoid interference between adjacent Systems. In addition, the height and power of base station transmitting facilities and the type of signals they emit must fall within specified parameters. The FCC also regulates cellular service resale practices and the terms under which certain ancillary services may be provided through cellular facilities. Cellular systems are subject to certain Federal Aviation Administration regulations respecting the location, lighting and construction of cellular transmitter towers and antennae and may be subject to regulation under the National Environmental Policy Act and the environmental regulations of the FCC. State or local zoning and land use regulations may also apply. The Company uses common carrier point to point microwave facilities to connect cell sites and to link them to the main switching office. These facilities are separately licensed by the FCC and are subject to regulation as to technical parameters and service.

  In July 1994, the FCC issued a notice proposing to require that all cellular carriers provide interexchange carriers with equal access. Currently, only AT&T's cellular carriers and the cellular affiliates of the RBOCs are required to provide equal access. The FCC also proposed requiring all CMRS providers to provide interconnection to other mobile service providers. In April 1995, however, the FCC tentatively concluded that it would be premature to adopt such a requirement, and to date has declined to do so. The FCC may in the future attempt to impose equal access or other interconnection obligations on CMRS providers if market conditions warrant.

  Congress amended the Communications Act to preempt, as of August 10, 1994, state or local regulation of the entry of, or the rates charged by, any commercial mobile radio service, which includes cellular telephone service, or any private mobile radio service.

TELECOMMUNICATIONS ACT OF 1996; OTHER REGULATORY DEVELOPMENTS

  The Telecom Act is the first legislation enacted in over 60 years that attempts comprehensive reform of telecommunications regulation, although the legislation did not have as a principal focus the cellular industry in particular or the wireless communications industry in general. The Telecom Act's goal is to remove statutory, regulatory, and court-ordered barriers that historically prohibited new entrants into many segments of the telecommunications industry. Certain of the provisions of the Telecom Act have been declared unconstitutional, including several provisions relating to restrictions on Regional Bell Operating Companies ("RBOCs") that were deemed a bill of attainder by the United States District Court in Wichita Falls, Texas. That ruling has been appealed. The Company cannot predict the outcome of that litigation or the eventual impact of the result of that litigation on the Company.

  To facilitate the entry of competitors, the Telecom Act imposes certain requirements on local exchange carriers, including interconnection, universal service, equal access, and facilitating local wireline telephone service. The FCC has adopted regulations implementing these provisions, including rules on telephone number portability pursuant to which subscribers will be able to migrate their landline telephone numbers to a cellular carrier or other Commercial Mobile Radio Service ("CMRS") or landline carrier, or from a cellular carrier to another CMRS or landline carrier.

  In August 1996, the FCC released its decision implementing the interconnection portions of the Telecom Act. However, major portions of the FCC's interconnection rules were reversed by the United States Court of Appeals for the Eighth Circuit, which held that the rules interfered with matters left to the jurisdiction of the states by the Telecom Act. The Eighth Circuit's decision has been appealed to the United States Supreme Court, which has decided to expedite its review of petitions for certiorari with regard to the Eighth Circuit's decision. The Company cannot predict the eventual outcome of the judicial review of the FCC's interconnection rules or the effect of the eventual implementation of interconnection rules by the FCC. However, pursuant to the provisions of the Telecom Act, the Company has renegotiated many of its interconnection agreements with incumbent local exchange carriers and thereby reduced the cost of interconnection with the local telephone facilities.

  The FCC's interconnection decision concluded that CMRS providers are entitled to reciprocal compensation arrangements with incumbent local exchange carriers and prohibited local exchange carriers from charging CMRS providers for terminating traffic initiated on the local exchange carrier's network. While the FCC noted the potential for asserting jurisdiction over certain aspects of CMRS interconnection with landline local exchange carriers, it has so far determined to defer primarily to the states in implementing interconnection policies pursuant to general guidelines established by the FCC, some of which survive the Eighth Circuit decision.

  The FCC declined to require cellular carriers to comply with certain interconnection provisions of the Telecom Act applicable to local exchange carriers. Prior to the passage of the Telecom Act, the FCC had proposed to require CMRS providers to interconnect directly with other mobile service providers but tentatively concluded that it would be premature to adopt such a requirement. The FCC has since stated that it would revisit this issue in the future.

  The Telecom Act requires telecommunications carriers providing interstate service to contribute to a federal Universal Service Support Fund established by the FCC. The Universal Service Support Fund will support telephone service in high-cost and low-income areas and support access to telecommunications facilities by schools and libraries. States will also be implementing requirements that carriers contribute universal service funding from intrastate telecommunications revenues. The Company has revised its customer billing to reflect additional costs related to these universal service fund requirements. There can be no guarantee that the Company will be able to continue to pass the costs of the fund requirements on to its customers in the future.

  The FCC has eliminated its PCS-cellular cross-ownership rule, but retained a spectrum cap on aggregation of CMRS spectrum. A cellular licensee and its affiliates may not hold an attributable interest in more than 45 MHz of licensed cellular, broadband PCS, and specialized mobile radio ("SMR") spectrum in a particular geographic area.

  The FCC has revised its rules pertaining to cellular licensees' obligations to allow resale of cellular service. The FCC requires a cellular carrier (and certain other wireless carriers) to permit unrestricted resale of its service (including to other FCC-licensed wireless carriers). This rule contains a sunset provision that provides that the rule will lapse five years following the FCC's grant of the last group of initial broadband PCS licenses.

  Pursuant to an earlier amendment of the Communications Act of 1934, as amended (the "Communications Act"), Congress preempted state or local regulation of entry into, or rates charged by, any CMRS or private mobile service carrier. States were allowed to petition the FCC for authorization to continue their authority to regulate rates and entry by August 1994. While eight states sought such authority, the FCC denied all such requests.

TRANSFERS AND ASSIGNMENTS OF CELLULAR LICENSES

  The Communications Act and FCC rules require the FCC's prior approval of the assignment or transfer of control of a construction permit or license for a cellular system. Subject to FCC approval, a license or permit granted to a non-wireline entity may be transferred or assigned to a wireline entity and vice versa. In most cases, noncontrolling interests in an entity that holds a cellular license or cellular system generally may be bought or sold without prior FCC approval. In the case of a sale proposed to occur before the expiration of certain holding periods, the FCC may prohibit or impose limitations on such a sale or require the seller to make certain representations as a condition precedent to such a sale. For RSAs, the minimum holding period generally expires upon completion of initial construction. The FCC has permitted sales prior to completion of initial construction under certain circumstances. Specifically, the seller must demonstrate that it did not file its application for the purpose of speculating in cellular licenses. Any acquisition by the Company of cellular interests may also require the prior approval of state or local regulatory authorities having jurisdiction over the cellular telephone industry.

  In certain circumstances, the FCC's rules prohibit the alienation of cellular interests. No ownership interest in an RSA application, or an entity holding such an application, may be transferred or otherwise alienated prior to the grant of a construction permit. For cellular unserved areas, no substantial change in ownership may take place until after the FCC has granted both a construction permit and a license and the licensee has provided service to the public for at least one year. These restrictions prevent prospective purchasers, including the Company, from entering into agreements for assignment or transfer of unserved areas and RSA acquisitions prior to the lapse of the applicable transfer restriction periods. These transfer restrictions should not have a greater effect on the Company than on any other prospective buyer.

CHARACTER AND CITIZENSHIP REQUIREMENTS

  Applications for FCC authority may be denied and, in extreme cases, licenses may be revoked if the FCC finds that an entity lacks the requisite "character" qualifications to be a licensee. In making that determination, the FCC considers whether an applicant or licensee has been the subject of adverse findings in a judicial or administrative proceeding involving felonies, the possession or sale of unlawful drugs, fraud, antitrust violations or unfair competition, employment discrimination, misrepresentations to the FCC or other government agencies, or serious violations of the Communications Act or FCC regulations. The FCC also requires licensees to comply with statutory restrictions on the direct or indirect ownership or control of radio licenses by non-U.S. persons or entities. The FCC has found the Company to be qualified to hold FCC licenses.

OTHER RESTRICTIONS

  The Communications Act currently limits the interest of foreign governments and non-U.S. corporations and citizens in radio licensees, which include cellular licensees. This limitation has been relaxed with regard to certain foreign investors pursuant to a World Trade Organization treaty and FCC actions, implementing the treaty. The cellular industry is also subject to other rules and policies of the FCC and state commissions.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following sets forth certain biographical information, the present occupation and business experience for the past five years of each person who is a director or executive officer of the Company (none of whom were officers or directors of PriCellular other than Brion Applegate, who was a director of PriCellular until June 25, 1998, and Stephen Easley, who was an officer of PriCellular until June 25, 1998). All such persons assumed their respective positions with American Cellular effective as of June 25, 1998:

        NAME                AGE               POSITION
        ----                ---               --------
   Brian McTernan            50        President and Director
   John Fujii (1)            48 Chief Executive Officer and Director
   James J. Walter, Jr.      47      Vice President of Finance,
                                Chief Financial Officer and Secretary
   Janice P. Mercer          49 Executive Vice President--Operations
   Stephen J. Easley         41  Vice President for External Affairs
                                         and General Counsel
   Keith E. Mathews          37    Vice President, Controller and
                                         Assistant Secretary
   Brion Applegate (1, 3)    44               Director
   Glenn M. Creamer (1, 3)   36               Director
   Jeffrey M. Lane (2)       42               Director
   Michael J. Marocco (3)    39               Director
   Kevin J. Maroni (2)       35               Director
   Mark A. Pelson (2)        36               Director

--------
(1) Member of the Executive Committee of the Board of Directors.
(2) Member of the Audit Committee of the Board of Directors.
(3)Member of the Compensation Committee of the Board of Directors.

  Brian McTernan. Mr. McTernan has been a principal of MLC since 1986. From 1988 to 1994 he served as an officer for various subsidiaries of Crowley. From 1994 to 1995 he was the President of Mid-South. Mr. McTernan has served as President and Chief Operating Officer of ACME Paging, Inc. since 1994.

  John Fujii. Mr. Fujii has been a principal of MLC since 1986. From 1988 to 1994 he served as an officer for various subsidiaries of Crowley. From 1994 to 1995 he was the Vice President and Secretary of Mid-South. Mr. Fujii has served as Vice President and Secretary of ACME Paging, Inc. since 1994.

  James J. Walter, Jr. Mr. Walter has served as Vice President and Controller of MLC since 1989. He has also served as Vice President and Controller of ACME Paging, Inc. since 1994.

  Janice P. Mercer. Ms. Mercer has been involved in the wireless communications industry for the past 15 years. From 1988 to 1992, Ms. Mercer served as General Manager at Crowley. From 1992 to 1993, Ms. Mercer served as General Manager at McCaw and from 1993 to 1994, Ms. Mercer served as
General Manager at Mid-South. From 1995 until the time she joined the Company, Ms. Mercer served as the Director of Consumer Marketing, Southwest Region, at AT&T Wireless.

  Stephen J. Easley. Mr. Easley served as Vice President for External Affairs and General Counsel of PriCellular since March 1997. For one year prior to that, he served as Vice President and General Counsel of Intrinzix Technologies, Inc. ("Intrinzix"). For the five years prior to his service with Intrinzix, Mr. Easely served as Senior Counsel at MCI Communications Corporation.

  Keith E. Mathews. Mr. Mathews served as Senior Tax Manager for Arthur Andersen & Co. for twelve years prior to joining American Cellular.

  Brion B. Applegate. Mr. Applegate co-founded Spectrum in 1993. Prior to forming Spectrum, he was a General Partner of Burr, Egan, Deleage & Co. from 1982 to 1993. Mr. Applegate is a director of Nassau Broadcasting Partners, L.P., Apex Site Management, L.P., and Tut Systems, Inc.

  Glenn M. Creamer. Mr. Creamer has been a Managing Director of Providence Equity Partners since its inception in 1996. Mr. Creamer is also a general partner of Providence Ventures L.P., which was formed in 1991. Mr. Creamer is also a Vice President of Narragansett Capital, Inc., which he joined in 1988. Mr. Creamer is a director of Carrier1 L.L.C., Celpage, Inc., Epoch Networks, Inc., and Wireless One Network, L.P.

  Jeffrey M. Lane. Mr. Lane has been a Managing Director of Triumph Capital Group, Inc. since 1994. From 1990 to 1994 he was a Managing Director of Pacific Corporate Group. Mr. Lane serves as a director of S&R Precision Company LLC.

  Michael J. Marocco. Mr. Marocco has been a General Partner of Sandler Capital Management since 1989. Prior to joining Sandler Capital, he was a Vice President of Investment Banking at Morgan Stanley specializing in media and communications companies. He serves as a director for numerous companies involved in cable television, broadcasting, advertising and interactive television.

  Kevin J. Maroni. Mr. Maroni joined Spectrum at its inception in 1993. Prior to joining Spectrum, he was Manager of Finance and Development at Time Warner Telecommunications. Before joining Time Warner, Mr. Maroni was a consultant and analyst with the Harvard Management Company.

  Mark A. Pelson. Mr. Pelson is a Vice President of Providence Equity Partners. Prior to 1996, Mr. Pelson was a co-founder and director of TeleCorp, Inc., a wireless telecommunications company, and from 1989 to 1995 he served in various management positions with AT&T, most recently as a general manager of strategic planning and mergers and acquisitions. Mr. Pelson is a director of Carrier1 L.L.C. and Madison River Telephone Company, Inc.

  In connection with their responsibilities as officers of MLC, certain members of the Company's senior management, specifically Brian McTernan, John Fujii and James Walter, have commitments to manage the affairs of Acme, a large multinational paging operation which was founded in 1994 and has operations in South America. Acme is not affiliated with the Company. Acme's day-to-day operations are primarily managed by individuals headquartered in South America, and MLC employs staff members in the U.S. who are dedicated exclusively to Acme and who have no responsibilities to the Company. Since the Merger, Messrs. McTernan, Fujii and Walter have, on average, collectively spent approximately 15% to 20% of their professional time providing corporate-level management services for Acme. These individuals believe, however, that the amount of time they collectively will devote in the future to managing Acme will vary, and may from time to time increase, sometimes significantly. The principal factors that may result in an increased time commitment are recent adverse changes in the economy in South America, Acme's annual budgeting process, which is typically completed during November and December, and the possible sale of Acme by its investors. Due to the uncertainties inherent in these factors and in managing a business like Acme, Messrs. McTernan, Fujii and Walter are presently unable to make a quantifiable determination of the amount of their time they will dedicate to managing Acme. However, Mr. Fujii believes he will continue to devote substantially all of his professional time to the affairs of the Company, and Messrs. McTernan and Walter believe they will continue to devote the substantial majority of their professional time to the affairs of the Company, and that all three of these members of the Company's senior management team will not turn their attention to Acme simultaneously. Since the Merger, the Company has hired additional members of its senior management team whose responsibilities are dedicated exclusively to the Company. Senior management of the Company believes there will not be a material adverse impact on the business, prospects or results of operations of the Company resulting from the responsibilities of Messrs. McTernan, Fujii and Walter to co-manage Acme. Despite this, there can be no assurances that any continued or prolonged attention to the affairs of Acme by Messrs. McTernan, Fujii and Walter will not have a material adverse effect on the Company.

MANAGEMENT INCENTIVE PLAN

  Each of Messrs. Fujii and McTernan is a party to the Stock Purchase Agreement, pursuant to which each has purchased 1,250 shares of Class A Common Stock of the Company for $125,000 and 16,250 shares of Series A Preferred Stock of the Company for $1,625,000. See "Certain Relationships and Related Transactions--Loans to Certain Officers."

  The Company has reserved 21,739 shares of its Class B Common Stock for issuance to certain of its employees. Messrs. Fujii and McTernan each purchased 6,793.5 shares of such Class B Common Stock and Mr. Walter and Ms. Mercer purchased 1,000 and 1,500 shares of such Class B Common Stock, respectively, at a price in the case of each purchaser, of $10 per share. Mr. Mathews purchased 600 shares of Class B Common Stock and Mr. Easley purchased 250 shares of Class B Common Stock. If the Company proposes to sell more than 21,739 Class B Common Stock, Messrs. Fujii and McTernan have the right to purchase their pro rata share of such Class B Common Stock. Holders of Class B Common Stock have the same rights as holders of Class A Common Stock, except that the Class B Common Stock is non-voting. The Class B Common Stock vests in equal, annual installments over a four-year period starting on the commencement date of employment. Unvested shares of Class B Common Stock are subject to forfeiture upon the holder's ceasing to be an employee of the Company (or, in the case of Messrs. Fujii and McTernan, ceasing to be an officer or director of the Company). Shares of Class B Common Stock vest upon a certain events deemed to be a change of control and the Company must make appropriate provision to have any successor corporation assume the Company's obligations with respect to the Class B Common Stock. The shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis, and automatically convert when vested. Shares of Class B Common Stock vest and convert into Class A Common Stock upon the employee's death, disability or incapacitation. Upon termination of employment without cause or due to death or disability, Messrs. Fujii, McTernan and Walter each have the right to put their shares of Class A Common Stock, Class B Common Stock (to the extent vested) and Series A Preferred Stock, if any, then owned by such terminated employee at the fair market value for such shares (generally as determined by an outside appraiser), provided that the Company will have the right to pay certain amounts to such terminated employee by issuing shares of Series A Preferred Stock.

COMPENSATION OF MANAGEMENT

  The Company has agreed to pay Messrs. Fujii and McTernan each an annual salary of $375,000, which may be adjusted upward by the Board of Directors.

NON-COMPETITION

  Messrs. Fujii and McTernan have agreed that as long as they are employed by the Company they will not engage in any wireless communication activities, other than their existing activities, through the Company and passive investments, and will not engage in any other business, other than their existing activities, that would substantially detract from the normal working hours sufficient to carry out their obligations as officers and directors of the Company.

COMPENSATION OF DIRECTORS

  The Company plans to reimburse directors for out-of-pocket expenses and may pay customary fees to non-employee directors for their services as directors.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has established an Executive Committee comprised of Messrs. Fujii, Applegate and Creamer. The Board of Directors has established an Audit Committee comprised of Messrs. Maroni, Pelson and Lane and a Compensation Committee comprised of Messrs. Applegate, Creamer and Marocco.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Class A Common Stock as of June 30, 1998 by (i) each stockholder who is known by the Company to own beneficially five percent or more of the Class A Common Stock, (ii) each director of the Company, (iii) each executive officer, and (iv) all directors and executive officers as a group. The number of shares beneficially owned by each stockholder, director or officer is determined according to the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the "beneficial owners" of the same shares. This table does not reflect ownership of Class A Preferred Stock or Class B Common Stock, neither of which have voting rights.

                                               AMOUNT AND NATURE OF   PERCENT
              NAME AND ADDRESS                BENEFICIAL OWNERSHIP(1) OF CLASS
              ----------------                ----------------------- --------
Spectrum Equity Investors II, L.P. (2).......          35,714           14.3%
Providence Equity Partners, L.P. (3).........          35,714           14.3
Sandler Investment Partners, L.P. (4)........          32,143           12.9
Tandem Wireless Investments, L.P. (5)........          28,751           11.4
Triumph Partnerships (6).....................          21,429            8.6
First Union Capital Partners, Inc. (7).......          17,857            7.1
HarbourVest Partners V (8)...................          14,286            5.7
Trident Capital Management (9)...............          14,286            5.7
John Fujii (10, 16)..........................           1,250            *
Brian McTernan (10, 16)......................           1,250            *
James J. Walter, Jr. (10, 17)................               0            *
Janice P. Mercer (10, 17)....................               0            *
Stephen J. Easley (10, 17)...................               0            *
Keith E. Mathews (10, 17)....................               0            *
Brion Applegate (2, 11)......................          35,714           14.3
Glenn M. Creamer (3, 12).....................          35,714           14.3
Jeffrey M. Lane (6, 13)......................               0            *
Michael J. Marocco (4, 14)...................          32,143           12.9
Kevin Maroni (2, 11).........................          35,714           14.3
Mark A. Pelson (3, 15).......................               0            *
All directors and executive officers as a
 group (twelve individuals)(16, 17)..........         127,500           51.0

--------
  *Less than one percent.

 (1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. More than one person may be deemed to be a beneficial owner of the same securities. The percentage ownership of each stockholder is calculated based on 250,000 shares of Class A Common Stock outstanding. Unless otherwise noted in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the Class A Common Stock shown as beneficially owned.

 (2) The address for Spectrum Equity Investors II, L.P. and Mr. Maroni is 125 High Street, Boston, MA 02110. The address for Mr. Applegate is 245 Lytton Avenue, Suite 175, Palo Alto, CA 94301.

 (3) The address for Providence Equity Partners, L.P. and Messrs. Creamer and Pelson is 50 Kennedy Plaza, 900 Fleet Center, Providence, RI 02903.

 (4) Shares held by five limited partnerships, the general partner of which is Sandler Investment Partners, L.P. The address for Sandler Investment Partners, L.P. and Mr. Marocco is c/o MDM Corp., 767 Fifth Avenue, 45th Floor, New York, NY 10153.

 (5) The address for Tandem Wireless Investments, L.P. is c/o Live Cycles Holding Co., 29 South Main Street, Suite 216, West Hartford, Connecticut 06107.

 (6) Shares held by two limited partnerships, Triumph Partners III, L.P. and Triumph III Investors, L.P. (the "Triumph Partnerships"). The address for the Triumph Partnerships and Mr. Lane is 100 California Street, Suite 756, San Francisco, CA 94111.

 (7) The address for First Union Capital Partners, Inc. is 301 South College Street, Charlotte, NC 28288.

 (8) The address for HarbourVest Partners V is One Financial Center, 44th Floor, Boston, MA 09111.

 (9) Shares held by five entities affiliated with Trident Capital Management. The address for Trident Capital Management is 2480 Sand Hill Road, Menlo Park, CA 94025.

(10) The address for Messrs. Fujii, McTernan, Walter, Easley and Mathews and Ms. Mercer is c/o American Cellular Corporation, 1375 East Woodfield Road, Suite 700, Schaumburg, IL 60173.

(11) As a general partner of Spectrum Equity Accounts II, L.P., which is the sole general partner of Spectrum Equity Investors II, L.P., each of Mr. Applegate and Mr. Maroni may be deemed to beneficially own shares beneficially owned by Spectrum Equity Investors II, L.P., but disclaim any such beneficial ownership.

(12) Mr. Creamer is a member of Providence Equity Partners L.L.C., the general partner of Providence Equity Partners, L.P., and may be deemed to share voting and investment power with respect to such shares. Mr. Creamer disclaims beneficial ownership with respect to the Class A Common Shares held by Providence Equity Partners, L.P.

(13) Mr. Lane is a limited partner in one of the Triumph Partnerships and a limited partner in the general partner of the other Triumph Partnership. Mr. Lane disclaims beneficial ownership of any shares beneficially owned by the Triumph Partnerships.

(14) As the sole stockholder of a corporation which is a general partner of Sandler Investment Partners, L.P., Mr. Marocco may be deemed to beneficially own shares beneficially owned by Sandler Investment Partners, L.P., but disclaims any such beneficial ownership.

(15) Mr. Pelson is a Vice President of Providence Equity Partners. Mr. Pelson disclaims beneficial ownership with respect to the Class A Common Shares held by Providence Equity Partners, L.P.

(16) Messrs. Fujii and McTernan each own 6,793.5 shares of Class B Common Stock. See "Management--Management Incentive Plan."

(17) Mr. James J. Walter, Mr. Stephen J. Easley, Mr. Keith E. Mathews and Ms. Janice P. Mercer own 1,000, 250, 600 and 1,500 shares, respectively, of Class B Common Stock. See "Management--Management Incentive Plan."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

VOTING AGREEMENT

  In connection with the execution of the Merger Agreement, AT&T Wireless Services, Inc. ("AWS"), The Thomas H. Lee Company (through its affiliates), and certain members of the Price family entered into a Voting Agreement with American Cellular in which, among other things, these stockholders agreed to vote their shares of PriCellular in favor of the Merger Agreement.

SPECTRUM LETTER

  In connection with the execution of the Merger Agreement, Spectrum Equity Investors, L.P. ("Spectrum") delivered a letter to PriCellular whereby Spectrum agreed to be bound by certain provisions of the Voting Agreement.

AT&T CONSENT AND WAIVER

  Concurrently with the execution of the Merger Agreement, AWS entered into a Consent and Waiver agreement with PriCellular. Pursuant to the Consent and Waiver agreement, AWS agreed to waive certain rights (including veto rights with respect to any merger between PriCellular and any other corporation) arising under a stockholders' agreement among PriCellular, AWS and the other stockholders of PriCellular party thereto in connection with the Merger.

EQUITY INVESTOR AGREEMENTS

  In connection with their initial investment in American Cellular and the Equity Contribution, the Equity Investors and American Cellular entered into the Stock Purchase Agreement, an Equity Investor Registration Rights Agreement and the Stockholders Agreement.

  On March 5, 1998, American Cellular and the Equity Investors entered into the Stock Purchase Agreement whereby the Equity Investors purchased an aggregate of 250,000 shares of Class A Common Stock of American Cellular for $25 million. The Stock Purchase Agreement provided that, at the request of American Cellular, the Equity Investors would purchase an aggregate of 325,000 shares of Series A Preferred Stock of American Cellular for $325 million. The Equity Investors purchased such additional shares as part of the Merger Financings.

  In connection with the Stock Purchase Agreement, on March 5, 1998, American Cellular and the Equity Investors entered into a registration rights agreement (the "Equity Investor Registration Rights Agreement"). The Equity Investor Registration Rights Agreement provides that the Equity Investors may demand registration under the Securities Act of their Class A Common Stock under certain circumstances. In addition, the Equity Investor Registration Rights Agreement provides the Equity Investors with certain piggyback registration rights. The Equity Investor Registration Rights Agreement has provisions governing the registration statement filing process and provides that American Cellular shall bear all expenses, other than underwriting discounts and commissions, in connection with its obligations under the Equity Investor Registration Rights Agreement.

  Also in connection with the Stock Purchase Agreement, American Cellular and the Equity Investors entered into a Stockholders Agreement on March 5, 1998 (the "Stockholders Agreement"). The Stockholders Agreement gives the Equity Investors certain tag-along and drag-along rights in the event that a majority of Class A Common Stock or Series A Preferred Stock is proposed to be sold to a third party. All other transfers of stock of American Cellular are restricted by the Stockholders Agreement. The Stockholders Agreement further provides for certain individuals to be elected to American Cellular's Board of Directors and requires the vote of each director designated by the Equity Investors for the approval of certain actions. Each director of the Company was elected pursuant to the provisions of the Stockholders Agreement.

LOANS TO CERTAIN OFFICERS

  On the Merger Date, the Company loaned approximately $1,000,000 to each of Messrs. Fujii and McTernan, which loan proceeds were used by each such individual to purchase their remaining shares of Series A Preferred Stock as described under "Management--Management Incentive Plan." These loans effectively are interest-free to the individuals and are each secured by 15,750 shares of the Series A Preferred Stock owned by such individual. The loans will become due and payable no later than March 9, 1999, subject in certain circumstances to extension upon the satisfaction of certain conditions.

                        DESCRIPTION OF CREDIT FACILITY

  In connection with the Merger, American Wireless and American Cellular entered into the Credit Facility with Toronto Dominion (Texas), Inc. ("Toronto Dominion"), an affiliate of TD Securities (USA) Inc., Merrill Lynch Capital and certain other financial institutions (collectively, the "Lenders"), pursuant to which the Lenders will provide credit facilities to American Wireless.

  The following is a summary of the terms and conditions of the Credit
Facility:

  The Facilities. The Credit Facility provides for a senior secured reducing revolving credit facility (the "Revolving Credit Facility"), which will provide revolving loans (the "Revolving Credit Loans") in an aggregate principal amount up to the Lenders' revolving credit commitment (the "Revolving Credit Commitment"), which at closing was $150 million, and senior secured term loan facilities in three tranches (the "Term Loan Facilities"), under which term loans (the "Term Loans") in an aggregate principal amount of $850 million were made at closing.

  Use of Credit Facility Proceeds. The proceeds of the Credit Facility were used together with other proceeds of the Merger Financings, to fund payment of cash consideration in the Merger, repay PriCellular and Wireless indebtedness (including the purchase of the Old Notes in the Debt Tender Offers), pay the related fees and expenses and purchase the Pledged Securities. In addition, the Revolving Credit Facility is available, subject to the conditions set forth in the Credit Facility documentation, for general corporate purposes.

  The Credit Facility provides that it may be increased by up to $250 million, subject to the terms and conditions contained in the Credit Facility.

  Availability of Loans. The Term Loans were available on the Merger Date and the business day immediately following the Merger Date, and the Revolving Credit Loans were available on the Merger Date in a principal amount not exceeding $75 million and will be available thereafter on a revolving basis until the maturity thereof. Up to $10 million of the Revolving Credit Facility is available for the issuance of letters of credit.

  Maturity of Loans. The Revolving Credit Commitment will be reduced quarterly beginning March 31, 2001 and the Revolving Credit Facility will mature approximately eight and one-half years after the Merger Date. The Term Loans will consist of three tranches and will amortize over approximately eight and one-half years for tranche A Term Loans ("Tranche A Loans"), approximately nine years for tranche B Term Loans (the "Tranche B Loans") and approximately nine and one-half years for tranche C Term Loans (the "Tranche C Loans").

  Prepayments. Borrowings and commitments under the Credit Facility are subject to mandatory prepayment and reduction in an amount equal to (a) the net proceeds of certain asset dispositions (including insurance proceeds resulting from casualty to certain assets), subject to certain exceptions and to American Wireless' ability to reinvest such proceeds under certain circumstances, (b) 75% of excess cash flow (reduced to 50% with respect to any fiscal year if American Wireless' Total Leverage Ratio (defined as the ratio of total debt on a consolidated basis, including, after the date the Company no longer has the proceeds of the Pledged Securities available for the payment of interest on the Notes, debt in respect of the Notes to annualized operating cash flow) at the end of such fiscal year is less than 8.0:1.0), (c) 100% of the net proceeds of the issuance or incurrence of debt, subject to certain exceptions set forth in the Credit Facility, and (d) 50% of the net proceeds of any issuance of equity securities, subject to certain exceptions set forth in the Credit Facility. Voluntary prepayment of the loans will be permitted in whole or in part with prior notice and without premium or penalty (other than funding losses), subject to limitations as to minimum amounts.

  Interest Rates. Borrowings under the Credit Facility will bear interest at a rate per annum of, at American Wireless' option, either (a) a base rate (defined as the higher of (i) Toronto Dominion's announced corporate base rate and (ii) the federal funds rate, plus 0.50%) plus an additional margin amount which will vary from time to time (the "Applicable Margin") or (b) a LIBOR rate plus the Applicable Margin. The maximum Applicable Margin for the Tranche A Loans and the Revolving Credit Loans will be 1.50% for base rate loans and 2.50% for LIBOR loans, for the Tranche B Loans will be 1.75% for base rate loans and 2.75% for LIBOR loans, and for the Tranche C Loans will be 2.00% for base rate loans and 3.00% for LIBOR loans. Based upon American Wireless' total leverage ratio, the Applicable Margin for Tranche A Loans and Revolving Credit Loans may be reduced by up to 1.375%, and for Tranche B Loans and Tranche C Loans may be reduced by 0.25%. The default rate under the Credit Facility will be 2.00% above the otherwise applicable rate.

  Fees and Expenses. The Credit Facility requires American Wireless to pay (a) commitment fees to the Lenders in an amount equal to 0.50%, 0.375% or 0.25% per annum on the unused commitment under the revolving credit facility, depending upon American Wireless' total leverage ratio, and (b) an annual administrative agent's fee. Additionally, American Wireless paid various fees and costs in connection with the Credit Facility, including a commitment fee and an underwriting fee to Toronto Dominion and Merrill Lynch Capital.

  Guarantees. American Cellular and each of its direct and indirect existing and future subsidiaries (other than "Unrestricted Subsidiaries" (subsidiaries not subject to the restrictions of the Credit Facility) and American Wireless) is required to guarantee American Wireless' obligations under the Credit Facility.

  Security. The obligations of American Wireless under the Credit Facility are secured by substantially all of the assets of American Cellular and its direct and indirect existing and future subsidiaries (other than Unrestricted Subsidiaries), including the capital stock of these subsidiaries (including Unrestricted Subsidiaries). Such obligations are also guaranteed by American Wireless' direct and indirect existing and future subsidiaries (other than Unrestricted Subsidiaries).

  In addition, American Cellular pledged as security the equity interest in American Wireless to the Lenders under the Credit Facility. The pledge of such equity interest in American Wireless could impair the Company's ability to obtain future financing on favorable terms, if at all. Further, in the event American Wireless were to default on its obligations under the Credit Facility and the Lenders were to foreclose upon such pledged equity interest in American Wireless, the Company, as the holding company of American Wireless, would likely be unable to service or repay its indebtedness, including the Notes.

  Representations and Warranties. The Credit Facility contains representations and warranties customarily found in loan agreements for similar financings.

  Affirmative Covenants. The Credit Facility contains affirmative covenants customarily found in loan agreements for similar financings. American Wireless is required to enter into interest rate hedging agreements with respect to fifty percent of the total indebtedness of the Company and its Subsidiaries, for a period of at least three years from the date of such agreements.

  Negative Covenants. The Credit Facility contains customary restrictive covenants, including covenants that limit (subject to certain exceptions) the ability of American Cellular and its subsidiaries to: (a) incur indebtedness or contingent obligations, issue guarantees or enter into operating leases;
(b) grant liens or negative pledges; (c) make investments or enter into joint ventures; (c) make certain restricted payments; (d) make fundamental changes in their business, corporate structure or capital structure; (e) sell assets or receivables; (f) make capital expenditures; (g) enter into transactions with affiliates; (h) amend documents relating to other existing indebtedness and other material documents; or (i) prepay other indebtedness.

  Financial Covenants. The Credit Facility contains financial covenants relating to: (a) minimum interest coverage ratio (beginning at 1.20 to 1 and increasing periodically to 2.0 to 1 for periods ending on or after July 1,
2003); (b) minimum fixed charges coverage ratio (beginning at 1.0 to 1 and increasing to 1.10 to 1 for periods ending on or after July 1, 2002); (c) maximum ratio of total debt to annualized operating cash flow (beginning at 9.0 to 1 and reducing periodically to 5.0 to 1 for periods ending on or after April 1, 2003); (d) maximum ratio of senior debt to annualized operating cash flow (beginning at 5.25 to 1 and reducing periodically to 4.0 to 1 for periods ending on or after October 1, 2002); and (e) minimum pro forma debt service coverage ratio (beginning at 1.10 to 1 and increasing periodically to 1.25 to 1 for periods ending on or after July 1, 2002).

  Events of Default. The Credit Facility provides that the occurrence of certain events will constitute, subject in certain cases to notice and grace periods, an event of default. The events of default in the Credit Facility includes those customarily found in loan agreements for similar financings.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

  The Exchange Notes will be issued under an indenture (the "Indenture") dated May 13, 1998 by and between the Company as issuer, and Chase Manhattan Bank and Trust Company, National Association, as trustee (the "Trustee"). As a result of the consummation of the Merger, the Company assumed by supplemental indenture all of the obligations of American Cellular under the Indenture and the Notes. For purposes of this section, the "Company" means American Cellular Corporation without its subsidiaries.

  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture, the Registration Rights Agreement and the Pledge and Escrow Agreement does not purport to be complete and is qualified in its entirety by reference to the Indenture, the Registration Rights Agreement and the Pledge and Escrow Agreement, including the definitions therein of certain terms used below. Copies of the proposed forms of Indenture, Registration Rights Agreement and Pledge and Escrow Agreement are attached hereto as exhibits. The definitions of certain terms used in the following summary are set forth below under the caption "--Certain Definitions."

  The Notes are unsubordinated obligations of the Company ranking senior to all subordinated Indebtedness of the Company and pari passu in right of payment to all other existing and future Indebtedness of the Company. There is no guarantee of the Notes. As of June 30, 1998, the Company had no Senior Indebtedness outstanding other than the Private Notes and the Company's guarantee under the Credit Facility, and no subordinated Indebtedness. The Company is a holding company and, therefore, the Notes are effectively subordinated to all Indebtedness of the Company's Subsidiaries, which at June 30, 1998, was approximately $916 million (excluding intercompany Indebtedness and including accrued Merger Consideration). See "Unaudited Pro Forma Financial Data."

  The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

  The Indenture does not contain provisions which would afford Holders of the Notes protection in the event of a decline in the Company's credit quality resulting from highly leveraged or other similar transactions involving the Company.

  Initially, the Trustee will act as Paying Agent and Registrar for the Notes. Principal of, premium, if any, and interest on the Notes will be payable, and, subject to the following provisions, the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan of The City of New York. At the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Company. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee presently located in New York, New York.

  The Notes will mature on May 15, 2008. The Notes will bear interest at 10 1/2% per annum from May 13, 1998 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on May 15 and November 15 of each year (each, an "Interest Payment Date"), commencing November 15, 1998 to the Persons in whose names such Notes are registered at the close of business on the May 1 or November 1 preceding such Interest Payment Date.

  All payments of principal of and interest on the Notes will be made by the Company in same day funds. The Notes will trade in the Same-Day Funds Settlement System of The Depository Trust Company (the

"Depositary" or "DTC") until maturity, and secondary market trading activity for the Notes will therefore settle in same day funds.

  When issued, the Notes will be a new issue of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for the Notes. See "Risk Factors--Lack of Public Market; Restrictions on Resale."

RANKING

  The Company conducts its operations through its Subsidiaries. Accordingly, the Company's ability to meet its cash obligations is dependent upon the ability of its Subsidiaries to make cash distributions to the Company. Under the Credit Facility, the Company's Subsidiaries will be able to pay dividends to the Company to make interest payments on the Notes unless a payment default or any default under any financial maintenance covenant under the Credit Facility shall have occurred and be continuing or would arise as a result thereof. Dividends from the Company's Subsidiaries are expected to be the only source for payment of interest on the Notes after the first six interest payments (which will be satisfied from the Pledged Securities). Furthermore, any right of the Company to receive the assets of any of its Subsidiaries upon any such Subsidiary's liquidation (and the consequent right of the Holders of the Notes to participate in the distribution of the proceeds of those assets) effectively will be subordinated by operation of law to the claims of such Subsidiary's creditors (including trade creditors) and holders of its preferred stock, if any, except to the extent that the Company is itself recognized as a creditor or preferred stockholder of such Subsidiary, in which case the claims of the Company would still be subordinate to any Indebtedness or preferred stock of such Subsidiary senior in right of payment to that held by the Company. In the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or any assignment for the benefit of the creditors of the Company or a marshaling of assets or liabilities of the Company, Holders of the Notes may receive ratably less than other such creditors or interest holders. See "Description of Credit Facility."

  In addition, the Company pledged as security the equity interest in American Wireless to the Lenders under the Credit Facility. The pledge of such equity interest in American Wireless could impair the Company's ability to obtain future financing on favorable terms, if at all. Further, in the event American Wireless were to default on its obligations under the Credit Facility and the Lenders were to foreclose upon such pledged equity interest in American Wireless, the Company, as the holding company of American Wireless, would likely be unable to service or repay its indebtedness, including the Notes. See "Description of Credit Facility."

OPTIONAL REDEMPTION BY THE COMPANY

  The Notes are subject to redemption at any time on or after May 15, 2003, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning May 15 of the years indicated below:

                                                                      REDEMPTION
       YEAR                                                             PRICE
       ----                                                           ----------
       2003..........................................................  105.250%
       2004..........................................................  103.500%
       2005..........................................................  101.750%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

  In addition, at any time prior to May 15, 2001, the Company, at its option, may use the net cash proceeds of one or more Public Equity Offerings or Strategic Equity Offerings in a single transaction or a series of related transactions to redeem up to an aggregate of 35% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price equal to 110.5% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date; provided that at least 65% of the initial aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption. In order to effect the foregoing redemption, the Company must mail a notice of redemption no later than 30 days after the closing of the related Public Equity Offering or Strategic Equity Offering and must consummate such redemption within 60 days of the closing of the Public Equity Offering or Strategic Equity Offering.

  Subject to the following, notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount to be redeemed and must state that on and after the date fixed for redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date fixed for redemption, interest will cease to accrue on the portions of the Notes called for redemption.

  In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis or in such other manner as it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

SINKING FUND

  The Notes will not have the benefit of a sinking fund.

SECURITY

  The Pledge and Escrow Agreement required the Company to place the net proceeds realized from the sale of the Notes, together with the Additional Escrow Amount, into the Initial Escrow and Pledge Account held by the Trustee for the benefit of the holders of Notes and the Trustee (in its capacity as such) under the Indenture. All amounts held in the Initial Escrow and Pledge Account other than the amounts to be used to purchase the Pledged Securities were released to the Company as a portion of financing necessary to consummate the Merger.

  In accordance with the Pledge and Escrow Agreement, upon the closing of the Merger the Trustee purchased and currently holds in pledge for the benefit of the Holders of the Notes the Pledged Securities in such amount and with such maturity as will be sufficient upon receipt of scheduled interest and principal payments of such securities, based on the report of an internationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments (excluding Additional Interest) due on the Notes (unless already paid). The Pledged Securities are held by the Trustee in the Subsequent Collateral Investments Account (or other accounts). Pursuant to the Pledge and Escrow Agreement, immediately prior to an Interest Payment Date on the Notes, the Company may either deposit with the Trustee, from funds otherwise available to the Company, cash sufficient to pay the interest scheduled to be paid on such date, or the Company may direct the Trustee to release from the Subsequent Collateral Investments Account (or other accounts) proceeds sufficient to pay interest then due. In the event that the Company exercises the former option, the Company may thereafter direct the Trustee to release to the Company proceeds or Pledged Securities from the Subsequent Collateral Investments Account (or other accounts) in like amount.

  Interest earned on the Pledged Securities will be held in a cash collateral account by the Trustee. In the event that collectively the funds held in the cash collateral account and the Pledged Securities held in the Subsequent Collateral Investments Account exceed the amount sufficient, based on the report of an internationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments (excluding Additional Interest unless then due and payable) due on the Notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full or any interest payments remaining, up to and including the sixth scheduled interest payment) the Trustee will be permitted to release to the Company at the Company's request

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

any such excess amount. The Notes are secured by a first priority security interest in the Pledged Securities, in the Subsequent Collateral Investments Account and the cash collateral account and, accordingly, the Pledged Securities, the Escrow and Pledge Account and the cash collateral account will also secure repayment of the principal amount of the Notes to the extent of such security. The Pledge and Escrow Agreement allows the Company to substitute Marketable U.S. Securities for the Government Securities originally pledged as collateral; provided, however, that the Marketable U.S. Securities so substituted must have a value (measured at the date of substitution), in the opinion of a nationally recognized firm of independent public accountants selected by the Company, at least equal to 125.0% of the amount of all of the first six scheduled interest payments on the Notes that are unpaid (or the pro rata portion of such interest payments equal to the percentage of such interest payments to be secured by such Marketable U.S. Securities) as of the date such Marketable U.S. Securities are proposed to be substituted as security for the Company's obligation under the Pledge and Escrow Agreement.

  Under the Pledge and Escrow Agreement, assuming that the Company makes the first six scheduled interest payments on the Notes in a timely manner, all of the Pledged Securities will have been released from the Subsequent Collateral Investments Account and thereafter the Notes will be unsecured.

CERTAIN COVENANTS

  Repurchase of Notes at the Option of the Holder Upon a Change of Control. The Indenture provides that, in the event that a Change of Control has occurred, each Holder will have the right, at such Holder's option, pursuant to an irrevocable and unconditional offer by the Company (the "Change of Control Offer"), to require the Company to repurchase all or any part (equal to $1,000 principal amount or an integral multiple thereof) of such Holder's Notes, on a date (the "Change of Control Purchase Date") that is no later than 45 Business Days after the occurrence of such Change of Control at a cash price (the "Change of Control Purchase Price") equal to 101% of the aggregate principal amount thereof, together with any accrued and unpaid interest to the Change of Control Purchase Date. The Change of Control Offer shall be made within 30 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, the Company shall purchase all Notes properly tendered in response to the Change of Control Offer.

  On or before the Change of Control Purchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent promptly will deliver to the Holders of Notes so accepted payment in an amount equal to the Change of Control Purchase Price (together with any accrued and unpaid interest), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will announce publicly the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

  The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company or Parent, and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between the Company and the Initial Purchasers and is not the result of any intention on the part of the Company or its management to discourage the acquisition of the Company.

  The Credit Facility provides that certain change of control events with respect to the Company and American Wireless would constitute a default thereunder. Any future credit agreements or other agreements to which the Company, American Wireless or any other Subsidiary becomes a party may contain similar restrictions and provisions. In the event a Change of Control were to occur at a time when the Company is prohibited from purchasing Notes or American Wireless is prohibited from making a distribution or paying a dividend to the Company to permit such purchase, the Company could seek the consent of its lenders or American Wireless

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

could obtain the consent of its lenders to such purchase of Notes or to such distribution or dividend, respectively, or either company could attempt to refinance the borrowings that contain such prohibition. If the Company or American Wireless does not obtain such consents or repay such borrowings, the Company will not be able to purchase the Notes under a Change of Control Offer. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture.

  Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws and the Company may modify a Change of Control Offer to the extent necessary to effect such compliance.

  Limitation on Incurrence of Additional Indebtedness. The Indenture provides that after the Issue Date the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, issue, create, incur, assume, guarantee or otherwise directly or indirectly become liable for (including as a result of an acquisition), or otherwise become responsible for, contingently or otherwise (individually or collectively, to "Incur" or, as appropriate, an "Incurrence"), any Indebtedness. Neither the accrual of interest (including the issuance of "pay in kind" securities or similar instruments in respect of such accrued interest) pursuant to the terms of Indebtedness Incurred in compliance with this covenant, nor the accretion of original issue discount, nor the mere extension of the maturity of any Indebtedness shall be deemed to be an Incurrence of Indebtedness.

  Notwithstanding the foregoing, if there exists no Default or Event of Default immediately prior and subsequent thereto, the Company may Incur Indebtedness and any Restricted Subsidiary may Incur Acquired Indebtedness if the Company's Annualized Operating Cash Flow Ratio, after giving effect to the Incurrence of such Indebtedness, would have been less than 8.5 to 1.0 at any time prior to December 31, 2000 and 8.0 to 1.0 thereafter, and the application of the proceeds therefrom.

  In addition, the foregoing limitations will not apply to the Incurrence of the following; provided that, except in the case of clauses (i), (vii), (viii) and (xi) below, there exists no Default or Event of Default immediately prior and subsequent thereto:

    (i) Indebtedness of the Company or any of its Restricted Subsidiaries under a Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $1.0 billion, reduced by (a) permanent reductions in commitments in satisfaction of the Net Cash Proceeds application requirement set forth in the "Limitation on Asset Sales and Sales of Subsidiary Stock" covenant, (b) permanent reductions in amounts outstanding pursuant to scheduled amortizations and mandatory prepayments in accordance with the terms thereof (to the extent actually made), (c) the principal amount of the Old Notes that at the relevant date of determination is outstanding after consummation of the Merger and the transactions consummated substantially contemporaneously therewith (other than Old Notes which have been properly defeased) and (d) any Indebtedness outstanding pursuant to clause (xiv);

    (ii) Indebtedness of a Restricted Subsidiary under one or more bank credit facilities provided such Indebtedness could be incurred by the Company under the Annualized Operating Cash Flow Ratio provision set forth in the second paragraph of this covenant;

    (iii) Indebtedness of the Company evidenced by the Notes;

    (iv) Indebtedness represented by the Old Notes or the Convertible Notes that remain outstanding after consummation of the Merger and the transactions consummated substantially contemporaneously therewith;

    (v) Indebtedness between the Company and any Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company, provided that, in the case of Indebtedness of the Company, such obligations shall be unsecured and subordinated in all respects to the Holders' rights pursuant to the Notes and the Company's guarantee under the Credit Facility;

    (vi) Capitalized Lease Obligations and Purchase Money Indebtedness in an aggregate amount or aggregate principal amount, as the case may be, outstanding at any time not to exceed in the aggregate

  $20,000,000, provided that in the case of Purchase Money Indebtedness, such Indebtedness shall not constitute more than 100% of the cost (determined in accordance with GAAP) to the Company or such Restricted Subsidiary of the property purchased or leased with the proceeds thereof;

    (vii) Indebtedness of the Company or any Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company to the extent none of the foregoing results in the obligation to repay an obligation for money borrowed by any Person and are limited in aggregate amount to no greater than 10% of the fair market value of such business, assets or Restricted Subsidiary so disposed of;

    (viii) any guarantee by any Restricted Subsidiary made in accordance with the provisions of "--Limitation on Issuances of Guarantees of Indebtedness;"

    (ix) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries in connection with the acquisition of a new Restricted Subsidiary, the majority of whose revenues for the most recent twelve months for which audited or unaudited financial statements are available are from a Related Business, or of property, businesses or assets which, or Capital Stock of a Person all or substantially all of whose assets, are of a type generally used in a Related Business; provided that such Indebtedness was Incurred by the prior owner of such Restricted Subsidiary, property, business, assets or Capital Stock prior to such acquisition by the Company or one of its Restricted Subsidiaries and was not Incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Restricted Subsidiaries; and provided, further, that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness Incurred pursuant to this clause (ix), does not exceed $25.0 million at any one time outstanding;

    (x) Indebtedness of the Company or any Restricted Subsidiary under standby letters of credit or reimbursement obligations with respect thereto issued in the ordinary course of business and consistent with industry practices limited in aggregate amount to $5.0 million at any one time outstanding;

    (xi) Interest Rate Protection Obligations relating to (A) Indebtedness of the Company or any Restricted Subsidiary (which Indebtedness is otherwise permitted to be Incurred under this covenant) or (B) Indebtedness for which a lender has provided a commitment in an amount reasonably anticipated to be Incurred by the Company or any Restricted Subsidiary in the 12 months after such Interest Rate Protection Obligations has been Incurred; provided, however, that the notional principal amount of such Interest Rate Protection Obligation does not exceed the principal amount of the Indebtedness (including Indebtedness subject to commitments) to which such Interest Rate Protection Obligations relate;

    (xii) Indebtedness of the Company (other than Indebtedness permitted by clauses (i) through (xi) or (xiv) hereof) not to exceed $75.0 million at any one time outstanding;

    (xiii) Refinancing Indebtedness Incurred to extend, renew, replace or refund Indebtedness permitted under clauses (iii) or (iv) of this paragraph (plus any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith); and

    (xiv) Refinancing Indebtedness Incurred by the Company to extend, renew, replace or refund Indebtedness permitted under clause (i) of this paragraph (plus any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith).

  Limitation on Restricted Payments. The Indenture provides that after the Issue Date the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, if, immediately prior or after giving effect thereto (a) a Default or an Event of Default would exist, (b) the Company would not be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Annualized Operating Cash Flow Ratio provision set forth in the second paragraph of the "Limitation on Incurrence of Additional

Indebtedness" covenant, or (c) the aggregate amount of all Restricted Payments made by the Company and its Restricted Subsidiaries, including such proposed Restricted Payment (if not made in cash, then the fair market value of any property used therefor) from and after the Issue Date and on or prior to the date of such Restricted Payment, shall exceed the sum of (i) the amount determined by subtracting (x) 2.0 times the aggregate Consolidated Interest Expense of the Company for the period (taken as one accounting period) from the Issue Date to the last day of the last full fiscal quarter prior to the date of the proposed Restricted Payment (the "Computation Period") from (y) Operating Cash Flow of the Company for the Computation Period, plus (ii) the aggregate Net Proceeds received by the Company from the sale (other than to a Subsidiary of the Company) of its Qualified Capital Stock after the Issue Date and on or prior to the date of such Restricted Payment (other than any such Net Proceeds received by the Company in connection with the financing of the Merger) plus (iii) to the extent not otherwise included in clauses (i) or
(ii), above, an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of dividends, repayment of loans or advances, or other transfers of assets, in each case to the Company or any Wholly Owned Restricted Subsidiary of the Company from Unrestricted Subsidiaries, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company and any Restricted Subsidiary in such Unrestricted Subsidiary.

  Notwithstanding the foregoing, the provisions set forth in clause (b) or (c) of the immediately preceding paragraph will not prohibit (and the provision set forth in clause (a) of the immediately preceding paragraph will not prohibit the payment described in clause (ii)) (i) the use of an aggregate of $2.5 million to be used for Restricted Payments not otherwise permitted by this "Limitation on Restricted Payments" covenant (provided that only $1.0 million of such amount may be used for Restricted Payments prior to one year after the Issue Date and such $1.0 million amount prior to one year after the Issue Date may not be used to make (a) dividends or other distributions on shares of Capital Stock of the Company or any of its Subsidiaries or (b) pay management or other similar fees to equity investors (or their Affiliates) in the Company), (ii) the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration in compliance with the foregoing provisions and (iii) the redemption, defeasance, repurchase or other acquisition or retirement of any Indebtedness or Capital Stock of the Company or its Restricted Subsidiaries either in exchange for or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Qualified Capital Stock (in the case of any redemption, defeasance, repurchase or other acquisition or retirement of any Junior Indebtedness or Capital Stock of the Company or its Restricted Subsidiaries) or Junior Indebtedness (in the case of any redemption, defeasance, repurchase or other acquisition or retirement of any Indebtedness of the Company or its Restricted Subsidiaries) of the Company, (iv) the payment of management or other similar fees to equity investors (or their Affiliates) in the Company in an amount not to exceed $1.0 million in the aggregate in any fiscal year, (v) the purchase, redemption or other acquisition or retirement for value of Capital Stock of the Company from employees, former employees, directors, former directors, consultants and former consultants of the Company or any of its Subsidiaries pursuant to the terms of the agreements pursuant to which such Capital Stock was acquired in an amount not to exceed $2.5 million in the aggregate in any calendar year,
(vi) repurchases of Capital Stock of the Company deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options and (vii) acquisitions or repurchases or other payments in respect of PriCellular Class A Shares, PriCellular Class B Shares, PriCellular Series A Preferred Stock or the Convertible Notes, in each case of PriCellular or options or warrants to purchase any of the foregoing pursuant to the Merger Agreement.

  In determining the aggregate amount expended for Restricted Payments in accordance with clause (c) of the first paragraph of this description of the "Limitation on Restricted Payments" covenant, 100% of the amounts expended under clauses (i) through (v) of the immediately preceding paragraph shall be deducted.

  Limitation on Restricting Subsidiary Dividends. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to pay dividends or make other distributions on the Capital Stock of any Restricted Subsidiary of the Company or pay or satisfy any obligation to the Company or any of its Restricted Subsidiaries or otherwise transfer assets or make or pay loans or advances to the Company or any of its Restricted Subsidiaries, except encumbrances and restrictions existing under (i) the Indenture and the Notes, (ii) the Credit Facility as in effect on the Merger Date or thereafter (provided that any such encumbrance or restriction does not restrict dividends by any Restricted Subsidiary to the Company or any other Restricted Subsidiary in an amount equal to the interest payments on the Notes then due, except if a payment default or any default under any financial maintenance covenant under the Credit Facility shall have occurred and be continuing or would arise therefrom; and provided, further, that any such encumbrances or restrictions incurred under a Credit Facility after the Merger Date shall not result in such encumbrances or restrictions being less favorable in the aggregate in any material respect to the holders of the Notes than the encumbrances or restrictions incurred under the Credit Facility on the Merger Date, as determined in good faith by the Board of Directors of the Company), (iii) any applicable law or any governmental or administrative regulation or order, (iv) Refinancing Indebtedness permitted under the Indenture, provided that the restrictions contained in the instruments governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the instruments governing the Indebtedness being refinanced immediately prior to such refinancing, (v) restrictions with respect solely to a Restricted Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided such restrictions apply solely to the Capital Stock or assets being sold of such Restricted Subsidiary, (vi) restrictions contained in any agreement relating to a Person or real or tangible personal property acquired after the Issue Date which are not applicable to any Person or property, other than the Person or property so acquired and which were not put in place in connection with, or in contemplation of, such acquisition, (vii) any agreement (other than those referred to in clause (vi)) of a Person acquired by the Company or a Restricted Subsidiary of the Company, which restrictions existed at the time of acquisition or (viii) encumbrances or restrictions contained in the documentation governing a Permitted Joint Venture permitted pursuant to clause
(ix) of the definition of "Permitted Investment." Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease entered into the ordinary course of business, consistent with past practices nor (b) Liens on assets securing Senior Indebtedness, shall in and of themselves be considered a restriction on the ability of the applicable Restricted Subsidiary to transfer such agreement or assets, as the case may be.

  Limitation on Transactions with Related Persons. The Indenture provides that, after the Issue Date, the Company will not, and will not permit any of its Restricted Subsidiaries or Unrestricted Subsidiaries to, enter into any contract, agreement, arrangement or transaction with any Related Person (each a "Related Person Transaction"), or any series of Related Person Transactions, except for transactions (a) entered into pursuant to clause (iv) of the covenant "Limitation on Restricted Payments" and (b) made in good faith, the terms of which are (i) fair and reasonable to the Company or such Subsidiary, as the case may be, and (ii) are at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with Persons who are not Related Persons.

  Without limiting the foregoing, (a) with respect to any Related Person Transaction or series of Related Person Transactions with an aggregate value in excess of $1,000,000, the Company delivers an officers' certificate to the Trustee certifying that such Related Person Transaction or series of Related Person Transactions satisfies clauses (i) and (ii) in the preceding paragraph, and (b) any Related Person Transaction or series of Related Person Transactions with an aggregate value in excess of $5,000,000 must either first be approved by a majority of the Board of Directors of the Company who are disinterested in the subject matter of the transaction pursuant to a Board Resolution or the Company must first obtain a favorable written opinion from an independent financial advisor of national reputation as to the fairness from a financial point of view of such transaction to the Company or such Subsidiary, as the case may be.

  Notwithstanding the foregoing, the following shall not constitute Related Person Transactions: (i) reasonable and customary payments on behalf of directors, officers or employees of the Company or any of its Restricted Subsidiaries, or in reimbursement of reasonable and customary payments or reasonable and customary expenditures made or incurred by such Persons as directors, officers or employees, (ii) any contract, agreement, arrangement, or transaction solely between or among the Company and any of its Wholly Owned Restricted

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

Subsidiaries or between or among Wholly Owned Restricted Subsidiaries of the Company, (iii) any Restricted Payment of the type described by clauses (i) and
(ii) of the definition thereof made to all stockholders on a pro rata basis and not prohibited by the "Limitation on Restricted Payments" covenant, (iv) any loan or advance by the Company or a Restricted Subsidiary to employees of the Company or a Restricted Subsidiary (i) prior to one year from the Issue Date, in an aggregate amount at any one time outstanding not to exceed $2,000,000, and (ii) thereafter in the ordinary course of business in an aggregate amount at any one time outstanding not to exceed $300,000, (v) any payment pursuant to a tax-sharing agreement between the Company and any other Person with which the Company is required or permitted to file a consolidated tax return or with which the Company is or could be part of a consolidated group for tax purposes, which payments are not in excess of the tax liabilities attributable solely to the Company and its Restricted Subsidiaries (as a consolidated group) and (vi) any transaction pursuant to an agreement in existence on the date of the Indenture or on the Merger Date or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect).

  Limitation on Issuances of Guarantees of Indebtedness. (a) The Company will not cause or permit any Restricted Subsidiary (which is not a Guarantor), directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company (other than under the Credit Facility) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the Notes on the same terms as the guarantee of such Indebtedness except that (A) such guarantee need not be secured unless required pursuant to "-- Limitation on Liens" and (B) if such Indebtedness is by its terms expressly subordinated in right of payment to the Notes, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary's Guarantee of the Notes at least to the same extent as such Indebtedness is subordinated to the Notes; provided, however, that the foregoing shall not apply to Indebtedness of any Restricted Subsidiary that would otherwise be covered solely by reason of the Company's guarantee of such Indebtedness.

  (b) Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it (and all Liens securing the same) shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which transaction is in compliance with the terms of the Indenture and such Restricted Subsidiary is released from all guarantees, if any, by it of other Indebtedness of the Company or any Restricted Subsidiaries and (ii) the release by the holders of the Indebtedness of the Company described in clause (a) above of their security interest or their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at such time as (A) no other Indebtedness of the Company has been secured or guaranteed by such Restricted Subsidiary, as the case may be, or (B) the holders of all such other Indebtedness which is secured or guaranteed by such Restricted Subsidiary also release their security interest in or guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness).

  Limitation on Asset Sales and Sales of Subsidiary Stock. The Indenture provides that after the Issue Date the Company will not, and will not permit any of its Restricted Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, businesses or assets, including by merger or consolidation, and including any sale or other transfer or issuance of any Capital Stock of any Restricted Subsidiary of the Company, whether by the Company or a Restricted Subsidiary (an "Asset Sale"), unless (1)(a) within one year after the date of such Asset Sale, an amount equal to the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied to the optional redemption of the Notes in accordance with the terms of the Indenture and other Indebtedness of the Company ranking on a parity with the Notes from time to time outstanding with similar provisions requiring the Company to make an offer to purchase or to redeem such Indebtedness with the proceeds from asset sales, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding or to the repurchase of the Notes and such other Indebtedness pursuant to an irrevocable, unconditional offer (the "Asset Sale Offer") to repurchase such Indebtedness at a purchase price (the "Asset Sale Offer Price") of 100% of the principal amount thereof in the

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

case of the Notes or 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) of such Indebtedness, plus, in each case, accrued interest to the date of payment, made within one year of such Asset Sale, or (b) within one year of such Asset Sale, the Asset Sale Offer Amount is (i) invested (or committed, pursuant to a binding commitment subject only to reasonable, customary closing conditions, to be invested, and in fact is so invested, within an additional 90 days) in tangible assets and property (other than notes, obligations or securities), which in the good faith reasonable judgment of the Board of Directors of the Company are of a type used in a Related Business, or Capital Stock of a Person (which, if such Person becomes a Subsidiary of the Company by virtue of such Asset Sale, shall initially be designated a Restricted Subsidiary) all or substantially all of whose assets and property (in the good faith reasonable judgment of the Board of Directors of the Company) are of a type used in a Related Business (provided that, with respect to such Capital Stock, all of the requirements of the last proviso of clause (v) of the following paragraph shall have been satisfied) or (ii) used to permanently retire Senior Indebtedness or Indebtedness of any Restricted Subsidiary, (2) with respect to any transaction or related series of transactions of securities, property or assets with an aggregate fair market value in excess of $2,500,000, at least 75% of the value of consideration for the assets disposed of in such Asset Sale (excluding (a) Senior Indebtedness (and any Refinancing Indebtedness issued to refinance any such Indebtedness) assumed by a transferee which assumption permanently reduces the amount of Indebtedness outstanding on the Issue Date and permitted to have been Incurred pursuant to the covenant "Limitation on Incurrence of Additional Indebtedness" (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount), (b) Purchase Money Indebtedness secured exclusively by the assets subject to such Asset Sale which is assumed by a transferee and (c) marketable securities that are promptly converted into cash or Cash Equivalents) consists of cash or Cash Equivalents, provided that any cash or Cash Equivalents received within 12 months following any such Asset Sale upon conversion of any property or assets (other than in the form of cash or Cash Equivalents) received in consideration of such Asset Sale shall be applied promptly in the manner required of Net Cash Proceeds of any such Asset Sale as set forth above, (3) no Default or Event of Default shall occur or be continuing after giving effect to, on a pro forma basis, such Asset Sale, and (4) the Board of Directors of the Company determines in good faith that the Company or such Restricted Subsidiary, as applicable, would receive fair market value in consideration of such Asset Sale. The Indenture provides that an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in (1)(b) above exceeds $5,000,000 and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement and no longer, except as otherwise required by applicable law (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, the Company shall apply the Asset Sale Offer Amount, plus an amount equal to accrued interest to the purchase of all Indebtedness properly tendered (on a pro rata basis as described above if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued interest).

  Notwithstanding the foregoing provisions of the prior paragraph:

    (i) the Company and its Restricted Subsidiaries may, in the ordinary course of business, convey, sell, lease, transfer, assign or otherwise dispose of assets acquired and held for resale in the ordinary course of business;

    (ii) the Company and its Restricted Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the "Limitation on Mergers, Sales or Consolidations;"

    (iii) the Company and its Restricted Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company or such Restricted Subsidiary, as applicable;

    (iv) the Company and its Restricted Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets to the Company or any of its Wholly Owned Restricted Subsidiaries; and

    (v) the Company and its Restricted Subsidiaries may, in the ordinary course of business (or, if otherwise than in the ordinary course of business, upon receipt of a favorable written opinion by an independent financial advisor of national reputation as to the fairness from a financial point of view to the

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

  Company or such Restricted Subsidiary of the proposed transaction), exchange all or a portion of its property, businesses or assets for property, businesses or assets which, or Capital Stock of a Person all or substantially all of whose assets, are of a type used in a Related Business (provided that such Person shall initially be designated a Restricted Subsidiary if such Person becomes a Subsidiary of the Company by virtue of such Asset Sale), or a combination of any such property, businesses or assets, or Capital Stock of such a Person and cash or Cash Equivalents; provided that (i) there shall not exist immediately prior or subsequent thereto a Default or an Event of Default, (ii) a majority of the independent directors of the Board of Directors of the Company shall have approved a resolution of the Board of Directors that such exchange is fair to the Company or such Restricted Subsidiary, as the case may be, and (iii) any cash or Cash Equivalents received pursuant to any such exchange shall be applied in the manner applicable to Net Cash Proceeds from an Asset Sale as set forth pursuant to the provisions of the immediately preceding paragraph of this covenant; and provided, further, that any Capital Stock of a Person received in an Asset Sale pursuant to this clause (v) shall be owned directly by the Company or a Restricted Subsidiary and, when combined with the Capital Stock of such Person already owned by the Company and its Restricted Subsidiaries, shall constitute a majority of the voting power and Capital Stock of such Person.

  Restricted Payments that are made in compliance with, and are counted against amounts available to be made as Restricted Payments pursuant to clause
(c) of, the "Limitation on Restricted Payments" covenant, without giving effect to clause (i) of the second paragraph thereof, shall not be deemed to be Asset Sales.

  Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws.

  Limitation on Liens. The Indenture provides that the Company will not and will not permit any Restricted Subsidiary, directly or indirectly, to Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets, whether now owned or hereafter acquired.

  Limitation on Merger, Sale or Consolidation. The Indenture provides that the Company will not consolidate with or merge with or into another Person other than in connection with the Merger, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless (i) either (a) the Company is the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Notes and the Indenture; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; (iii) immediately after giving effect to such transaction on a pro forma basis, the consolidated resulting surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Annualized Operating Cash Flow Ratio provision set forth in the second paragraph of the "Limitation on Incurrence of Additional Indebtedness" covenant; and (iv) the Company shall have delivered to the Trustee an Officers' Certificate confirming compliance with the requirements of this covenant.

  Upon any consolidation or merger or any transfer (other than a lease) of all or substantially all of the assets of the Company (other than a transfer that results in the transfer of assets constituting or accounting for less than 95% of the consolidated assets (as of the last balance sheet available to the Company), revenues, or Operating Cash Flow of the Company (as of the last twelve month period for which financial statements are available to the Company)) in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and the Company shall be released from the obligations under the Notes and the Indenture.

  The restriction on merger, consolidation or sale of assets prohibits the Company from, among other things, selling, assigning, transferring, leasing, conveying or otherwise disposing of all or substantially all of its properties or assets in one or more related transactions to another corporation, Person or entity unless certain requirements are met. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of the Company to sell less than all of its assets to another corporation, Person or entity without complying with these requirements is uncertain. This uncertainty could result in the Company selling, assigning, transferring, leasing or conveying or otherwise disposing of a substantial portion but less than all of its assets without the approval of the holders of Notes and could deprive such holders of the asset base on which they may have relied. Alternatively, this uncertainty could result in a loss of opportunity to the Company. Unless case law or other applicable law develops a precise definition of the phrase "substantially all," the Note holders have no recourse to resolve this uncertainty other than through litigation for clarification of such phrase.

  Limitation on Lines of Business. The Indenture provides that neither the Company nor any of its Restricted Subsidiaries shall directly or indirectly engage in any line or lines of business activity other than that which, in the reasonable, good faith judgment of the Board of Directors of the Company, is a Related Business.

  Restriction on Sale and Issuance of Subsidiary Stock. The Indenture provides that the Company will not sell, and will not permit any of its Restricted Subsidiaries to issue or sell, any shares of Capital Stock of any Restricted Subsidiary of the Company to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company, except for shares of common stock with no preferences or special rights or privileges and with no redemption or prepayment provisions ("Special Rights"); provided that, in the case of a Restricted Subsidiary that is a partnership or joint venture partnership (a "Restricted Partnership") the Company or any of its Restricted Subsidiaries may sell or such Restricted Partnership may issue or sell Capital Stock of such Restricted Partnership with Special Rights no more favorable than those held by the Company or such Restricted Subsidiary in such Restricted Partnership.

  Provision of Financial Statements. After the earlier to occur of the consummation of the Exchange Offer and the 120th calendar day following the Merger Date, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the date (the "Required Filing Date") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to
Section 13(a) or 15(d) of the Exchange Act if the Company were subject to either of such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective purchaser of Notes at the Company's cost. The Indenture also provides that, so long as any of the Notes remain outstanding, the Company will make available to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either exchanged the Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Notes pursuant to an effective registration statement under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture defines an Event of Default as (i) the failure by the Company to pay any installment of interest on the Notes as and when the same becomes due and payable and, (x) with respect to the first six Interest Payment Dates, the continuance of any such failure for 10 days and (y) with respect to any installment of interest after the first six Interest Payment Dates, the continuance of such failure for 30 days, (ii) the failure by the

Company to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, (iii) the failure by the Company to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, (iv) certain events of bankruptcy, insolvency or reorganization in respect of the Company or, after delivery of the notice specified in the next following paragraph, any of its Significant Restricted Subsidiaries, (v) one or more defaults in any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, which default results from the failure to pay Indebtedness at its final maturity date or results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness which was not paid at its final maturity date or the maturity of which has been so accelerated, aggregates $10,000,000 or more, and (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $10,000,000, at any one time rendered against the Company or any of its Restricted Subsidiaries and not stayed, bonded or discharged within 60 days. The Indenture provides that, if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default.

  If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv) above) relating to the Company or any Restricted Subsidiary, then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause
(iv) above relating to the Company occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration, have been cured or waived.

  The Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any Default, except a Default in the payment of principal of or interest on any Note not yet cured, or a Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Indenture provides that the Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding Notes, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust funds; (ii) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and the Company's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. Legal Tender, non-callable government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the holders of Notes must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in each case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance, and will be subject to Federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of such Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENTS AND SUPPLEMENTS

  The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity of or the Change of Control Purchase Date or the Asset Sale Offer Period on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter the redemption provisions or the provisions of the "Repurchase of Notes at the Option of the Holder Upon a Change of Control" covenant in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or (iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

  On June 25, 1998, the Company and the Trustee entered into a Supplemental Indenture whereby the surviving corporation in the Merger assumed all of the obligations of American Cellular under the Indenture.

  On September 15, 1998, the Company and the Trustee entered into a Second Supplemental Indenture which modified the definition of the term "Excluded Group" in the Indenture to clarify that a Change of Control would not result under the Indenture from an amendment to the Stockholders Agreement that was in effect on the Issue Date of the Private Notes (by virtue of the definition of "group" under the Exchange Act), unless such amendment would otherwise constitute a Change of Control. Through such modification, the Company made this definition consistent with the similar covenant contained in the Credit Facility. The Company believes this modification was a clarifying change that is not adverse to the Holders of the Notes. See "Certain Relationships and Related Transactions--Equity Investor Agreements" for a description of certain provisions of the Stockholders Agreement.

NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS

  The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company or any successor entity shall have any personal liability in respect of the obligations of the Company under the Indenture or the Notes by reason of his or its status as such stockholder, employee, officer or director.

  It is the view of the Commission that a waiver of liabilities similar to the foregoing provision of the Indenture is against public policy. Any such waiver or provision may not be sufficient to waive liabilities under the federal securities laws.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain defined terms contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

  "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary, as the case may be.

  "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person or (ii) any officer, director, or controlling stockholder of such other Person. For purposes of this definition, the term "control" means (a) the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or (b) without limiting the foregoing, the beneficial ownership of 10% or more of the voting power of the voting common equity of such Person (on a fully diluted basis) or of warrants or other rights to acquire such equity (whether or not presently exercisable).

  "Annualized Operating Cash Flow" on any date means, with respect to any Person, the Operating Cash Flow for the Reference Period multiplied by two.

  "Annualized Operating Cash Flow Ratio" on any date (the "Transaction Date") means, with respect to any Person and its Subsidiaries, the ratio of (i) consolidated Indebtedness of such Person and its Subsidiaries on the Transaction Date (after giving pro forma effect to the Incurrence of such Indebtedness) (and without duplication of any Indebtedness that may be the obligation of such Person and/or one or more of its Subsidiaries) divided by
(ii) the aggregate amount of Annualized Operating Cash Flow of such Person (determined on a pro forma basis after giving effect to all acquisitions or dispositions of businesses made by such Person and its Subsidiaries from the beginning of the Reference Period through the Transaction Date as if such acquisition or disposition had occurred at the beginning of such Reference Period); provided that, for purposes of such computation, in calculating Annualized Operating Cash Flow and consolidated Indebtedness, (a) the transaction giving rise to the need to calculate the Annualized Operating Cash Flow Ratio will be assumed to have occurred (on a pro forma basis) on the first day of the Reference Period; (b) the incurrence of any Indebtedness during the Reference Period or subsequent thereto and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to retire Indebtedness or to acquire businesses) will be assumed to have occurred (on a pro forma basis) on the first day of such Reference Period; (c) Consolidated Interest Expense attributable to any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire period; and (d) all members of the consolidated group of such Person on the Transaction Date that were acquired during the Reference Period shall be deemed to be members of the consolidated group of such Person for the entire Reference Period. When the foregoing definition is used in connection with the Company and its Restricted Subsidiaries, references to a Person and its Subsidiaries in the foregoing definition shall be deemed to refer to the Company and its Restricted Subsidiaries.

  "Capitalized Lease Obligations" means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

  "Capital Stock" means, with respect to any Person, any capital stock of such Person and shares, interests, participations or other ownership interests (however designated) of any Person and any rights (other than debt securities convertible into capital stock), warrants and options to purchase any of the foregoing, including (without limitation) each class of common stock and preferred stock of such Person if such Person is a corporation and each general and limited partnership interest of such Person if such Person is a partnership.

  "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) in each case maturing within one year after the date of acquisition, (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition and (iii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

  "Change of Control" means (i) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than an Excluded Person or Excluded Group, is or becomes the "beneficial owner" (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the Voting Stock of the transferee, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than an Excluded Person or Excluded Group, is or becomes the "beneficial owner" (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the Voting Stock of the Company then outstanding normally entitled to vote in elections

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of directors, or (iii) during any period of 12 consecutive months after the
Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the Excluded Persons or any Excluded Group or the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors of the Company then in office.

  "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market but the Company is a Foreign Company (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market and the Company and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

  "Consolidated Interest Expense" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to the Capitalized Lease Obligations) of such Person and its consolidated Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period and (b) the amount of cash dividends accrued or payable by such Person or any of its consolidated Restricted Subsidiaries in respect of preferred stock (other than by Restricted Subsidiaries of such Person to such Person or such Person's Wholly Owned Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed. When the foregoing definition is used in connection with the Company and its Restricted Subsidiaries, references to a Person and its Subsidiaries in the foregoing definition shall be deemed to refer to the Company and its Restricted Subsidiaries.

  "Consolidated Net Income" of any Person for any period means the net income (or loss) of such Person and its consolidated Subsidiaries for such period, determined (on a consolidated basis) in accordance with GAAP, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication) (i) all extraordinary gains or losses and all gains and losses from the sales or other dispositions of assets out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period, (ii) the net income, if positive, of any Person, that is not a Subsidiary in which such Person or any of its Subsidiaries has an interest, except to the extent of the amount of dividends or distributions actually paid to such Person or a Subsidiary of such Person that both (x) are actually paid in cash to such Person or a Subsidiary of such Person during such period and (y) when taken together with all other dividends and

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distributions paid during such period in cash to such Person or a Subsidiary of such Person, are not in excess of such Person's pro rata share of such other Person's aggregate net income earned during such period, (iii) except as provided in the definition of "Annualized Operating Cash Flow Ratio," the net income (or loss) of any Subsidiary acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (iv) for purposes of the "Limitation on Restricted Payments" covenant, the net income, if positive, of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or any agreement or instrument applicable to such Subsidiary, and (v) the cumulative effect of a change in accounting principles. When the foregoing definition is used in connection with the Company and its Restricted Subsidiaries, references to a Person and its Subsidiaries in the foregoing definition shall be deemed to refer to the Company and its Restricted Subsidiaries.

  "Convertible Notes" means the 10% Senior Subordinated Convertible Discount Notes due 2004 of PriCellular.

  "Credit Facility" means, that certain Credit Facility entered into among a Restricted Subsidiary of the Company, Merrill Lynch Capital Corporation, Toronto Dominion (Texas), Inc., and the other financial institutions a party thereto, as such agreement in whole or in part, may be, in one or more agreements with one or more bank lending groups, amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified, in whole or in part, from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing) to which the Company or any Restricted Subsidiary is a party including to increase the commitments thereunder or to add or eliminate borrowers or guarantors thereunder.

  "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

  "Disqualified Capital Stock" means, with respect to any Person, Capital Stock of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes; provided that (a) Capital Stock will not be deemed to be Disqualified Capital Stock if it may only be so redeemed or repurchased solely in consideration of Qualified Capital Stock of the Company and (b) any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Capital Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales and Sales of Subsidiary Stock" and "Repurchase of Notes at the Option of the Holder upon a Change of Control" covenants and such Capital Stock specifically provides that such Person will not repurchase or redeem any such Capital Stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales and Sales of Subsidiary Stock" and "Repurchase of Notes at the Option of the Holder Upon a Change of Control" covenants.

  "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A-3" or higher, "A--" or higher or "A-" or higher according to Moody's Investors Service, Inc., Standard & Poor's Ratings Group or Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) respectively, at the time as of which any investment or rollover therein is made.

  "Excluded Group" means a "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that includes one or more Excluded Persons; provided that either the voting power of the Capital Stock of the Company "beneficially owned" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) by such Excluded Persons (without attribution to such Excluded Persons of the ownership by other members of the "group") represents a majority of the voting power of the Capital Stock "beneficially owned" by such

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group, or, with respect to clause (ii) of the definition of "Change of
Control," such group is deemed to be a "person" (as such term is used in Section 13(d) of the Exchange Act) solely by virtue of the stockholders agreement, as in effect on the Issue Date and as the same may be from time to time amended or supplemented, and no Person or group, other than one or more of the Excluded Persons, shall have the right to designate or shall have designated a majority of the board of directors of the Company.

  "Excluded Person" means Spectrum Equity Investors, Providence Equity Partners and MLC Industries, Inc., and any Affiliate of any of the foregoing that is directly or indirectly controlling or controlled by, or under direct or indirect common control with, any of the foregoing.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board ("FASB") or, if FASB ceases to exist, any successor thereto; provided, however, that for purposes of determining compliance with covenants in the Indenture, "GAAP" means such generally accepted accounting principles as in effect as of the Issue Date.

  "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which have a remaining weighted average life to maturity of not more than one year from the date of Investment therein.

  "Guarantee" means the guarantee by a Guarantor of the Company's Indenture Obligations.

  "Guarantor" means any Restricted Subsidiary of the Company which becomes a guarantor of the Company's Indenture Obligations.

  "Holder" means a Person in whose name a Note is registered. The Holder of a Note will be treated as the owner of such Note for all purposes.

  "Indebtedness" of any Person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such Person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 90 days past their original due date or to financial institutions, which obligations are not being contested in good faith and for which appropriate reserves have been established) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (b) all obligations of such Person under Interest Rate Protection Agreements; (c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person and all obligations to purchase, redeem or acquire any Capital Stock; (d) all Disqualified Capital Stock of such Person and all Preferred Stock of such Person's Restricted Subsidiaries and (e) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d) this clause (e), whether or not between or among the same parties; provided that the outstanding principal amount at any date of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such date.

  "Initial Escrow and Pledge Account" means an account established with the Trustee pursuant to the terms of the Pledge and Escrow Agreement for the deposit of the net proceeds realized from the sale of the Notes, together with the Additional Escrow Amount; and after the Merger such account holds the Pledged Securities purchased by the Company with a portion of the net proceeds from the Offering.

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

  "Interest Rate Protection Agreements" means, with respect to any Person, the Obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates. For purposes of the Indenture, the amount of such obligations shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such obligation had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligations shall be the net amount so determined, plus any premium due upon default by such Person.

  "Investment" by any Person in any other Person means (without duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension; (c) the entering into by such Person of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of such other Person; (d) the making of any capital contribution by such Person to such other Person and (e) the designation by the Board of Directors of the Company of any Person to be an Unrestricted Subsidiary. For purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the fair market value of such Investment plus the fair market value of all additional Investments by the Company or any of its Restricted Subsidiaries at the time any such Investment is made; provided that, for purposes of this sentence, the fair market value of net assets in excess of $5,000,000 shall be as determined by an independent appraiser of national reputation.

  "Issue Date" means May 13, 1998.

  "Company" means American Cellular Corporation, a corporation incorporated under the laws of Delaware, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person.

  "Junior Indebtedness" means Indebtedness of the Company that (i) requires no payment of principal prior to or on the date on which all principal of and interest on the Notes is paid in full and (ii) is subordinate and junior in right of payment to the Notes in all respects.

  "Lien" means any mortgage, lien, pledge, charge, security interest, or other encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease deemed to constitute a security interest and any option or other agreement to give any security interest).

  "Marketable U.S. Securities" means: (i) Government Securities; (ii) any time deposit account, money market deposit and certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's Investors Service, Inc., "A-1" or higher according to Standard & Poor's Ratings Group or "A-1" or higher according to Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; (v) repurchase obligations with a term of not more than 7 days for Government Securities entered into with an Eligible Institution; and (vi) any fund investing exclusively in investment of the types described in clauses (i) through (v) above.

  "Maturity Date" means, when used with respect to any Note, the date specified on such Note as the fixed date on which the final installment of principal of such Note is due and payable (in the absence of any acceleration thereof pursuant to the provisions of the Indenture regarding acceleration of Indebtedness or any Change of Control Offer, Proceeds Purchase Offer or Asset Sale Offer).

  "Net Cash Proceeds" means the aggregate amount of cash and Cash Equivalents received by the Company and its Restricted Subsidiaries in respect of an Asset Sale (including upon the conversion to cash and Cash Equivalents of (A) any note or installment receivable at any time, or (B) any other property as and when any cash and Cash Equivalents are received in respect of any property received in an Asset Sale but only to the extent such cash and Cash Equivalents are received within one year after such Asset Sale), less the sum of (i) all reasonable out-of-pocket fees, commissions and other expenses incurred in connection with such Asset Sale, including the amount (estimated in good faith by the Board of Directors of the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any Restricted Subsidiary of the Company in connection with such Asset Sale and
(ii) the aggregate amount of cash so received which is used to retire any existing Senior Indebtedness of the Company or Indebtedness of its Restricted Subsidiaries, as the case may be, which is required to be repaid in connection with such Asset Sale or is secured by a Lien on the property or assets of the Company or any of its Restricted Subsidiaries, as the case may be.

  "Net Proceeds" means the aggregate net proceeds (including the fair market value of non-cash proceeds constituting equipment or other assets of a type generally used in a Related Business an amount reasonably determined by the Board of Directors of the Company for amounts under $5,000,000 and by a financial advisor or appraiser of national reputation for equal or greater amounts) received by a Person from the sale of Qualified Capital Stock (other than to a Subsidiary of such Person) after payment of out-of-pocket expenses, commissions and discounts incurred in connection therewith.

  "Obligation" means any principal, premium, interest (including interest accruing subsequent to a bankruptcy or other similar proceeding whether or not such interest is an allowed claim enforceable against the Company in a bankruptcy case under federal bankruptcy law), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable pursuant to the terms of the documentation governing any Indebtedness.

  "Old Notes" means the 10 3/4% Senior Notes due 2004 of PriCellular Wireless Corporation ("Wireless"), the 12 1/4% Senior Subordinated Notes due 2003 of Wireless and the 14% Senior Subordinated Discount Notes due 2001 of Wireless.

  "Operating Cash Flow" of any Person means (a), with respect to any period, the Consolidated Net Income of such Person for such period, plus (b) the sum, without duplication (and only to the extent such amounts are deducted from net revenues in determining such Consolidated Net Income), of (i) the provisions for income taxes for such period for such Person and its consolidated Subsidiaries, (ii) depreciation, amortization and other non-cash charges of such Person and its consolidated Subsidiaries and (iii) Consolidated Interest Expense of such Person for such period, determined, in each case, on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP, less (c) the amount of all cash payments made during such period by such Person and its Subsidiaries to the extent such payments relate to non-cash charges that were added back in determining Operating Cash Flow for such period or for any prior period. When the foregoing definition is used in connection with the Company and its Restricted Subsidiaries, references to a Person and its Subsidiaries in the foregoing definition shall be deemed to refer to the Company and its Restricted Subsidiaries.

  "Permitted Investment" means (i) Investments in Cash Equivalents; (ii) Investments in the Company or a Restricted Subsidiary; (iii) Investments in a Person substantially all of whose assets are of a type generally used in a Related Business (an "Acquired Person") if, as a result of such Investments,
(A) the Acquired Person
immediately thereupon becomes a Restricted Subsidiary or (B) the Acquired Person immediately thereupon either (1) is merged or consolidated with or into the Company or any of its Restricted Subsidiaries and the surviving Person is the Company or a Restricted Subsidiary or (2) transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries; (iv) Investments in accounts and notes receivable acquired in the ordinary course of business; (v) any securities received in connection with an Asset Sale and any investment with the Net Cash Proceeds from any Asset Sale in Capital Stock of a Person, all or substantially all of whose assets are of a type used in a Related Business, that complies with the "Limitation on Asset Sales and Sales of Subsidiary Stock" covenant; (vi) any guarantee issued by a Restricted Subsidiary incurred in compliance with the Indenture; (vii) advances and prepayments for asset purchases in the ordinary course of business in a Related Business of the Company or a Restricted Subsidiary; (viii) loans made to certain officers upon the Merger Date, the term of which will not exceed one year and the aggregate outstanding balance of which will not exceed $2.0 million; (ix) customary loans or advances made in the ordinary course of business to officers, directors or employees of the Company or any of its Restricted Subsidiaries for travel, entertainment, and moving and other relocation expenses; (x) Investments in Permitted Joint Ventures which in the aggregate at any one time outstanding do not exceed $15.0 million and (xi) Investments which in the aggregate at any one time outstanding do not exceed $5.0 million; provided however, such Investments may be increased to $10.0 million in the aggregate provided that American Wireless' Annualized Operating Cash Flow Ratio, after giving effect to such Investments, would have been less than 6.25 to 1.00.

  "Permitted Joint Venture" means, as applied to any Person, any other Person
(a) engaged in a Related Business, (b) over which such Person is responsible (either directly or through a services agreement) for day-to-day operations or otherwise has operational and managerial control or (c) of which more than forty percent (40%) of the outstanding Voting Stock (other than directors' qualifying shares) in the case of a corporation, or more than forty percent (40%) of the outstanding ownership interests, in the case of an entity other than a corporation, is at the time owned directly or indirectly by such Person.

  "Permitted Lien" means (a) Liens existing on the Issue Date; (b) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (c) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business, provided that (i) the underlying obligations are not overdue for a period of more than 30 days, and (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;
(d) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by the Company or any of its Restricted Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; (f) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (g) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security legislation; (h) Liens in favor of the Trustee arising under the Indenture; (i) Liens securing the Credit Facility; (j) Liens securing Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary, provided that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets; (k) Liens arising from Purchase Money Indebtedness permitted under the Indenture; (l) Liens securing Refinancing Indebtedness Incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness; (m) Liens securing Indebtedness (including Capitalized Lease Obligations) permitted by clause (vi) of the second paragraph of the "Limitation on Incurrence of Additional Indebtedness" covenant; and (n) Liens in favor of the Company or a Wholly Owned Restricted Subsidiary.

  "Person" means any corporation, individual, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

  "Pledge and Escrow Agreement" means the Pledge Escrow and Assignment Agreements, dated as of the date of the Indenture, among the Company, the Trustee and the collateral agents named therein.

  "Pledged Securities" means the securities purchased by the Company with a portion of the net proceeds from the Offering to be deposited in the Escrow and Pledge Account.

  "Public Equity Offering" means an offer and sale of common stock (which is Qualified Capital Stock) of the Company, with aggregate proceeds of at least $50 million pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8, S-4 or otherwise relating to equity securities issuable under any employee benefit plan of such corporate entity).

  "Purchase Money Indebtedness" means Indebtedness of the Company or its Restricted Subsidiaries Incurred in connection with the purchase of property or assets for the business of the Company or its Restricted Subsidiaries, provided that the recourse of the lenders with respect to such Indebtedness is limited solely to the property or assets so purchased without further recourse to either the Company or any of its Restricted Subsidiaries.

  "Qualified Capital Stock" means any Capital Stock of a Person that is not Disqualified Capital Stock.

  "Reference Period" with regard to any Person means the last two full fiscal quarters of such Person for which financial information (which the Company shall use its best efforts to compile in a timely manner) in respect thereof is available ended on or immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

  "Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or such Restricted Subsidiary (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life equal to or greater than the Weighted Average Life of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Related Business" means any business related to, or complementary to, the ownership, development, operation or acquisition of wireless communications systems as determined by the Board of Directors of the Company.

  "Related Person" means, with respect to any Person, (i) any Affiliate of such Person or any spouse, immediate family member, or other relative who has the same principal residence of any Affiliate of such Person and (ii) any trust in which any Person described in clause (i) above, has a beneficial interest.

  "Restricted Payment" means, with respect to any Person, (i) any dividend or other distribution on shares of Capital Stock of such Person or any Subsidiary of such Person, (ii) any payment on account of the purchase, redemption or other acquisition or retirement for value, or any payment in respect of any amendment (in anticipation of or in connection with any such retirement, acquisition or defeasance) in whole or in part, of any shares of Capital Stock of such Person or any Subsidiary of such Person held by Persons other than such Person or any of its Restricted Subsidiaries, (iii) any defeasance, redemption, repurchase or other acquisition or retirement for value, or any payment in respect of any amendment (in anticipation of or in connection with any such retirement, acquisition or defeasance) in whole or in part, of any Indebtedness of the Company (other than the scheduled repayment thereof at maturity and any mandatory redemption or mandatory repurchase thereof pursuant to the terms thereof) by such Person or a Subsidiary of such Person that is subordinate in right of payment to the Notes (other than in exchange for Refinancing Indebtedness permitted to be Incurred under the Indenture and except for any such defeasance, redemption, repurchase, other acquisition or payment in respect of Indebtedness held by any Restricted Subsidiary) and (iv) any Investment (other than a Permitted Investment); provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on shares of Capital Stock of the Company or any Restricted Subsidiary solely in shares of Qualified Capital Stock, (ii) any dividend, distribution or other payment to the Company, or any dividend to any of its Restricted Subsidiaries, by any of its Subsidiaries, (iii) any dividend, distribution or other payment by any Restricted Subsidiary on shares of its Capital Stock that is paid pro rata to all holders of such Capital Stock and
(iv) the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of any Restricted Subsidiary held by Persons other than the Company or any of its Restricted Subsidiaries.

  "Restricted Subsidiary" means any Subsidiary of the Company which at the time of determination is not an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if, immediately before and after giving effect to such designation, there would exist no Default or Event of Default and the Company could incur at least $1.00 of Indebtedness pursuant to the Annualized Operating Cash Flow Ratio test of the "Limitation on Incurrence of Additional Indebtedness" covenant, on a pro forma basis taking into account such designation.

  "Senior Indebtedness" means all Indebtedness of the Company (including, with respect to the Credit Facility, all Obligations thereunder), including interest thereon, whether outstanding on the Issue Date or thereafter issued, other than (a) Indebtedness that is expressly subordinated or junior in right of payment to any Indebtedness of the Company, (b) Indebtedness represented by Disqualified Capital Stock, (c) any liability for federal, state, local or other taxes owed or owing by the Company, (d) Indebtedness of the Company to any Subsidiary of the Company or any Affiliate of the Company, (e) trade payables and (f) Indebtedness incurred in violation of the Indenture.

  "Significant Restricted Subsidiary" means one or more Restricted Subsidiaries having an aggregate net book value of assets in excess of 5% of the net book value of the assets of the Company and its Restricted Subsidiaries on a consolidated basis.

  "Stated Maturity" means the date fixed for the payment of any principal or premium pursuant to the Indenture and the Notes, including the Maturity Date, upon redemption, acceleration, Asset Sale Offer, Proceeds Purchase Offer, Change of Control Offer or otherwise.

  "Strategic Equity Investor" means any Person which is (or a controlled Affiliate of any Person which is) engaged in the ownership, development, operation or acquisition of communications systems and which, as of the last available annual or quarterly financial statements, has Total Common Equity of at least $1.0 billion.

  "Strategic Equity Offering" means an offer or sale of Common Stock or Preferred Stock (other than Disqualified Capital Stock) of the Company, with aggregate proceeds of at least $50.0 million to a Strategic Equity Investor other than in connection with or after the occurrence of a Change of Control.

  "Subsidiary" with respect to any Person, means (i) a corporation at least 50% of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or (ii) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner of such partnership, or (iii) any Person in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has
(x) at least a fifty percent ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such Person.

  "Total Common Equity" of any Person means, as of any date of determination, the product of (i) the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and (ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (ii) of the preceding sentence shall be determined by the Board of Directors of the Company in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee.

  "Trading Day," with respect to a securities exchange or automated quotation system, means a day on which such exchange or system is open for a full day of trading.

  "Unrestricted Subsidiary" means any Subsidiary of the Company that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below). The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary at or prior to the time it is so formed or acquired) to be an Unrestricted Subsidiary if (a) no Default or Event of Default is existing or will occur as a consequence thereof, (b) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property or asset of, the Company or any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated and (c) such Subsidiary and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee, or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any property or assets of the Company or any of its Restricted Subsidiaries (except that such Subsidiary and its Subsidiaries may guarantee the Notes); provided that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the "Limitation on Restricted Payments" covenant. Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

  "Voting Stock" means Capital Stock of the Company having generally the right to vote in the election of a majority of the directors of the Company or having generally the right to vote with respect to the organizational matters of the Company.

  "Weighted Average Life" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned" means, with respect to a Subsidiary of the Company, (i) a Subsidiary that is a corporation, of which not less than 99% of the Capital Stock (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly Owned Subsidiaries of such Person, or (ii) any entity other than a corporation in which such Person, directly or indirectly, owns not less than 99% of the Capital Stock of such entity.

                  MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

  In the opinion of Latham & Watkins, counsel to the Company, the following are the material federal tax income consequences expected to result to Holders whose Private Notes are exchanged for Exchange Notes in the Exchange Offer. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought with respect to the Exchange Offer. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.

  EACH HOLDER OF PRIVATE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING PRIVATE NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

  The exchange of Private Notes for Exchange Notes will be treated as "non-event" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Private Notes. As a result, no material federal income tax consequences will result to Holders exchanging Private Notes for Exchange Notes.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of up to 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such document in the Letter of Transmittal for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the Holders of Private Notes (including any broker-dealers), and certain parties related to such Holders, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters with respect to the Exchange Notes offered hereby will be passed upon for the Company by Latham & Watkins, San Francisco, California.

                                    EXPERTS

  The consolidated financial statements of PriCellular Corporation and Subsidiaries at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of American Cellular Corporation at March 31, 1998, and for the period February 26, 1998 to March 31, 1998, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  The Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") and, in accordance therewith, will file reports, proxy statements and other information with the Commission. All such information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a web site electronically with the Commission (http://www.sec.gov).

  The Company has agreed to furnish to the Trustee and to registered Holders of the Notes, without cost to the Trustee or such registered Holders, copies of all reports and other information that would be required to be filed by the Company with the Commission under the Exchange Act, whether or not the Company is then required to file reports with the Commission. As a result of this Exchange Offer, the Company will become subject to the periodic reporting and other informational requirements of the Exchange Act. In the event that the Company ceases to be subject to the informational requirements of the Exchange Act, the Company has agreed that, so long as any Notes remain outstanding, it will file with the Commission (but only if the Commission at such time is accepting such voluntary filings) and distribute to Holders of the Private Notes or the Exchange Notes, as applicable, copies of the financial information that would have been contained in such annual reports and quarterly reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," that would have been required to be filed with the Commission pursuant to the Exchange Act. The Company will also furnish such other reports as it may determine or as may be required by law.

                        HISTORICAL FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

AMERICAN CELLULAR CORPORATION
Condensed Consolidated Balance Sheet--June 30, 1998 (unaudited)...........   F-2
Condensed Consolidated Statements of Operations--Periods Ended June 30,
 1998 (unaudited).........................................................   F-3
Condensed Consolidated Statement of Common Stockholders' Equity--Period
 Ended June 30, 1998 (unaudited)..........................................   F-4
Condensed Consolidated Statements of Cash Flows--Periods Ended June 30,
 1998 (unaudited).........................................................   F-5
Notes to Condensed Consolidated Financial Statements (unaudited)..........   F-6
Report of Independent Auditors............................................  F-10
Balance Sheet--March 31, 1998.............................................  F-11
Statement of Operations--February 26, 1998 to March 31, 1998..............  F-12
Statement of Common Stockholders' Equity--February 26, 1998 to March 31,
 1998.....................................................................  F-13
Statement of Cash Flows--February 26, 1998 to March 31, 1998..............  F-14
Notes to Financial Statements.............................................  F-15
PRICELLULAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheet--June 30, 1998 (unaudited)...........  F-17
Condensed Consolidated Statements of Operations--Three and Six Months
 Ended June 30, 1998 and 1997 (unaudited).................................  F-18
Condensed Consolidated Statements of Cash Flows--Six Months Ended June 30,
 1998 and 1997 (unaudited)................................................  F-19
Notes to Condensed Consolidated Financial Statements (unaudited)..........  F-20
Report of Independent Auditors............................................  F-22
Consolidated Balance Sheets--December 31, 1997 and 1996...................  F-23
Consolidated Statements of Operations--Years Ended December 31, 1997, 1996
 and 1995.................................................................  F-24
Consolidated Statements of Stockholders' Equity--Years Ended December 31,
 1997, 1996, 1995 and 1994................................................  F-25
Consolidated Statements of Cash Flows--Years Ended December 31, 1997, 1996
 and 1995.................................................................  F-26
Notes to Consolidated Financial Statements................................  F-28
Financial Statement Schedules
  Schedule I--Condensed Financial Information of Registrant...............  F-41
  Schedule II--Valuation and Qualifying Accounts..........................  F-45

                         AMERICAN CELLULAR CORPORATION

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

                                                                 JUNE 30, 1998
                                                                 --------------
ASSETS
Current assets:
  Cash and cash equivalents.....................................     $8,955,281
  Restricted short-term investments.............................     25,909,403
  Accounts receivable, net of allowance for doubtful accounts of
   $2,185,403...................................................     29,201,827
  Inventories...................................................        794,207
  Other current assets..........................................      2,269,575
                                                                 --------------
  Total current assets..........................................     67,130,293
Cellular facilities, equipment and other........................    154,312,802
Other assets....................................................  1,303,523,350
                                                                 --------------
Total assets.................................................... $1,524,966,445
                                                                 ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses........................ $   21,032,264
  Deferred revenue.............................................      4,632,968
  Other liabilities............................................      2,047,283
                                                                --------------
  Total current liabilities....................................     27,712,515
Long-term debt.................................................  1,198,446,031
Other long-term liabilities....................................      1,008,658
Series A cumulative redeemable preferred stock, $0.01 par
 value, net of $2,000,000 notes receivable from stockholders;
 authorized 5,000,000 shares; 3,250,000 shares issued and
 outstanding...................................................    323,000,000
Common stockholders' deficit:
  Common Stock, $0.01 par:
    Class A: Authorized 475,000 shares; 250,000 shares issued
     and outstanding...........................................          2,500
    Class B: Authorized 25,000 shares; 18,587 shares issued and
     outstanding...............................................            186
  Additional paid-in capital...................................     25,183,184
  Accumulated deficit..........................................    (50,336,629)
  Receivable from stockholders.................................        (50,000)
                                                                --------------
Total common stockholders' deficit.............................    (25,200,759)
                                                                --------------
Total liabilities and stockholders' equity..................... $1,524,966,445
                                                                ==============

See notes to financial statements.

                         AMERICAN CELLULAR CORPORATION

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

            FOR THE THREE MONTHS ENDED JUNE 30, 1998 AND THE PERIOD
             FEBRUARY 26, 1998 (DATE OF FORMATION) TO JUNE 30, 1998

                                               THREE MONTHS   FEBRUARY 26, 1998
                                                   ENDED     (DATE OF FORMATION)
                                               JUNE 30, 1998  TO JUNE 30, 1998
                                               ------------- -------------------
Non-recurring charges.........................  $(4,077,535)     $(4,077,535)
Interest expense..............................   (3,990,000)      (3,990,000)
Interest income...............................    2,123,322        2,156,322
                                                -----------      -----------
Loss before income taxes......................   (5,944,213)      (5,911,213)
Provision for income taxes....................       13,000              --
                                                -----------      -----------
Net loss......................................  $(5,931,213)     $(5,911,213)
                                                ===========      ===========



See notes to financial statements.

                         AMERICAN CELLULAR CORPORATION

   UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF COMMON STOCKHOLDERS' DEFICIT

             FEBRUARY 26, 1998 (DATE OF FORMATION) TO JUNE 30, 1998

                            CLASS A        CLASS B
                         -------------- -------------
                          COMMON STOCK  COMMON STOCK   RECEIVABLE  ADDITIONAL
                         -------------- -------------     FROM       PAID-IN   ACCUMULATED
                         SHARES  AMOUNT SHARES AMOUNT STOCKHOLDERS   CAPITAL     DEFICIT
                         ------- ------ ------ ------ ------------ ----------- ------------
Initial capital
 contributions.......... 250,000 $2,500    --   $--     $    --    $24,997,500 $        --
Capital contributions:
  June 22, 1998.........     --     --  13,587   136         --        135,734          --
  June 25, 1998.........     --     --   5,000    50         --         49,950          --
Receivable from
 stockholders...........     --     --     --    --      (50,000)          --           --
Excess purchase price
 over predecessor
 basis..................     --     --     --    --          --            --   (44,425,416)
Net loss for the period
 from February 26, 1998
 (Date of Formation) to
 June 30, 1998..........     --     --     --    --          --            --    (5,911,213)
                         ------- ------ ------  ----    --------   ----------- ------------
Balance June 30, 1998... 250,000 $2,500 18,587  $186    $(50,000)  $25,183,184 $(50,336,629)
                         ======= ====== ======  ====    ========   =========== ============


See notes to financial statements.

                         AMERICAN CELLULAR CORPORATION

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE THREE MONTHS ENDED JUNE 30, 1998 AND THE
         PERIOD FEBRUARY 26, 1998 (DATE OF FORMATION) TO JUNE 30, 1998

                                                                FEBRUARY 26,
                                               THREE MONTHS     1998 (DATE OF
                                                   ENDED        FORMATION) TO
                                               JUNE 30, 1998    JUNE 30, 1998
                                              ---------------  ---------------
OPERATING ACTIVITIES
Net loss....................................  $    (5,931,213) $    (5,911,213)
Adjustments to reconcile net loss to net
 cash used in operations:
   Accounts payable and accrued expenses....        3,777,000        3,990,000
                                              ---------------  ---------------
Net cash used in operations.................       (2,154,213)      (1,921,213)
INVESTING ACTIVITIES
Acquisition of cellular operations, net of
 cash acquired..............................   (1,402,659,869)  (1,402,659,869)
Purchase of restricted investments..........      (82,412,660)     (82,412,660)
                                              ---------------  ---------------
Net cash used in investing activities.......   (1,485,072,529)  (1,485,072,529)
FINANCING ACTIVITIES
Proceeds from sale of stock.................      323,135,870      348,135,870
Proceeds from issue of 10 1/2% notes........      282,834,000      282,834,000
Borrowings against credit facility..........      900,000,000      900,000,000
Deferred financing costs....................      (35,020,847)     (35,020,847)
                                              ---------------  ---------------
Net cash provided by financing activities...    1,470,949,023    1,495,949,023
                                              ---------------  ---------------
Increase (decrease) in cash and cash
 equivalents................................      (16,277,719)       8,955,281
Cash and cash equivalents at beginning of
 period.....................................       25,233,000              --
                                              ---------------  ---------------
Cash and cash equivalents at end of period..  $     8,955,281  $     8,955,281
                                              ===============  ===============



See notes to financial statements.

                         AMERICAN CELLULAR CORPORATION

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

  American Cellular Corporation ("ACC"), a Delaware corporation, and its wholly owned subsidiaries ("the Company") are principally engaged in the ownership and operation of cellular telephone systems.

  The consolidated financial statements include the accounts of ACC and its subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

  The accompanying consolidated financial statements as of June 30, 1998 and for the three months ended June 30, 1998 and for the period from February 26, 1998 (date of formation) to June 30, 1998 are unaudited, but include all adjustments (consisting only of normal, recurring adjustments) which, in the opinion of management of the Company, are considered necessary for the fair presentation of the Company's financial position and its operating results and cash flows. Operating results for the three months ended June 30, 1998 and for the period from February 26, 1998 (date of formation) to June 30, 1998 are not indicative of the results expected for the year ending December 31, 1998. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles (GAAP) have been omitted in accordance with the instructions of
Article 10 of Regulation S-X. Management believes that the disclosures made are adequate to make the information presented not misleading.

2. SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash Equivalents

  The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventories consist primarily of cellular telephones and accessories.

 Cellular Facilities, Equipment and Other

  Cellular facilities, equipment and other are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful life of the asset of three to seven years.

 Other Assets

  Other assets consist of the following (in thousands):

       Goodwill..................................................... $1,164,978
       Investments in cellular operations...........................     35,531
       Deferred financing costs.....................................     35,021
       Restricted investments.......................................     56,503
       Subscriber lists.............................................     11,233
       Other........................................................        257
                                                                     ----------
                                                                     $1,303,523
                                                                     ==========

                         AMERICAN CELLULAR CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Goodwill represents the excess of purchase price over the fair value assigned to the net tangible and identifiable intangible assets of the business acquired (see Note 3).

  The Company uses a 40-year life to amortize goodwill. The Company periodically reviews the carrying value of goodwill to determine whether such amounts are recoverable based on undiscounted future cash flows of the Company in order to determine whether a reduction to fair value is necessary. The Company has determined that no such reductions were necessary through June 30, 1998.

  The Company owns a 44.5% interest in a joint venture with SBC Communications, Inc. ("SBC"). Under the terms of the joint venture agreement, the Company receives preferential distributions in the first four years of the joint venture increasing from $3.3 million in the first year to $5.8 million in the final year. Such preferential distributions are guaranteed by SBC. The Company also has an option to put its joint venture interest to SBC at prices beginning at $28.5 million and escalating to $39.0 million at the end of the four year period. SBC has operating control of the properties and has certain rights to purchase the Company's interests on the day prior to the fourth anniversary.

  Deferred financing costs primarily represent underwriting discounts and related fees incurred in connection with the issuance of the Company's long-term debt. These costs are amortized using the effective yield method and the amortization expense is included in interest expense.

  A portion of the proceeds from the issue of the 10 1/2% Senior Notes (see
Note 4) was used to acquire certain treasury securities sufficient to pay the first six scheduled interest payments on those notes. These securities are held in an escrow account pursuant to a Pledge Escrow and Assignment Agreement. The restricted investments are classified in the balance sheet according to their maturities. These treasury securities mature from November 1998 to May 2001, bear interest rates from 5.50% to 6.375% and are considered as held to maturity.

  The Company amortizes subscriber lists over a three-year period.

 Revenue Recognition

  The Company earns revenue by providing access to its cellular system, for usage of its cellular system, for long-distance calls placed by the Company's customers and those customers from other cellular systems who roam through the service area. Access revenue is billed in advance and is recognized when earned. Airtime, long-distance and roaming revenues are recognized when the service is rendered. Equipment sales are recognized on delivery of the equipment to the customer.

 Comprehensive Income

  Net loss for the three months ended June 30, 1998 and for the period from February 26, 1998 to June 30, 1998 is the same as comprehensive income defined pursuant to Statement of Financial Accounting Standards No. 130.

3. ACQUISITION OF PRICELLULAR CORPORATION

  On June 25, 1998, ACC acquired PriCellular Corporation ("PCC") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated March 6, 1998 for approximately $1.5 billion. The acquisition was accounted for utilizing the purchase method of accounting. The results of operations for PCC will be included in the Company's statement of operations beginning July 1, 1998. The results of operations will not differ materially than if the closing date had been used.

                         AMERICAN CELLULAR CORPORATION

3. ACQUISITION OF PRICELLULAR CORPORATION (CONTINUED)

  The allocation of the purchase price to the fair value of net assets acquired is as follows (in thousands):

     Cash........................................................... $   51,419
     Accounts receivable............................................     29,202
     Cellular facilities and equipment..............................    154,313
     Investment in cellular operations..............................     35,531
     Other assets...................................................      3,320
     Goodwill.......................................................  1,164,978
     Subscriber lists...............................................     11,233
     Basis adjustment...............................................     44,425
     Total liabilities assumed......................................    (24,730)
                                                                     ----------
       Total Merger consideration...................................  1,469,691
     Less:
       Cash acquired................................................     51,419
       Accrued Merger consideration.................................     15,612
                                                                     ----------
     Total cash paid................................................ $1,402,660
                                                                     ==========

  PCC had been partially owned (6.39%) by a group of investors, which also own approximately 27.2% of the Company (the 6.39% is considered to be the continuing ownership interest). The cost to acquire the continuing ownership interest in the net assets of PCC in excess of the predecessor basis has been reflected as a reduction of stockholders' equity of the Company pursuant to generally accepted accounting principles.

  Non-recurring charges recorded through June 30, 1998 represent severance bonuses payable to employees subsequent to the acquisition.

4. LONG-TERM DEBT

  Long-term debt consists of the following (in thousands):

     10 1/2% Senior Notes due 2008.................................. $  282,834
     Borrowings under $1,000,000,000 Credit Agreement:
       Revolver Credit Loans due December 31, 2006..................     50,000
       Tranche A Term Loans due December 31, 2006...................    450,000
       Tranche B Term Loans due June 30, 2007.......................    200,000
       Tranche C Term Loans due December 31, 2007...................    200,000
     Accrued Merger consideration...................................     15,612
                                                                     ----------
       Total........................................................ $1,198,446
                                                                     ==========

  On May 13, 1998, the Company issued approximately $285.0 million aggregate principal amount of 10 1/2% Senior Notes ("the Notes") due 2008. Approximately $82.4 million of the proceeds were used to purchase treasury securities that were placed in an escrow account. The remaining funds were used to finance the acquisition of PCC. The Notes were issued at a price of 99.24% or $282.8 million. The original issue discount on the Notes accretes, compounded semiannually, to yield an effective rate of 10.67%. Interest is payable semiannually on each May 15 and November 15. The first six scheduled interest payments on the Notes will be funded from the securities held in escrow.

                         AMERICAN CELLULAR CORPORATION

4. LONG-TERM DEBT (CONTINUED)

  On June 25, 1998, the Company borrowed $900 million under a bank syndicated Credit Facility. The Credit Facility provides the Company up to $1 billion in four tranches ($450 million on Tranche A, $200 million for each Tranche B and C, and up to $150 million on the Revolver Loan). Interest is payable quarterly at the adjusted prime rate plus the applicable margin for each tranche (0.875% for the Revolver and Tranche A, 1.75% for Tranche B and 2.0% for Tranche C) or LIBOR plus the applicable margin for each tranche (1.875% for the Revolver and Tranche A, 2.75% for Tranche B and 3.0% for Tranche C), based on the Company's consolidated leverage ratio. As of June 30, 1998, the interest rates applicable on the tranches of the Credit Facility ranged from approximately 7.35% to 8.5%. The Credit Facility contains several financial covenants related to Company's leverage and debt service ratios. Other covenants contain restrictions on the incurrence of additional debt, the payment of dividends, the incurrence of liens, and payments and transfer of net assets.

  Subsequent to June 30, 1998, ACC borrowed an additional $16.0 million under the Revolver Credit Loan. The proceeds were used to fund the payment of the accrued Merger consideration.

  The maturities of the Company's long-term debt are as follows (in thousands):

       1998.......................................................... $      --
       1999..........................................................      2,000
       2000..........................................................      4,000
       2001..........................................................     54,000
       2002..........................................................     54,000
       Thereafter....................................................  1,084,446
                                                                      ----------
                                                                      $1,198,446
                                                                      ==========

5. INCOME TAXES

  At December 31, 1997, PriCellular had net operating loss carryforwards ("NOLs") related to prior tax years of approximately $31.8 million, which are available to offset future taxable income subject to certain restrictions. NOLs begin expiring in the year 2007 through 2012 as follows: 2007--$2.5 million, 2009--$5.9 million, 2010--$1.7 million, 2011--$.9 million and 2012--
$20.8 million.

6. LEASE COMMITMENTS

  At June 30, 1998, the Company is committed under the following noncancellable operating leases (in thousands):

       1998............................................................. $ 1,851
       1999.............................................................   3,340
       2000.............................................................   2,682
       2001.............................................................   2,008
       2002.............................................................   1,363
       Thereafter.......................................................   3,246
                                                                         -------
                                                                         $14,490
                                                                         =======

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
American Cellular Corporation

  We have audited the balance sheet of American Cellular Corporation as of March 31, 1998, and the related statements of operations, common stockholders' equity and cash flows for the period February 26, 1998 (Date of Formation) to March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Cellular Corporation at March 31, 1998, and the results of its operations and its cash flows for the period February 26, 1998 (Date of Formation) to March 31, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

New York, New York
July 28, 1998

                         AMERICAN CELLULAR CORPORATION

                                 BALANCE SHEET

                                                                      MARCH 31,
                                                                        1998
                                                                     -----------
ASSETS
Current assets:
  Cash and cash equivalents......................................... $25,233,000
                                                                     -----------
Total current assets................................................  25,233,000
                                                                     -----------
Total assets........................................................ $25,233,000
                                                                     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Income taxes payable.............................................. $    13,000
  Due to stockholder................................................     200,000
                                                                     -----------
Total current liabilities...........................................     213,000
Commitments and contingent liabilities
Series A cumulative redeemable preferred stock, $0.01 par value, plus accreted dividends; authorized 5,000,000 shares; no shares
 issued and outstanding.............................................         --
Common stockholders' equity:
  Common Stock, $0.01 par:
    Class A: Authorized 475,000 shares; issued and outstanding
     250,000 shares.................................................       3,000
    Class B: Authorized 25,000 shares; no shares issued and
     outstanding ...................................................         --
  Additional paid-in capital........................................  24,997,000
  Retained earnings.................................................      20,000
                                                                     -----------
Total common stockholders' equity...................................  25,020,000
                                                                     -----------
Total liabilities and stockholders' equity.......................... $25,233,000
                                                                     ===========



See notes to financial statements.

                         AMERICAN CELLULAR CORPORATION

                            STATEMENT OF OPERATIONS

            FEBRUARY 26, 1998 (DATE OF FORMATION) TO MARCH 31, 1998

Interest income........................................................ $33,000
                                                                        -------
Income before income taxes.............................................  33,000
Provision for income taxes:
  Federal..............................................................  11,000
  State and local......................................................   2,000
                                                                        -------
                                                                         13,000
                                                                        -------
Net income............................................................. $20,000
                                                                        =======





See notes to financial statements.

                         AMERICAN CELLULAR CORPORATION

                    STATEMENT OF COMMON STOCKHOLDERS' EQUITY

            FEBRUARY 26, 1998 (DATE OF FORMATION) TO MARCH 31, 1998

                                  CLASS A        CLASS B    ADDITIONAL
                               -------------- -------------   PAID-IN   RETAINED
                                COMMON STOCK  COMMON STOCK    CAPITAL   EARNINGS
                               -------------- ------------- ----------- --------
                               SHARES  AMOUNT SHARES AMOUNT
                               ------- ------ ------ ------
Initial capital
 contributions...............  250,000 $3,000   --   $ --   $24,997,000 $   --
Net income for the period
 from February 26, 1998 (Date
 of Formation) to
 March 31, 1998..............      --     --    --     --           --   20,000
                               ------- ------  ---   -----  ----------- -------
Balance, March 31, 1998......  250,000 $3,000   --   $ --   $24,997,000 $20,000
                               ======= ======  ===   =====  =========== =======




See notes to financial statements.

                         AMERICAN CELLULAR CORPORATION

                            STATEMENT OF CASH FLOWS

            FEBRUARY 26, 1998 (DATE OF FORMATION) TO MARCH 31, 1998

OPERATING ACTIVITIES
Net income......................................................... $    20,000
Adjustments to reconcile net income to net cash provided
 by operating activities:
   Income taxes payable............................................      13,000
                                                                    -----------
Net cash provided by operating activities..........................      33,000
                                                                    -----------
INVESTING ACTIVITIES
                                                                    -----------
Net cash used in investing activities..............................         --
                                                                    -----------
FINANCING ACTIVITIES
Proceeds from sale of common stock.................................  25,000,000
Due to stockholder.................................................     200,000
                                                                    -----------
Net cash provided by financing activities..........................  25,200,000
                                                                    -----------
Increase in cash and cash equivalents..............................  25,233,000
Cash and cash equivalents at beginning of period...................         --
                                                                    -----------
Cash and cash equivalents at end of period......................... $25,233,000
                                                                    ===========




See notes to financial statements.

                         AMERICAN CELLULAR CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                                MARCH 31, 1998

1. ORGANIZATION

  American Cellular Corporation (the "Company"), was incorporated on February 26, 1998 to acquire the stock of PriCellular Corporation ("PriCellular") and to engage in the ownership and operation of cellular telephone systems. The Company's principal activities have been organizing the Company and obtaining financing.

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

  The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

COMPREHENSIVE INCOME

  Net income for the period from February 26, 1998 to March 31, 1998 is the same as comprehensive income defined pursuant to Statement of Financial Accounting Standards No. 130.

3. MERGER

  On March 6, 1998, the Company and PriCellular entered into an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, the Company merged with and into PriCellular, with the Company as the surviving corporation of the merger (the "Merger"). The Merger was consumated on June 25, 1998 and each issued and outstanding share of Class A common stock, par value $0.01 per share, of PriCellular (the "Class A Shares") and Class B common stock, par value $0.01 per share, of PriCellular was paid $14.00 in cash, without interest (the "Merger Consideration"), and each issued and outstanding share of Series A Preferred Stock of PriCellular was converted into the right to receive the product of the Merger Consideration and the number of Class A Shares into which each such share of Series A Preferred Stock was convertible at such time.

  In connection with the Merger, the Company made debt tender offers to acquire all of the outstanding debt of PriCellular Wireless Corporation. The amount of the tender offer payments aggregated approximately $69.4 million.

4. FINANCING

  In connection with the Merger, the Company entered into a $1 billion credit facility (the "Credit Facility") with several financial institutions. The Credit Facility, provides for a senior secured revolving credit facility (the "Revolving Credit Facility") of up to $150 million, and senior secured term loan facilities in three tranches (the "Term Loan Facilities"), which provide term loans in the aggregate principal amount of $850 million.

                         AMERICAN CELLULAR CORPORATION

4. FINANCING (CONTINUED)

  The Revolving Credit Facility commitment will be reduced quarterly beginning in the third year after the closing and the Revolving Credit Facility will mature eight and one-half years after the closing of the Merger (the "Merger Date"). The Term Loan Facilities consist of three tranches and will amortize over eight and one-half years for Tranche A Term Loans, nine years for Tranche B Term Loans and nine and one-half years for Tranche C Term Loans.

  Borrowings and commitments under the Credit Facility are subject to mandatory prepayment and reduction in an amount equal to (a) the net proceeds of asset dispositions, (b) 75% of excess cash flow, (c) 100% of the net proceeds from the issuance or incurrence of debt and (d) 50% of the net proceeds from the issuance of equity securities.

  Borrowings under the Credit Facility bear interest, at the Company's option, at either (a) a base rate plus an additional margin or (b) LIBOR rate plus an additional margin. The margin for the Tranche A Loans and the Revolving Credit Loans can be a maximum of 1.5% for borrowings under the base rate loans and 2.5% for borrowings under the LIBOR loans, 1.75% for borrowings under the base rate and 2.75% for borrowings under the LIBOR loans for the Tranche B Loans, and 2% for borrowings under the base rate loans and 3% for borrowings under LIBOR loans for the Tranche C Loans. Based upon the Company's leverage ratio, the margin for Tranche A Loans and the Revolving Credit Loans may be reduced by up to 1.375% and for the Tranche B Loans and Tranche C Loans may be reduced by .025%.

  In May 1998, the Company issued $285 million aggregate principal amount of 10 1/2% Senior Notes due May 15, 2008 (the "10 1/2% Notes") to finance the acquisition of PriCellular. The 10 1/2% Notes were issued at a price of 99.4% or $282.8 million. The original issue discount on the 10 1/2% Notes accretes, compounded semiannually. Interest is payable on May 15th and November 15th of each year.

  The 10 1/2% Notes may be redeemed at the Company's option, in whole or in part, at anytime on or after May 15, 2003 at 105.25% the first year, 103.5% the second year, 101.75% the third year and 100% thereafter, plus accrued and unpaid interest to the date of redemption. The indenture governing the 10 1/2% Notes contains restrictions relating to, among other things: (i) incurrence of additional indebtedness; (ii) dividend and other payment restrictions; and
(iii) merger, consolidation and sales of assets.

5. REDEEMABLE PREFERRED STOCK

  The Company authorized and issued Series A Preferred Stock (the "Series A Preferred Stock"). Dividends on the Series A Preferred Stock will accrue at 12% per annum and are payable quarterly in arrears. Dividends, whether or not earned or declared, will accrue without interest until declared and paid. The Series A Preferred Stock may be redeemed, at the Company's option, in whole or in part, until September 30, 2008 at which time the Series A Preferred Stock is subject to mandatory redemption as follows: (i) on September 30, 2008, one-third of the outstanding shares of the Series A Preferred Stock; (ii) on September 30, 2009, one-half of the then outstanding shares of the Series A Preferred Stock and (iii) on September 30, 2010, all of the remaining shares of the Series A Preferred Stock.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                 (Dollars in thousands, except per share data)

                                                        JUNE 30,
                                                          1998     DECEMBER 31,
                                                       (UNAUDITED)     1997
                                                       ----------- ------------
ASSETS
Current assets:
  Cash and cash equivalents...........................  $ 51,460     $ 61,357
  Accounts receivable (less allowance of $2,185 in
   1998 and $1,686 in 1997)...........................    29,160       19,465
  Inventory...........................................       794        2,232
  Other current assets................................     2,269        1,797
                                                        --------     --------
Total current assets..................................    83,684       84,851
Fixed assets--at cost:
  Cellular facilities, equipment and other............   156,840      134,156
  Less accumulated depreciation.......................   (39,548)     (29,302)
                                                        --------     --------
Net fixed assets......................................   117,292      104,853
Investment in cellular operations.....................    35,531       37,017
Cellular licenses (less accumulated amortization of
 $30,426 in 1998 and $23,119 in 1997).................   557,815      493,316
Deferred financing costs (net of accumulated
 amortization of $7,496 in 1998 and $5,191 in 1997)...    12,282       13,352
Cash committed for the acquisition of cellular
 operations...........................................       --        13,000
Other assets..........................................       256        1,267
                                                        --------     --------
Total assets..........................................  $806,860     $747,656
                                                        ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses...............  $ 19,393       33,642
  Other current liabilities...........................    12,600        6,690
                                                        --------     --------
Total current liabilities.............................    31,993       40,333
Long-term debt........................................   642,155      568,323
Deferred taxes........................................     3,797        3,797
Other long-term liabilities...........................     1,009        1,022
                                                        --------     --------
Total long-term liabilities...........................   646,961      573,143
Stockholders' equity:
  Preferred Stock, $0.01 par:
    Series A, cumulative convertible: authorized
     10,000,000 shares; issued and outstanding 96,000
     shares ..........................................         1            1
  Common Stock, $0.01 par:
    Class A: Authorized 100,000,000 shares; issued and
     outstanding 21,987,847 (1998) and 21,824,566
     shares (1997) ...................................       220          218
    Class B: Authorized 50,000,000 shares; issued and
     outstanding 12,970,994 shares (1998) and
     13,134,275 shares (1997).........................       130          131
  Additional paid in capital..........................   180,716      180,704
  Accumulated deficit.................................   (53,160)     (46,874)
                                                        --------     --------
Total stockholders' equity............................   127,906      134,181
                                                        --------     --------
Total liabilities and stockholders' equity............  $806,860     $747,656
                                                        ========     ========

See notes to condensed consolidated financial statements.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                 (Dollars in thousands, except per share data)

                                     THREE MONTHS             SIX MONTHS
                                     ENDED JUNE 30           ENDED JUNE 30
                                 ----------------------  ----------------------
                                    1998        1997        1998        1997
                                 ----------  ----------  ----------  ----------
REVENUES:
Cellular service...............  $   61,722  $   40,258  $  109,400  $   72,937
Equipment sales................       1,554       1,203       2,868       2,343
Other..........................       2,232       1,711       3,914       3,458
                                 ----------  ----------  ----------  ----------
                                     65,507      43,172     116,182      78,738
COSTS AND EXPENSES:
Cost of cellular service.......      15,559      11,369      28,423      20,643
Cost of equipment sold.........       2,769       3,175       5,365       5,642
Selling, general and
 administrative................      15,712      12,432      30,230      23,710
Depreciation and amortization..      10,260       7,572      18,751      14,296
Non-recurring charges..........       2,501         --        4,889         --
                                 ----------  ----------  ----------  ----------
                                     46,801      34,548      87,658      64,291
                                 ----------  ----------  ----------  ----------
Operating income...............      18,707       8,624      28,524      14,447
OTHER INCOME (EXPENSE):
Gain (loss) on sale of
 investment in cellular
 operations....................        (133)        (27)       (133)      8,424
Interest expense, net..........     (18,332)    (14,815)    (36,187)    (29,511)
Other income, net..............         801         813       1,510       1,625
                                 ----------  ----------  ----------  ----------
                                    (17,664)    (14,029)    (34,810)    (19,462)
                                 ----------  ----------  ----------  ----------
Net income (loss)..............  $    1,043  $  (5,405)  $   (6,286) $   (5,015)
                                 ==========  ==========  ==========  ==========
Net loss after adjustment for
 accrued preferred stock
 dividend......................  $     (615) $   (7,046) $   (9,643)     (8,255)
Basic and diluted net loss per
 common share..................  $    (0.02) $    (0.18) $    (0.28)      (0.21)
Weighted average number of
 common shares used in
 computation of net loss per
 common share..................  34,959,000  38,408,000  34,959,000  38,731,000

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                             (Dollars in thousands)

                                                           SIX MONTHS ENDED
                                                                JUNE 30
                                                           ------------------
                                                             1998      1997
                                                           --------  --------
Net cash provided by operating activities................. $ 13,440  $ 12,166
INVESTING ACTIVITIES
Purchase of cellular equipment............................  (22,009)  (11,165)
Proceeds from sale of investment in cellular operations...    1,485     1,255
Proceeds from sale of cellular operations, net of cash....      --     24,396
Acquisition of cellular operations, net of cash...........  (61,590)  (25,033)
Investment in cellular operations.........................      --     (3,390)
Refund of escrow to acquire cellular properties...........      --      7,337
                                                           --------  --------
Net cash used in investing activities.....................  (82,114)   (6,600)
FINANCING ACTIVITIES
Issuance of note payable..................................   60,000       --
Costs incurred in connection with the issuance of
 preferred and common stock...............................      --       (207)
Payments for deferred financing costs.....................   (1,235)     (434)
Proceeds from exercise of common stock option.............       12        19
Purchase and retirement of common stock...................      --    (15,440)
                                                           --------  --------
Net cash provided by (used in) financing activities.......   58,777   (16,062)
                                                           --------  --------
Decrease in cash and cash equivalents.....................   (9,897)  (10,496)
Cash and cash equivalents at beginning of period..........   61,357   100,364
                                                           --------  --------
Cash and cash equivalents at end of period................ $ 51,460  $ 89,868
                                                           ========  ========

                   PRICELLULAR CORPORATION AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The condensed consolidated financial statements include the accounts of PriCellular Corporation and its subsidiaries (the "Company"). All significant intercompany items and transactions have been eliminated.

  The condensed consolidated financial statements have been prepared by the Company without audit, in accordance with rules and regulations of the Securities and Exchange Commission. In the opinion of management, the statements reflect all adjustments necessary for a fair presentation of the results for the interim periods. The results of operations for the interim periods are not necessarily indicative of the results for a full year. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's 1997 Annual Report on Form 10-K.

2. NET INCOME (LOSS) PER SHARE

  All earnings (loss) per share amounts for all periods have been presented and, where appropriate restated to conform to Financial Accounting Standards Board Statement No. 128 issued in 1997. For the periods ending June 30, 1998 and 1997, no effect has been given to options outstanding under the Company's 1994 Stock Option Plan, outstanding warrants to purchase Class B common stock, the 12 3/4% Senior Convertible Discount Notes or the Cumulative Convertible Preferred Stock, since the exercise of any of these items would have an antidilutive effect on net loss per share.

3. SALE OF THE COMPANY

  On June 25, 1998, the American Cellular Corporation (ACC) merged into PriCellular pursuant to an Agreement and Plan of Merger ("Merger Agreement") dated March 6, 1998. At that time each issued and outstanding share of Class A and Class B common stock and the outstanding Series A Convertible Preferred stock was redeemed at $14.00 per share payable in cash.

  As a result of this transaction, the Company incurred approximately $4.9 million in fees and expenses which are shown as non-recurring charges on the Condensed Consolidated Statement of Operations.

4. ACQUISITION OF CELLULAR OPERATION

  On January 15, 1998, Kyle Cellular, a wholly owned subsidiary of the Company, acquired the TN-4 RSA with approximately 264,000 Pops from Bachtel Liquidity, L.P., an affiliate of Bachow & Associates, Inc. for approximately $73.0 million in cash. The RSA, adjacent to three MSAs including Knoxville TN, is located south of the Company's Kentucky Cluster and features such tourist attractions as the towns of Gatlinburg and Pigeon Forge, Dollywood and the entrance to the Great Smoky Mountains National Park. Of the total purchase price, $13.0 million was funded through cash committed for the acquisition at December 31, 1997 with the balance provided by a $60.0 million Senior Secured Reducing Revolver due in the year 2005.

  The above acquisition is accounted for on the purchase method and is included in the results of operations from the date of acquisition.

                   PRICELLULAR CORPORATION AND SUBSIDIARIES

4. ACQUISITION OF CELLULAR OPERATION (CONTINUED)

  Pro forma consolidated results of operations for the period ended June 30, 1997, assuming the acquisition was consummated as of January 1, 1997, is as follows:

                                                                        JUNE
                                                                         30,
                                                                        1997
                                                                       -------
       Revenues....................................................... $50,417
                                                                       =======
       Net loss....................................................... $(3,480)
                                                                       =======
       Net loss per common share...................................... $  (.09)
                                                                       =======

5. LONG-TERM DEBT

  In January 1998, the Company, through its wholly owned subsidiary Kyle Cellular, entered into a $60.0 million Senior Secured Reducing Revolver (the "Borrowing") with J.P. Morgan Securities Inc. The Borrowing matures eight years from the closing date with repayment commencing in the year 2001 and final payment in the year 2005 with payments ranging from 10.0% to 25.0% of the then outstanding balance. Interest is currently charged at the LIBOR rate plus a premium ranging from 1.5% to 2.25% depending on the ratio of debt to cash flow as defined. The Borrowing requires the attainment of certain financial ratios in order to maintain the permitted level of indebtedness. Violation of such ratios requires the permanent prepayment of an amount to cure the deficiency. The Borrowing is secured by the assets of Kyle Cellular.

  Pursuant to the agreement the Company has entered into an interest rate swap which effectively converts a portion of the interest on the outstanding indebtedness from a variable rate basis to a fixed rate basis. The notional mount required to be hedged is 50% of the aggregate outstanding principal amount. For the period commencing January 21, 1998 and ending July 21, 1998 the Company has "locked in" an effective annual rate of 7.64% on the total outstanding indebtedeness of $60.0 million.

6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  Net Income (loss) for the three and six months ended June 30, 1998 is the same as comprehensive income pursuant to Statement of Financial Accounting Standards No. 130.

7. LEGAL PROCEEDINGS

  On March 24, 1998, a purported class action lawsuit was filed in the Supreme Court of the State on New York, County of Westchester, allegedly on behalf of the stockholders of PriCellular, against PriCellular (as nominal defendant) and the directors of PriCellular, Doyle v. Price, et. al., Index No. 98-04050. The complaint alleges breach of fiduciary duties to the stockholders of PriCellular and that the Merger involved unfair dealing and an unfair and inadequate price. The complaint also alleges, among other things, that certain of the terms of the proposed Merger, including the break-up fee, are improper, and that American Cellular is controlled by at least one of PriCellular's directors. The complaint seeks to enjoin the Merger, recission if the Merger is consummated, unspecified compensatory or recissionary damages, and costs, including attorneys' and experts' fees. The Company believes that the case is without merit.

  The Company is not currently involved in any other pending legal proceedings that individually, or in the aggregate, are material to the Company.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
PriCellular Corporation

  We have audited the consolidated balance sheets of PriCellular Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedules listed in the Index. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PriCellular Corporation and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                          ERNST & YOUNG LLP

New York, New York
January 22, 1998, except for the third
 paragraph of Note 13 as to which
 the date is March 10, 1998

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                 (Dollars in thousands, except per share data)

                                                               DECEMBER 31,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
ASSETS
Current assets:
 Cash and cash equivalents.................................  $ 61,357  $100,364
 Accounts receivable (less allowance of $1,686 in 1997 and
  $1,767 in 1996)..........................................    19,465    13,429
 Inventory.................................................     2,232     2,096
 Other current assets......................................     1,797     3,484
                                                             --------  --------
Total current assets.......................................    84,851   119,373
Fixed assets--at cost:
 Cellular facilities and equipment.........................   123,935    71,813
 Furniture and equipment...................................    10,221     5,142
 Deposits on cellular equipment............................       --     10,100
                                                             --------  --------
                                                              134,156    87,055
 Less accumulated depreciation.............................   (29,302)  (13,728)
                                                             --------  --------
Net fixed assets...........................................   104,854    73,327
Investment in cellular operations..........................    37,017    39,641
Cellular licenses (less accumulated amortization of $23,119
 in 1997 and $10,415 in 1996)..............................   493,315   377,808
Cellular license held for sale.............................       --     13,721
Deferred financing costs (less accumulated amortization of
 $5,191 in 1997 and $2,761 in 1996)........................    13,352    15,266
Cash committed for the acquisition of cellular operations..    13,000    91,400
Other assets...............................................     1,267     5,280
                                                             --------  --------
Total assets...............................................  $747,656  $735,816
                                                             ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses.....................  $ 33,966  $ 22,317
 Deferred revenue..........................................     4,242     2,531
 Other current liabilities.................................     2,125     4,776
                                                             --------  --------
Total current liabilities..................................    40,333    29,624
Long-term debt.............................................   568,323   524,517
Deferred taxes.............................................     3,797       --
Other long-term liabilities................................     1,023     1,756
Commitments and contingent liabilities
Stockholders' equity:
 Preferred Stock, $0.01 par:
  Series A, cumulative convertible: authorized 10,000,000
   shares; issued and outstanding 96,000 shares............         1         1
 Common Stock, $0.01 par:
  Class A: Authorized 100,000,000 shares; issued and
   outstanding 21,824,566 shares (1997) and 18,902,101
   shares (1996)...........................................       218       189
  Class B: Authorized 50,000,000 shares (1997) and
   20,000,000 shares (1996); issued and outstanding
   13,134,275 shares (1997) and 19,510,736 shares (1996)...       131       195
 Additional paid-in capital................................   180,704   212,777
 Accumulated deficit.......................................   (46,874)  (33,243)
                                                             --------  --------
Total stockholders' equity.................................   134,180   179,919
                                                             --------  --------
Total liabilities and stockholders' equity.................  $747,656  $735,816
                                                             ========  ========

See notes to consolidated financial statements.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (Dollars in thousands, except per share data)

                                                YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                             1997         1996         1995
                                          -----------  -----------  -----------
REVENUES
Cellular service........................  $   168,394  $   105,188  $    38,757
Equipment sales.........................        5,364        3,430        1,717
Other...................................        7,242        3,998        1,030
                                          -----------  -----------  -----------
                                              181,000      112,616       41,504
COSTS AND EXPENSES
Cost of cellular service................       48,691       29,571       10,694
Cost of equipment sold..................       12,841       10,073        4,951
Selling, general and administrative.....       53,485       34,502       16,512
Depreciation and amortization...........       28,759       19,537       10,337
                                          -----------  -----------  -----------
                                              143,776       93,683       42,494
                                          -----------  -----------  -----------
Operating income (loss).................       37,224       18,933         (990)
OTHER INCOME (EXPENSE)
Gain (loss) on sale of investments in
 cellular operations....................        8,423       (1,401)      11,598
Interest expense........................      (67,392)     (47,076)     (22,953)
Interest income.........................        4,864        4,875        4,114
Other income, net.......................        3,250        1,626          520
                                          -----------  -----------  -----------
                                              (50,855)     (41,976)      (6,721)
                                          -----------  -----------  -----------
Net income (loss).......................  $   (13,631) $   (23,043) $    (7,711)
                                          ===========  ===========  ===========
Net income (loss) after adjustment for
 accrued preferred stock dividend.......  $   (20,171) $   (29,221) $    (7,711)
                                          ===========  ===========  ===========
Basic and diluted earnings (loss) per
 common share...........................  $     (0.55) $     (0.76) $     (0.24)
                                          ===========  ===========  ===========
Weighted average number of common shares
 used in computation of basic and
 diluted earnings (loss) per share......   36,751,000   38,493,000   32,214,000
                                          ===========  ===========  ===========

See notes to consolidated financial statements.

                   PRICELLULAR CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                (IN THOUSANDS)

                            SERIES A       CLASS A        CLASS B
                          ------------- -------------- --------------
                            PREFERRED
                              STOCK     COMMON STOCK   COMMON STOCK   ADDITIONAL
                          ------------- -------------- --------------  PAID-IN   ACCUMULATED STOCKHOLDERS'
                          SHARES AMOUNT SHARES  AMOUNT SHARES  AMOUNT  CAPITAL     DEFICIT      EQUITY
                          ------ ------ ------  ------ ------  ------ ---------- ----------- -------------
Balance--December 31,
 1994...................                 5,000   $ 50  14,626   $146   $ 80,529   $ (2,489)    $ 78,236
Additional shares issued
 in connection with the
 initial public
 offering...............                   375      4                     2,563                   2,567
Purchase and retirement
 of treasury stock......                  (127)    (1)                     (769)                   (770)
Shares issued in
 connection with
 exercise of Harvard and
 Spectrum options.......                   828      8                     4,992                   5,000
Common stock issued for
 cash...................                 2,000     20                    24,046                  24,066
Conversion of Class B
 common stock to Class A
 common stock...........                   810      8    (810)    (8)                               --
Shares issued in
 connection with
 acquisition of
 Parkersburg,
 WV/Marietta, OH MSA
 cellular system........                   797      8                     9,751                   9,759
Shares issued in
 connection with
 acquisition of AL-4 RSA
 cellular system........                 1,175     12                    14,970                  14,982
Preferred stock issued
 for cash...............    96    $ 1                                    79,598                  79,599
Net loss for the year
 ended December 31,
 1995...................                                                            (7,711)      (7,711)
                           ---    ---   ------   ----  ------   ----   --------   --------     --------
Balance--December 31,
 1995...................    96      1   10,858    109  13,816    138    215,680    (10,200)     205,728
Purchase and retirement
 of common stock........                  (150)    (1)                   (1,449)                 (1,450)
Conversion of Class B
 common stock to Class A
 common stock...........                 1,688     17  (1,688)   (17)                               --
Shares issued as a
 result of common stock
 splits.................                 6,498     64   7,383     74       (138)                    --
Costs incurred in
 connection with common
 and preferred stock
 offerings..............                                                 (1,364)                 (1,364)
Exercise of employee
 stock options..........                     8    --                         48                      48
Net loss for the year
 ended December 31,
 1996...................                                                           (23,043)     (23,043)
                           ---    ---   ------   ----  ------   ----   --------   --------     --------
Balance--December 31,
 1996...................    96      1   18,902    189  19,511    195    212,777    (33,243)     179,919
Purchase and retirement
 of common stock........                (2,157)   (21) (3,995)   (40)   (53,800)                (53,861)
Conversion of Class B
 common stock to Class A
 common stock...........                 2,382     24  (2,382)   (24)
Costs incurred in
 connection with common
 and preferred stock
 offerings..............                                                   (206)                   (206)
Shares issued in
 connection with the
 Kentucky Cluster
 acquisition............                 1,948     19                    19,106                  19,125
Exercise of employee
 stock options..........                   750      7                     2,827                   2,834
Net loss for the year
 ended December 31,
 1997...................                                                           (13,631)     (13,631)
                           ---    ---   ------   ----  ------   ----   --------   --------     --------
Balance--December 31,
 1997...................    96    $ 1   21,825   $218  13,134   $131   $180,704   $(46,874)    $134,180
                           ===    ===   ======   ====  ======   ====   ========   ========     ========

See notes to consolidated financial statements.

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)

                                                  YEAR ENDED DECEMBER 31,
                                                ------------------------------
                                                  1997      1996       1995
                                                --------  ---------  ---------
OPERATING ACTIVITIES
Net income (loss).............................  $(13,631) $ (23,043) $  (7,711)
Adjustments to reconcile net income (loss) to
 net cash provided by operating activities:
  Depreciation and amortization...............    28,759     19,537     10,337
  Interest on Senior Subordinated and
   Convertible Discount Notes.................    46,236     43,174     22,212
  (Gain) loss on sale of investments in
   cellular operations........................    (8,423)     1,401    (11,598)
  Loss from equity investments, net of
   distributions..............................       --         --        (275)
  Amortization of covenant not to compete.....    (3,250)    (1,625)      (500)
  Provision for losses on accounts
   receivable.................................     2,331      2,079        936
  Proceeds from covenant not to compete.......     2,000      2,500      3,000
  Changes in operating assets and liabilities:
    Accounts receivable.......................    (7,543)    (9,098)    (4,529)
    Inventory.................................       103       (369)      (891)
    Other current assets......................      (737)      (347)      (193)
    Other assets..............................      (410)      (210)       --
    Accounts payable and accrued expenses.....     2,804      4,457         94
    Deferred revenue..........................       600      1,151        600
    Income taxes payable......................       --        (448)    (2,553)
    Other current liabilities.................       --        (250)    (4,490)
    Other long-term liabilities...............       187        410       (388)
    Other, net................................       --          52         59
                                                --------  ---------  ---------
Net cash provided by operating activities.....    49,026     39,371      4,110
                                                --------  ---------  ---------
INVESTING ACTIVITIES
Redemption of short-term investments..........       --         --         991
Purchase of cellular equipment................   (25,717)   (29,470)    (6,794)
Amounts refunded from (deposited in) escrow to
 acquire cellular properties (net)............     7,337     (5,000)       --
Deposit required for Personal Communications
 Service auction (net)........................       --       1,640     (4,140)
Distributions to affiliate....................       --         --         (36)
Proceeds from sale of cellular operations, net
 of cash......................................    22,396     31,500     19,478
Proceeds from sale of investment in cellular
 operations...................................     1,255      2,813        --
Acquisition of cellular operations, net of
 cash.........................................   (26,032)  (110,977)  (213,686)
Investment in cellular operations.............    (2,523)       (75)      (166)
Cash committed for the acquisition of cellular
 operations...................................   (13,000)   (91,400)       --
                                                --------  ---------  ---------
Net cash used in investing activities.........   (36,284)  (200,969)  (204,353)
                                                --------  ---------  ---------

                    PRICELLULAR CORPORATION AND SUBSIDIARIES

                             (Dollars in thousands)

                                                     YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                     1997      1996      1995
                                                    -------  --------  --------
FINANCING ACTIVITIES
Purchase and retirement of common stock...........  (53,860)   (1,450)     (770)
Proceeds from sale of common stock................      --        --     31,633
Proceeds from exercise of stock options...........    2,834        48       --
Proceeds from sale of preferred stock.............      --        --     79,599
Repayments of notes payable and due to stockhold-
 ers..............................................      --    (23,104)   (3,499)
Payments for deferred financing costs.............     (516)   (5,612)   (7,601)
Proceeds from issuance of long-term debt..........      --    170,000   178,914
Costs incurred in connection with common and pre-
 ferred stock offerings...........................     (207)   (1,364)      --
                                                    -------  --------  --------
Net cash provided by (used in) financing activi-
 ties.............................................  (51,749)  138,518   278,276
                                                    -------  --------  --------
Increase (decrease) in cash and cash equivalents..  (39,007)  (23,080)   78,033
Cash and cash equivalents at beginning of year....  100,364   123,444    45,411
                                                    -------  --------  --------
Cash and cash equivalents at end of year..........  $61,357  $100,364  $123,444
                                                    =======  ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
 Interest.........................................  $18,275  $  1,110  $    874
 Income taxes.....................................      424       448     2,803
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES
Shares (1997) and (1995) and debt (1996) issued in
 connection with the acquisition of cellular
 systems..........................................   19,125    19,429    24,741
Conversion of Class B common stock to Class A
 common stock.....................................      --        --          8
Contribution of net assets into joint venture.....      --        --     35,516


See notes to consolidated financial statements.

                   PRICELLULAR CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ORGANIZATION

  PriCellular Corporation and Subsidiaries, including its wholly-owned subsidiary, PriCellular Wireless Corporation ("Wireless") (collectively, the "Company"), is principally engaged in the ownership and operation of cellular telephone systems.

2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

  The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

USE OF ESTIMATES

  The preparation of the financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

CASH EQUIVALENTS

  The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

INVENTORY

  Inventory is stated at the lower of cost (first-in, first-out method) or market. Inventory consists primarily of cellular telephones and accessories.

OTHER CURRENT ASSETS

  In August 1996, the Company filed applications to participate in the auction for 10 MHz broadband Personal Communications Service ("PCS") licenses conducted by the Federal Communications Commission (the "FCC") and deposited $2.5 million with the FCC. In January 1997, $2.3 million of the deposit was returned with an additional $653,000 being paid to the FCC. For 1996, the deposit with the FCC is included in other current assets and for 1997 such amount is included in Cellular licenses.

INVESTMENTS IN CELLULAR OPERATIONS

  Investments in cellular operations in which the Company's interest is 20% or more are accounted for under the equity method. Interest in investments that are less than 20% are accounted for under the cost method.

  On November 30, 1995 the Company entered into a Joint Venture with SBC Communications, Inc. ("SBC"), formerly Southwestern Bell, in which the Company contributed its system serving the Laredo, TX MSA (approximately 176,000 Pops) and SBC contributed cellular properties in the Illinois-4 and -6 RSAs. The Company owns 44.5% of the combined 594,000 Pops or approximately 264,000 Net Pops. Under the terms of the Joint Venture agreement, the Company receives preferential distributions in the first four years of the Joint Venture rising from $3.3 million in the first year to $5.8 million in the final year. Such preferential distributions are guaranteed by SBC. The Company also has an option to put its Joint Venture interest to SBC at prices

                   PRICELLULAR CORPORATION AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

beginning at $28.5 million and escalating to $39.0 million at the end of the four year period. SBC has operating control of the properties and has certain rights to purchase the Company's interests on the day prior to the fourth anniversary. The Company's guaranteed preferential distribution from the Joint Venture for 1997, 1996 and the month of December 1995 amounted to $4.3 million, $3.4 million and $275,000, respectively, which are included in other revenue.

CELLULAR LICENSES

  The Company primarily uses a 40 year life to amortize cellular licenses acquired. Amortization expense for the years ended December 31, 1997, 1996 and 1995 was $12.7 million, $9.5 million and $4.3 million, respectively.

  The Company periodically reviews the carrying value of licenses to determine whether such amounts are recoverable based on undiscounted future cash flows of the market to which the license relates, and by comparing the cellular licenses to the estimated market value of the cellular systems, in order to determine whether a reduction to fair value is necessary. The Company has determined that no such reductions were necessary through December 31, 1997.

INCOME RECOGNITION

  Revenues are recognized during the period service is provided or when equipment is delivered.

EXPENSE RECOGNITION

  Marketing costs relating to new subscribers are expensed in the period that they are incurred. Advertising expense amounted to $3.7 million, $2.3 million and $1.5 million for the years ended December 31, 1997, 1996 and 1995, respectively.

FIXED ASSETS

  Fixed assets are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful life of the asset of three to seven years.

DEFERRED FINANCING COSTS

  Deferred financing costs primarily represent underwriting discounts and related fees incurred in connection with the issuance of the Company's long-term debt. These costs are being amortized over the terms of the related debt and are included in interest expense.

COMMON STOCK SPLITS

  On July 17, 1995, February 29, 1996 and October 1, 1996, the Company authorized 5-for-4 stock splits in the form of 25% stock dividends of Class A and Class B common stock payable August 4, 1995, March 11, 1996 and October 21, 1996, respectively. All footnote disclosures and applicable per share data have been retroactively restated to reflect these splits.

                   PRICELLULAR CORPORATION AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK BASED COMPENSATION

  The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and, accordingly, as option grants are at fair market value, recognizes no compensation expense for these grants (see Note 9--Commitments and Contingencies).

NET INCOME (LOSS) PER SHARE

  In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. All earnings
(loss) per share amounts for all periods have been presented and, where appropriate, restated to conform to Statement 128 requirements. In computing dilutive earnings (loss) per share for the years ended December 31, 1997, 1996 and 1995, no effect has been given to options outstanding under the Company's 1994 Stock Option Plan, outstanding warrants to purchase Class B common stock, the 12 3/4% Senior Convertible Discount Notes or the Cumulative Convertible Preferred Stock, since the exercise of any of these items would have an antidilutive effect on net loss per share.

RECLASSIFICATION

  Certain items have been reclassified in the consolidated balance sheets and the consolidated statements of cash flows to conform to the current presentation.

3. ACQUISITION OF CELLULAR OPERATIONS

  All acquisitions were accounted for utilizing the purchase method of accounting. The allocation of purchase price for certain acquisitions described below is subject to adjustments.

  During the year ended December 31, 1997, the Company established its fourth operating cluster by consummating the acquisition of four RSAs in Kentucky from a subsidiary of Horizon Cellular Telephone Company, L.P. ("Horizon"). The 785,000 Pop cluster was acquired for approximately $96.4 million in cash and 1,948,052 shares of the Company's Class A common stock. On February 4, 1997, the Company repurchased and retired the 1,948,052 shares from Horizon for $15.3 million. In addition, the Company strengthened its Upper Midwest cluster through the acquisition of the WI-4 RSA, consisting of approximately 119,000 Pops on January 7, 1997 from a subsidiary of BellSouth Corporation for approximately $6.3 million in cash, and the acquisition of three counties in the WI-5 RSA consisting of approximately 81,000 Pops on May 29, 1997 from United States Cellular Corporation for approximately $10.6 million in cash and the contribution of approximately 18,000 minority Pops.

                   PRICELLULAR CORPORATION AND SUBSIDIARIES

3. ACQUISITION OF CELLULAR OPERATIONS (CONTINUED)

  The following acquisitions were completed during 1997 and 1996:

                                                ACQUISITION      PURCHASE         NET POPS
SYSTEM                        MARKET               DATE           PRICE           ACQUIRED
------                        ------            -----------      --------         ---------
1997
Kentucky Cluster       KY-4, KY-5, KY-6 and
                       KY-8 RSAs             January 7, 1997   $115,500,000(A)      785,000
                                                                                  ---------
                                                                                    785,000
Upper Midwest Cluster  WI-4 RSA              January 7, 1997      6,300,000         119,000
                       WI-5 RSA              May 29, 1997        10,600,000          81,000
                                                                                  ---------
                                                                                    200,000
                                                                                  ---------
TOTAL FOR 1997                                                                      985,000
                                                                                  =========
1996
Upper Midwest Cluster  WI-2 RSA              November 18, 1996    4,300,000          85,645
                                                                                  ---------
                                                                                     85,645
Mid-Atlantic Cluster   PA-9 RSA              February 2, 1996    26,100,000         188,096
                       WV-3 RSA              July 23, 1996       35,000,000         269,709
                                                                                  ---------
                                                                                    457,805
                                                                                  ---------
New York Cluster       NY-6 RSA              April 23, 1996      19,800,000(B)      111,373
                       Poughkeepsie, NY MSA  April 23, 1996      38,900,000(B)(C)   218,890
                       Orange County, NY MSA October 17, 1996              (C)      327,053
                                                                                  ---------
                                                                                    657,316
                                                                                  ---------
Various                Various               October 17, 1996              (C)       70,740
                                                                                  ---------
TOTAL FOR 1996                                                                    1,271,506
                                                                                  =========

--------
(A) The Company acquired from a subsidiary of Horizon the system serving four RSAs in Kentucky for approximately $96.4 million in cash and 1,948,052 shares of the Company's Class A common stock valued at approximately $19.1 million.

(B) The Company acquired from a subsidiary of United States Cellular Corporation the system serving the NY-6 RSA for approximately $19.8 million and 83% of the stock of the system serving the Poughkeepsie, NY MSA for approximately $38.9 million, with one-half paid in cash and the balance in a three-year note (subsequently repaid in November 1996, see
    Note 4--Long-Term Debt.)

(C) The Company exchanged with Vanguard Cellular Systems, Inc. its OH-9 RSA, the majority of its OH-10 RSA and its Parkersburg, WV/Marietta, OH MSA for the Orange County, NY MSA, an additional 11.1% of the Poughkeepsie, NY MSA, 12.2% of the Janesville, WI MSA and 28,509 additional Pops, including small interests in the Eau Claire, WI and Wausau, WI MSAs (in each of which the Company currently has a majority interest).

                   PRICELLULAR CORPORATION AND SUBSIDIARIES

3. ACQUISITION OF CELLULAR OPERATIONS (CONTINUED)

  The pro forma unaudited condensed consolidated results of operations for the years ended December 31, 1996 and 1995, assuming the transactions were consummated as of January 1, 1995, are as follows:

                                                          DECEMBER 31,
                                                    --------------------------
                                                        1996          1995
                                                    ------------  ------------
   Revenue......................................... $135,248,000  $ 82,109,000
                                                    ============  ============
   Net loss........................................ $(32,536,000) $(53,038,000)
                                                    ============  ============
   Basic and diluted loss per common share......... $       (.89) $      (1.65)
                                                    ============  ============

  No pro forma effect was given for 1997, 1996 and 1995 for the WI-4 or WI-5 acquisitions as their results are not significant nor is the pro forma effect presented for one week in 1997 for the Kentucky Cluster acquisition as this is also not significant.

4. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                            DECEMBER 31,
                                                      -------------------------
                                                          1997         1996
                                                      ------------ ------------
   14% Senior Subordinated Discount Notes due 2001..  $165,000,000 $146,783,000
   10 3/4% Senior Subordinated Convertible Discount
    Notes due 2004..................................    45,623,000   41,087,000
   12 1/4% Senior Subordinated Discount Notes due
    2003............................................   187,700,000  166,647,000
   10 3/4% Senior Notes due 2004....................   170,000,000  170,000,000
                                                      ------------ ------------
                                                      $568,323,000 $524,517,000
                                                      ============ ============

  On November 23, 1994, Wireless issued approximately $165.0 million aggregate principal amount of 14% Senior Subordinated Discount Notes due 2001 (the "14% Notes") primarily to finance the acquisition of Cellular Information Systems, Inc. ("CIS"). The 14% Notes were issued at a price of 66.834% or $110.3 million. The original issue discount on the 14% Notes accreted at a rate of 14%, compounded semiannually, to an aggregate principal amount of approximately $165.0 million. Interest is now accruing at the rate of 14% per annum, payable semiannually in cash beginning May 15, 1998.

  On August 21, 1995, the Company issued approximately $60.0 million aggregate principal amount of 10 3/4% Senior Subordinated Convertible Discount Notes due 2004 (the "10 3/4% Notes"). The 10 3/4% Notes were issued at a price of 59.345% or $35.6 million. The original issue discount on the 10 3/4% Notes accretes at a rate of 10 3/4%, compounded semiannually, to an aggregate principal amount of approximately $60.0 million by August 15, 2000. Interest will thereafter accrue at 10 3/4% per annum, payable semiannually, in cash beginning February 15, 2001. The 10 3/4% Notes are convertible into the Company's Class A common stock at a conversion price of $9.94 per share. The Company can force conversion of the 10 3/4% Notes under certain circumstances if the Company's Class A common stock trades at $13.91 per share for ten out of fifteen consecutive trading days.

  On September 27, 1995, Wireless issued approximately $205.0 million aggregate principal amount of 12 1/4% Senior Subordinated Discount Notes due 2003 (the "12 1/4% Notes") to finance the acquisition of the OH-7 RSA, OH-9 RSA, OH-10 RSA, Parkersburg, WV/Marietta, OH MSA, WV-2 RSA, AL-4 RSA, PA-9 RSA and NY-5 RSA cellular systems. The 12 1/4% Notes were issued at a price of 69.906% or $143.3 million. The

                   PRICELLULAR CORPORATION AND SUBSIDIARIES

4. LONG-TERM DEBT (CONTINUED)

original issue discount on the 12 1/4% Notes accretes at a rate of 12 1/4% compounded semiannually to an aggregate principal amount of approximately $205.0 million by October 1, 1998. Interest will thereafter accrue at 12 1/4% per annum payable semiannually in cash beginning April 1, 1999.

  On November 6, 1996, Wireless issued $170.0 million principal amount of 10 3/4% Senior Notes due 2004, primarily to finance the acquisition in January 1997 of the Kentucky cluster for $115.5 million consisting of approximately $96.4 million in cash and $19.1 million in the Company's Class A common stock. Approximately $19.0 million of the proceeds was used to repay the note issued in connection with the purchase on April 23, 1996 of the Poughkeepsie, NY MSA. Interest is payable semiannually on each May 1 and November 1.

  The Company's long-term debt includes restrictions on Wireless' incurrence of additional debt, the payment of dividends, the incurrence of liens, and on payments and transfer of net assets from Wireless to the Company. Restricted net assets of the Company as of December 31, 1997 approximated $177.8 million.

  The maturities of the Company's long-term debt for each of the five years subsequent to December 31, 1997 are as follows:

   1998............................................................ $        --
   1999............................................................          --
   2000............................................................          --
   2001............................................................  165,000,000
   2002............................................................          --
   Thereafter......................................................  403,323,000
                                                                    ------------
   Total........................................................... $568,323,000
                                                                    ============

5. INCOME TAXES

  The significant components of the Company's deferred tax liabilities and assets are as follows:

                                                          DECEMBER 31,
                                                    --------------------------
                                                        1997          1996
                                                    ------------  ------------
   Deferred tax liabilities:
    Depreciation................................... $ (9,652,000) $ (4,340,000)
    Amortization...................................  (11,407,000)   (5,957,000)
    License basis difference.......................   (3,797,000)          --
    Other..........................................   (4,385,000)          --
   Deferred tax assets:
    Net operating loss carryforwards...............    6,915,000     3,715,000
    Amortization of original issue discount........   33,726,000    19,745,000
    State and local deferred taxes.................    2,280,000     2,017,000
    Accruals.......................................    2,049,000     2,658,000
    Other..........................................    2,504,000     1,805,000
                                                    ------------  ------------
   Net deferred tax assets.........................   18,233,000    19,643,000
   Valuation allowance.............................  (22,030,000)  (19,643,000)
                                                    ------------  ------------
   Net deferred tax liability...................... $ (3,797,000) $        --
                                                    ============  ============

                   PRICELLULAR CORPORATION AND SUBSIDIARIES

5. INCOME TAXES (CONTINUED)

  At December 31, 1997, the Company had tax net operating loss carryforwards ("NOLs") of approximately $20.3 million, which are available to offset future taxable income. NOLs begin expiring in the year 2007 through 2012 as follows:
2007--$1.3 million, 2009--$2.9 million, 2010--$1.7 million, 2011--$5.6 million and 2012--$8.8 million.

  As a result of the acquisition of certain markets wherein the book and tax basis of the Cellular licenses are different, the Company recorded a deferred tax liability and an increase to the book basis of the licenses related to these acquisitions.

6. COMMON STOCK

  On December 22, 1994, the Company closed on its Initial Public Offering ("IPO") of 7,812,500 shares of Class A common stock resulting in proceeds of $34.7 million after deducting expenses related to the offering. Concurrent with the closing of the IPO, certain stockholders converted their Series A and B Convertible Preferred Stock into an aggregate of 10,157,955 shares of Class B common stock.

  In connection with the overallotment agreement with the underwriters of the IPO, during January 1995, the Company sold an additional 585,938 shares of Class A common stock, which resulted in net proceeds of approximately $2.6 million.

  During 1995, the Company's Board of Directors authorized the Company to purchase up to 750,000 shares of its Class A common stock in the open market or in private transactions from time to time. During 1995, 1996 and 1997, the Company purchased and retired 127,250 shares, not effected for the 1996 splits, 149,600 shares and 10,000 shares at prices ranging from $5.40 to $8.30 per share, $9.00 to $12.00 per share and $10.37 per share, respectively. To date, the Company has repurchased and retired approximately 287,000 shares of its Class A common stock.

  On July 14, 1995, Harvard Private Capital Group, Inc. and Spectrum Equity Investors L.P. exercised an option to purchase a total of 1,293,461 shares of the Company's Class A common stock. The proceeds to the Company totaled $5.0 million.

  During October 1995, the Company filed a $200.0 million shelf registration with the SEC, to be used for acquisition purposes only. The shelf registration covers $100.0 million of debt securities (including convertible debt securities), $75.0 million of preferred stock (including convertible preferred stock) and $25.0 million of Class A common stock to be issued upon approval of the Board of Directors.

  On November 22, 1995, the Company sold 3,125,000 shares of Class A common stock to an institutional investor, realizing net proceeds of $24.1 million.

  In January 1996, Price Communications, an affiliate of the Company, acquired warrants which are now convertible directly into 1,820,000 shares of Class B common stock from former executives of an acquired company. The effective exercise price is $5.02 per share of Class B common stock and escalates to $6.32.

  On February 4, 1997, the Company purchased and retired, under separate authorization of its Board of Directors, 1,948,052 shares of its Class A common stock from Horizon, which Horizon received in connection with the Kentucky Cluster acquisition.

  In July 1997, the Company repurchased and retired 3,994,945 shares of its Class B common stock from Aeneas Venture Corp., an affiliate of Harvard Private Capital Group, Inc. ("Harvard") at $9.00 per share, which

                   PRICELLULAR CORPORATION AND SUBSIDIARIES

6. COMMON STOCK (CONTINUED)

was the current market price at the date of the transaction. In addition, 56,275 warrants to purchase Class B common stock, also owned by Harvard, were redeemed at a net cash expenditure of $3.83 per warrant ($9.00 current market price less the exercise price of $5.17).

  In November 1997, Robert Price, Chairman of the Board of the Company, exercised options for 742,188 shares of the Company's Class A common stock. Subsequently, the Company purchased from Robert Price 200,000 of the 742,188 shares issued at market ($11.25 per share), and simultaneously retired the same shares.

  Shares of Class A common stock reserved for issuance are as follows:

                                                               DECEMBER 31,
                                                           ---------------------
                                                              1997       1996
                                                           ---------- ----------
   Options issued to employees............................  1,477,000  2,048,000
   Options reserved for issuance..........................    401,000    588,000
   Warrants...............................................  1,820,000  1,876,000
   Shares reserved for convertible securities............. 32,856,000 39,239,000
                                                           ---------- ----------
                                                           36,554,000 43,751,000
                                                           ========== ==========

7. PREFERRED STOCK

  During December 1995, the Company issued 96,000 shares of Series A Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock") for gross proceeds of $80.0 million. The preferred stock accrues dividends at the rate of 6.25% per annum compounded quarterly. Such dividends will not be paid in cash but will accrue and be calculated on the face value of $1,000 per share. The number of shares of Class A common stock into which the Series A Preferred Stock is convertible is equal to the quotient obtained by dividing the conversion value (initially $83.2 million and increasing to $96.0 million by the third anniversary of the original date of issuance or earlier upon the occurrence of certain contingencies, plus, in each case, accrued dividends through the date of conversion or, upon the occurrence of certain contingencies, through the fifth anniversary of the date of issuance) by the conversion price ($8.83 per share subject to adjustment). The Company can effectively force the conversion of the cumulative convertible shares at such time as the Company's Class A common stock trades at or above $14.72 per share for 10 out of 15 trading days. The holder of each share of Series A Preferred Stock is entitled to the number of votes equal to the number of shares of Class A common stock the holder would receive upon conversion.

                   PRICELLULAR CORPORATION AND SUBSIDIARIES

8. SALE OF CELLULAR OPERATIONS

  The Company made the following dispositions of cellular properties and interests:

   DATE                         DESCRIPTION                   SALES PRICE GAIN (LOSS)
   ----                         -----------                   ----------- -----------
   1997
   January    Florence, AL MSA and AL-1B RSA, sale of license $22,396,000 $ 8,451,000
   April      Sale of Minority Pops                             1,255,000     (28,000)
                                                                          -----------
                                                                          $ 8,423,000
                                                                          ===========
   1996
   July       AL-4 RSA, sale of license                       $25,000,000 $(1,640,000)
   September  Sale of Minority Pops                             2,813,000   1,817,000
   November   MI-2 RSA, sale of license                         6,500,000  (1,578,000)
                                                                          -----------
                                                                          $(1,401,000)
                                                                          ===========
   1995
   January    Abilene, TX MSA, sale of assets                 $15,928,000 $11,598,000
   March      MN-6 MSA, sale of a portion of the license
              representing 31,000 Pops                          3,550,000         --
                                                                          -----------
                                                                          $11,598,000
                                                                          ===========

9. COMMITMENTS AND CONTINGENCIES

STOCK OPTION PLAN.

  Under the Company's 1994 Stock Option Plan (the "Plan"), the Board of Directors can grant options to purchase up to 2,636,000 shares of Class A common stock to certain eligible employees and directors (Class A shares are entitled to one vote per share). During 1996, the Company registered approximately 2,636,000 shares of Class A common stock reserved for issuance under the Plan. The Plan provides that the option price cannot be less than the fair market value of the stock on the date of grant and, accordingly, no compensation expense is recognized. All options granted subsequent to January 1, 1995 have a 10 year term and vest and become fully exercisable at the end of three years of continued employment. The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options and are highly subjective.

  Pro forma information regarding net income (loss) and basic and diluted earnings (loss) per common share is required by Statement No. 123, and has been determined as if the Company has accounted for its employee stock options under the fair value method of that statement.

  The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995, 1996 and 1997 risk free interest rate of 6.25%; dividend yield 0%; .480 for 1995 and 1996 and .323 for 1997 volatility factors of the expected market price of the Company's Class A common stock; and a weighted-average expected life of option of four years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require

                   PRICELLULAR CORPORATION AND SUBSIDIARIES

9. COMMITMENTS AND CONTINGENCIES (CONTINUED)

the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands):

                                                              DECEMBER 31,
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
   Net income (loss):
    As reported............................................ $(20,171) $(23,043)
    Pro forma.............................................. $(21,318) $(23,818)
   Basic and diluted earnings (loss) per common share:
    As reported............................................ $  (0.55) $  (0.76)
    Pro forma.............................................. $  (0.58) $  (0.78)

  Since compensation expense associated with option grants is recognized over the vesting period, the initial impact of applying FAS 123 on pro forma net income (loss) is not representative of the potential impact on pro forma net income (loss) in future years when the effect of recognition of a portion of compensation expense from multiple awards would be reflected.

  A summary of the Company's stock option activity, and related information is as follows:

                                                    NUMBER OF
                                                   SHARES UNDER    PRICE PER
                                                     OPTIONS         SHARE
                                                   ------------ ----------------
   Balance at December 31, 1994...................  1,040,039        $3.71
   Options granted................................    770,117    $4.54 to $8.72
   Options returned for future issuance...........    (41,016)   $4.54 to $4.67
                                                    ---------
   Balance at December 31, 1995...................  1,769,140    $3.71 to $8.72
   Options granted................................    343,125   $10.80 to $10.90
   Options exercised..............................     (8,329)   $4.54 to $4.67
   Options returned for future issuance...........    (55,704)  $4.54 to $10.90
                                                    ---------
   Balance at December 31, 1996...................  2,048,232   $3.71 to $10.90
   Options granted................................    217,500        $8.88
   Options exercised..............................   (750,649)   $3.71 to $8.72
   Options returned for future issuance...........    (38,102)  $4.55 to $10.90
                                                    ---------
   Balance at December 31, 1997...................  1,476,981   $3.71 to $10.90
                                                    =========

  The weighted average grant date fair value of options granted in 1997 and 1996 were $3.38 and $4.84, respectively.

                   PRICELLULAR CORPORATION AND SUBSIDIARIES

9. COMMITMENTS AND CONTINGENCIES (CONTINUED)

  The following table summarizes information about stock options outstanding at December 31, 1997:

                                                          OPTIONS
                      OPTIONS OUTSTANDING               EXERCISABLE
              ----------------------------------- -----------------------
                              WEIGHTED
                  NUMBER       AVERAGE   WEIGHTED     NUMBER     WEIGHTED
   RANGE OF   OUTSTANDING AT  REMAINING  AVERAGE  EXERCISABLE AT AVERAGE
   EXERCISE    DECEMBER 31,  CONTRACTUAL EXERCISE  DECEMBER 31,  EXERCISE
    PRICES         1997         LIFE      PRICE        1997       PRICE
   --------   -------------- ----------- -------- -------------- --------
   $ 3.71 to
    $ 4.67       848,957        7 years   $ 4.29     676,821      $ 4.20
   $ 8.72 to
    $ 8.88       314,899      8.8 years   $ 8.83      64,965      $ 8.72
   $10.80 to
    $11.40       313,125      8.6 years   $10.88     104,271      $10.88

LEASE COMMITMENTS

  Total rent expense amounted to approximately $3,416,000, $2,378,000 and $877,000 for the years ended December 31, 1997, 1996 and 1995, respectively, of which $47,000, $137,000 and $60,000 was paid to an affiliate during 1997, 1996 and 1995, respectively. At December 31, 1997, the Company is committed under the following noncancellable operating leases:

     YEAR
     ----
     1998........................................................... $ 3,513,000
     1999...........................................................   3,040,000
     2000...........................................................   2,382,000
     2001...........................................................   1,708,000
     2002...........................................................   1,063,000
     Thereafter.....................................................   2,946,000
                                                                     -----------
                                                                     $14,652,000
                                                                     ===========

10. RELATED PARTY TRANSACTIONS

  The Company and AT&T Wireless Services Inc. are parties to an operating agreement dated April 28, 1994, which provides for, among other services, switch sharing agreements with AT&T's adjacent systems, assistance in obtaining cellular system service and equipment discounts, assistance in evaluating potential acquisitions and in securing financing.

11. FAIR VALUES OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

    Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets approximate fair value.

    Long-term debt: The fair value of the Senior Subordinated Notes and Senior Subordinated Discount Notes is based on the quoted market price. The carrying amount of the Senior Convertible Discount Notes approximates their fair value.

                   PRICELLULAR CORPORATION AND SUBSIDIARIES

11. FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

  The carrying amounts and fair values of the Company's financial instruments at December 31, 1997 are as follows:

                                                        CARRYING       FAIR
                                                         AMOUNT       VALUE
                                                      ------------ ------------
     Cash and cash equivalents....................... $ 61,357,000 $ 61,357,000
     Long-term debt:
       14% Senior Subordinated Discount Notes........  165,000,000  182,738,000
       10 3/4% Senior Convertible Discount Notes.....   45,623,000   45,623,000
       12 1/4% Senior Subordinated Discount Notes....  187,700,000  193,801,000
       10 3/4% Senior Notes..........................  170,000,000  187,000,000

12. ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

  Accounts payable and accrued expenses consist of the following:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1997        1996
                                                        ----------- -----------
     Accounts payable.................................. $ 9,404,000 $ 4,592,000
     Interest payable..................................   5,920,000   2,792,000
     Accrued operating expenses........................  12,467,000   3,819,000
     Income and other taxes payable....................   1,847,000   2,597,000
     Other.............................................   4,328,000   8,517,000
                                                        ----------- -----------
                                                        $33,966,000 $22,317,000
                                                        =========== ===========

  Other current liabilities consist of the following:
                                                             DECEMBER 31,
                                                        -----------------------
                                                           1997        1996
                                                        ----------- -----------
     Amount due for untendered CIS shares.............. $       --  $ 2,523,000
     Unearned covenant not to compete..................   2,125,000   2,250,000
     Other.............................................         --        3,000
                                                        ----------- -----------
                                                        $ 2,125,000 $ 4,776,000
                                                        =========== ===========

13. SUBSEQUENT EVENTS

TENNESSEE ACQUISITION

  In January 1998, Kyle Cellular, a wholly owned subsidiary of the Company, acquired, subject to FCC approval, the TN-4 RSA with approximately 264,000 Pops from Bachtel Liquidity, L.P., an affiliate of Bachow & Associates, Inc. for approximately $73.0 million in cash. The RSA, adjacent to three MSAs including Knoxville, TN, is located south of the Company's Kentucky Cluster and features such tourist attractions as the towns of Gatlinburg and Pigeon Forge, Dollywood and the entrance to the Great Smoky Mountains National Park. $13.0 million will be funded through available cash with the balance being provided by a $60.0 million Senior Secured Reducing Revolver (the "Borrowing") with J.P. Morgan Securities Inc. The Borrowing matures eight years from the closing date with repayment commencing in the year 2001 with final payment in the year 2005 in amounts ranging from 10.0% to 25.0%. Interest will be charged at the LIBOR rate plus a premium ranging from 1.500% to 2.250% depending on the ratio of debt to cash flow as defined. The Borrowing requires the attainment

                   PRICELLULAR CORPORATION AND SUBSIDIARIES

13. SUBSEQUENT EVENTS (CONTINUED)

of certain financial ratios in order to maintain the permitted indebtedness. Violation of such ratios requires the permanent prepayment of an amount to cure the deficiency. The Borrowing is secured by the assets of Kyle Cellular.

  Pursuant to the agreement the Company is required to enter into an interest rate swap which effectively converts a portion of the interest on the outstanding indebtedness from a variable rate basis to a fixed rate. The notional amount required to be hedged is 50% of the aggregate outstanding principal amount.

MERGER AGREEMENT

  On June 25, 1998, American Cellular acquired all of the operations of PriCellular Corporation, a Delaware corporation pursuant to an Agreement and Plan of Merger (the "Merger Agreement"). At the effective time, as defined in the Merger Agreement, each issued and outstanding share of Class A common stock, par value $0.01 per share, of the Company (the "Class A Shares") and Class B common stock, par value $0.01 per share, of the Company had the right to receive $14.00 in cash, without interest (the "Merger Consideration"), and each issued and outstanding share of Series A Preferred Stock of the Company had the right to receive the product of the Merger Consideration and the number of Class A Shares into which each such share of Series A Preferred Stock is convertible at such time in connection with a change of control. The Merger Agreement permits the Company, under certain circumstances, to respond to unsolicited third party acquisition proposals and, upon payment of certain fees to ACC, to terminate the Merger Agreement.

  In connection with the execution of the Merger Agreement, the Principal Stockholders of the Company entered into a Voting Agreement with ACC. Pursuant to the agreement, the Principal Stockholders, the beneficial owners of approximately 39% of the outstanding Common Stock and Preferred Stock of the Company (or 57% of the fully diluted voting power of the Company), agreed to vote their shares in favor of the approval and adoption of the Merger Agreement. The Voting Agreement terminates upon termination of the Merger Agreement. The transaction is subject to, among other things, regulatory approvals.

                            PRICELLULAR CORPORATION

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                            CONDENSED BALANCE SHEETS

                             (Dollars in thousands)

                                                                DECEMBER 31,
                                                              -----------------
                                                                1997     1996
                                                              -------- --------
ASSETS
Current assets:
 Cash and cash equivalents................................... $  1,795 $ 33,032
 Other current assets........................................    1,088    7,650
                                                              -------- --------
Total current assets.........................................    2,883   40,682
Investment in and advances to subsidiaries...................  177,779  180,012
Other assets.................................................    1,071    1,235
                                                              -------- --------
Total assets................................................. $181,733 $221,929
                                                              ======== ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable, accrued expenses and other current
  liabilities................................................ $  1,930 $    923
 Long-term debt..............................................   45,623   41,087
 Stockholders' equity........................................  134,180  179,919
                                                              -------- --------
Total liabilities and stockholders' equity................... $181,733 $221,929
                                                              ======== ========



See accompanying notes.

                            PRICELLULAR CORPORATION

                       CONDENSED STATEMENTS OF OPERATIONS

                             (Dollars in thousands)

                                                   YEAR ENDED DECEMBER 31,
                                                  ---------------------------
                                                    1997      1996     1995
                                                  --------  --------  -------
REVENUE
Other............................................ $    --   $    237  $   --
COSTS AND EXPENSES
General and administrative.......................      558       384      293
                                                  --------  --------  -------
Operating loss...................................     (558)     (147)    (293)
OTHER INCOME (EXPENSE)
Interest expense, net............................   (3,714)     (644)    (324)
                                                  --------  --------  -------
Loss before equity in net income (loss) of
 subsidiaries....................................   (4,272)     (791)    (617)
Equity in net income (loss) of subsidiaries......   (9,359)  (22,252)  (7,094)
                                                  --------  --------  -------
Net income (loss)................................ $(13,631) $(23,043) $(7,711)
                                                  ========  ========  =======



See accompanying notes.

                            PRICELLULAR CORPORATION

                       CONDENSED STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)

                                                    YEAR ENDED DECEMBER 31
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
NET CASH PROVIDED BY OPERATING ACTIVITIES........ $  1,434  $  2,762  $    721
Investing activities:
  Repayments from and (advances to)
   subsidiaries..................................    4,062   (65,380)  (31,149)
  Amounts deposited in escrow to bid in PCS
   auction, net..................................    2,500     1,640    (4,140)
  Dividend received from subsidiary..............   12,000       --        --
  Junior Subordinated Note receivable from
   subsidiary....................................      --        --    (20,000)
                                                  --------  --------  --------
Net cash provided by (used in) investing
 activities......................................   18,562   (63,740)  (55,289)
                                                  --------  --------  --------
Financing activities:
  Proceeds from sale of common stock.............      --        --     31,633
  Proceeds from issuance of Senior Subordinated
   Convertible Discount Notes....................      --        --     35,607
  Proceeds from issuance of preferred stock......      --        --     79,599
  Payments for deferred financing costs..........      --        --     (1,455)
  Exercise of employee stock options.............    2,834        48       --
  Purchase and retirement of common stock........  (53,860)   (1,450)     (770)
  Costs incurred in connection with common and
   preferred stock offerings.....................     (207)   (1,364)      --
                                                  --------  --------  --------
Net cash (used in) provided by financing
 activities......................................  (51,233)   (2,766)  144,614
                                                  --------  --------  --------
(Decrease) increase in cash and cash
 equivalents.....................................  (31,237)  (63,744)   90,046
Cash and cash equivalents at beginning of year...   33,032    96,776     6,730
                                                  --------  --------  --------
Cash and cash equivalents at end of year......... $  1,795  $ 33,032  $ 96,776
                                                  ========  ========  ========
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING
 ACTIVITIES
Conversion of Class B common stock to Class A
 common stock....................................       24        17         8
Shares issued in connection with the acquisition
 of cellular systems.............................   19,125       --     24,741





See accompanying notes.

                            PRICELLULAR CORPORATION

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. BASIS OF PRESENTATION

  In the parent company-only financial statements, the Company's investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the date of acquisition. The Company's share of net income or (loss) of its unconsolidated subsidiaries is included in consolidated income or (loss) using the equity method. The parent company-only financial statements should be read in conjunction with the Company's consolidated financial statements.

2. LONG-TERM DEBT

  On August 21, 1995, the Company issued approximately $60.0 million aggregate principal amount of 10 3/4% Senior Subordinated Convertible Discount Notes due 2004. The notes were issued at a price of 59.345% or $35.6 million. The original issue discount on the notes accretes at a rate of 10%, compounded semiannually, to an aggregate principal amount of approximately $60.0 million by August 15, 2000. Interest will thereafter accrue at 10% per annum, payable semiannually beginning February 15, 2001. The notes are convertible into the Company's Class A common stock at a conversion price of $9.94. The Company can force conversion of the notes under certain circumstances if the Company's Class A common stock trades at $13.91 per share for ten out of fifteen consecutive trading days.

  There are no maturities of long-term debt until 2004 at which time the entire note becomes due.

3. OTHER

  On September 30, 1996, the Company forgave the Junior Subordinated Note due from its subsidiary, PriCellular Wireless Corporation, which amounted to $21.6 million.

                            PRICELLULAR CORPORATION

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                     ADDITIONS  ADDITIONS
                          BALANCE AT CHARGED TO CHARGED TO             BALANCE
                          BEGINNING   COST AND    OTHER                AT END
       DESCRIPTION         OF YEAR    EXPENSES   ACCOUNTS   DEDUCTIONS OF YEAR
       -----------        ---------- ---------- ----------  ---------- -------
YEAR ENDED DECEMBER 31,
 1995
Allowance for doubtful
 accounts................  $   735    $   936     $1,982(A)  $(1,577)  $ 2,076
                           =======    =======     ======     =======   =======
Valuation allowance for
 deferred income taxes...  $ 1,538    $ 7,151     $  --      $   --    $ 8,689
                           =======    =======     ======     =======   =======
YEAR ENDED DECEMBER 31,
 1996
Allowance for doubtful
 accounts................  $ 2,076    $ 2,079     $   58(A)  $(2,446)  $ 1,767
                           =======    =======     ======     =======   =======
Valuation allowance for
 deferred income taxes...  $ 8,689    $10,954     $  --      $   --    $19,643
                           =======    =======     ======     =======   =======
YEAR ENDED DECEMBER 31,
 1997
Allowance for doubtful
 accounts................  $ 1,767    $ 2,331     $  513(A)  $(2,925)  $ 1,686
                           =======    =======     ======     =======   =======
Valuation allowance for
 deferred income taxes...  $19,643    $ 2,387     $  --      $   --    $22,030
                           =======    =======     ======     =======   =======

--------
(A)Results principally from the acquisition of cellular systems.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY OR COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Certain Terms............................................................   4
Prospectus Summary.......................................................   5
Risk Factors.............................................................  17
The Exchange Offer.......................................................  26
The Merger...............................................................  34
Use of Proceeds..........................................................  35
Unaudited Pro Forma Financial Information................................  36
Selected Financial Data..................................................  40
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  41
Business.................................................................  47
Overview of Cellular Telephone Industry..................................  59
Regulation...............................................................  63
Management...............................................................  67
Principal Stockholders...................................................  70
Certain Relationships and Related Transactions...........................  72
Description of Credit Facility...........................................  73
Description of Exchange Notes............................................  75
Material Federal Income Tax Considerations............................... 100
Plan of Distribution..................................................... 101
Legal Matters............................................................ 101
Experts.................................................................. 101
Available Information.................................................... 102
Index to Financial Statements............................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               OFFER TO EXCHANGE

                         10 1/2% SENIOR NOTES DUE 2008

                              FOR ALL OUTSTANDING

                         10 1/2% SENIOR NOTES DUE 2008

                                      OF

                               AMERICAN CELLULAR
                                  CORPORATION

                               ----------------

                                  PROSPECTUS

                               ----------------



                                       , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company is a Delaware corporation and its Certificate of Incorporation provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), as the same exists or may hereafter be amended. Section 145 of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

  In addition, Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

  Section 102(b)(7) of the DGCL eliminates the liability of a corporation's directors to a corporation or its stockholders, except for liabilities related to a breach of duty of loyalty, actions not in good faith, and certain other liabilities.

  The Company currently carries liability insurance for its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits:

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  1.1*   Purchase Agreement, dated May 6, 1998, among American Cellular
          Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, TD
          Securities (USA), Inc. and Wasserstein Perella Securities, Inc.
          relating to the 10 1/2% Senior Notes of American Cellular Corporation
          due 2008.
  2.1    Agreement and Plan of Merger, dated as of March 6, 1998, between
          PriCellular Corporation and American Cellular Corporation, as amended by Amendment No. 1 thereto, dated May 27, 1998.(1)

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  3.1*   Restated Certificate of Incorporation dated August 5, 1998.
  3.2*   Amended and Restated Bylaws dated August 5, 1998.
  4.1*   Indenture, dated as of May 13, 1998, between American Cellular
          Corporation and Chase Manhattan Bank and Trust Company, National
          Association, as trustee, relating to $285,000,000 aggregate principal amount of 10 1/2% Senior Notes due 2008.
  4.2*   Supplemental Indenture, dated as of June 25, 1998, by and between
          American Cellular Corporation and Chase Manhattan Bank and Trust
          Company, National Association.
  4.3*   Second Supplemental Indenture, dated as of September 15, 1998, by and between American Cellular Corporation and Chase Manhattan Bank and
          Trust Company, National Association.
  4.4*   Registration Rights Agreement, dated as of May 13, 1998, among
          American Cellular Corporation and Merrill Lynch, Pierce, Fenner &
          Smith Incorporated, TD Securities (USA), Inc. and Wasserstein Perella
          Securities, Inc.
  4.5*   Specimen Certificate of 10 1/2% Senior Notes due 2008 (the "Private
          Notes") (included in Exhibit 4.1 hereto).
  4.6*   Specimen Certificate of 10 1/2% Senior Notes due 2008 (the "Exchange
          Notes") (included in Exhibit 4.1 hereto).
  5.1*   Opinion of Latham & Watkins regarding the validity of the Exchange
          Notes.
  8.1    Opinion of Latham & Watkins regarding tax matters.
  9.1    Voting Agreement, dated as of March 6, 1998, among American Cellular
          Corporation, PriCellular Corporation, and the stockholders named therein.(1)
 10.1    Contribution Agreement by and among Texas/Illinois Cellular Limited
          Partnership, a Delaware limited partnership, Southwestern Bell Mobile
          Systems, Inc., a Delaware and Virginia corporation, PriCellular
          Corporation, Cellular Information Systems of Laredo, Inc., a Texas
          corporation, dated as of April 10, 1995.(2)
 10.2    Asset Acquisition Agreement dated as of October 15, 1996 among
          PriCellular, Cellular Information Systems of Florence, Inc. and
          Horizon Cellular Telephone Company of Central Kentucky, L.P.(3)
 10.3    Stockholders' Agreement dated as of April 28, 1995 by and among
          PriCellular Corporation and the parties named therein.(4)
 10.4    Voting Agreement dated as of December 28, 1995 by and among
          PriCellular Corporation and the parties names therein.(5)
 10.5    Operating Agreement dated as of April 28, 1994 by and between
          PriCellular Corporation and McCaw.(4)
 10.6    Warrant Agreement between PriCellular Corporation and Price
          Communications Corporation.(3)
 10.7    Spectrum Letter dated March 6, 1998.(6)
 10.8    Consent and Waiver dated as of March 6, 1998 between PriCellular
          Corporation and AT&T Wireless Services, Inc.(6)
 10.9    Stock Purchase Agreement, dated as of March 5, 1998, by and among
          American Cellular Corporation and each of the parties listed on
          Exhibit A thereto, as amended as of March 31, 1998.
 10.10*  Stockholders Agreement, dated as of March 5, 1998, by and among
          American Cellular Corporation and each of the parties listed on
          Exhibit A thereto.
 10.11*  Registration Rights Agreement dated as of March 5, 1998 by and among
          American Cellular Corporation and each of the parties listed on
          Exhibit A to such agreement.
 10.12*  Executive Agreement between American Cellular Corporation and Brian
          McTernan, dated as of June 22, 1998.
 10.13*  Executive Agreement between American Cellular Corporation and John
          Fujii, dated as of June 22, 1998.

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
 10.14*  Subscription Agreement between American Cellular Corporation and James
          J. Walter, Jr., dated as of June 25, 1998.
 10.15*  Subscription Agreement between American Cellular Corporation and
          Janice P. Mercer, dated as of June 25, 1998.
 10.16   Asset Purchase Agreement dated as of October 31, 1997 by and among
          PriCellular Corporation, Kyle Cellular Corporation and Tennessee 04
          Partners, L.P., as amended by Amendment No. 1 thereto dated as of
          March 27, 1998.
 10.17   Credit Agreement dated June 25, 1998, among American Cellular Wireless
          LLC, as Borrower, and Merrill Lynch & Co., Merrill Lynch, Pierce,
          Fenner & Smith Incorporated, TD Securities (USA), Inc. and the
          several other lenders parties thereto.(7)
 10.18*  Pledge and Escrow Agreement, dated as of May 13, 1998 by and between
          American Cellular Corporation and Chase Manhattan Bank and Trust
          Company, National Association.
 12.1*   Statement of Computation of Ratio of Earnings to Fixed Charges.
 21.1*   Subsidiaries of American Cellular Corporation.
 23.1*   Consent of Latham & Watkins (included in their opinion filed as
          Exhibit 5.1).
 23.2    Consent of Ernst & Young LLP.
 23.3    Consent of Ernst & Young LLP
 24.1*   Power of Attorney of American Cellular Corporation.
 25.1*   Statement of Eligibility and Qualification (Form T-1) under the Trust
          Indenture Act of 1939 of Chase Manhattan Bank and Trust Company,
          National Association.
 27.1*   Financial Data Schedule.
 99.1*   Form of Letter of Transmittal and related documents to be used in conjunction with the Exchange Offer.
 99.2*   Form of Notice of Guaranteed Delivery.

--------
 * Previously filed.

(1) Incorporated herein by reference to PriCellular Corporation's Schedule 14C, filed on June 3, 1998.

(2) Incorporated herein by reference to PriCellular Wireless Corporation's Registration Statement on Form S-1, No. 33-95834.

(3) Incorporated herein by reference to PriCellular Corporation's Annual Report on Form 10-K for the year ended December 31, 1996.

(4) Incorporated herein by reference to PriCellular Corporation's Registration Statement on Form S-1, No. 33-85678.

(5) Incorporated herein by reference to PriCellular Corporation's Annual Report on Form 10-K for the year ended December 31, 1995.

(6) Incorporated herein by reference to PriCellular Corporation's Schedule 13E-3, filed on May 22, 1998.

(7) Incorporated herein by reference to PriCellular Corporation's Amendment No. 1 to Schedule 13E-3, filed on July 2, 1998.

  (b) Financial Statement Schedules:

    None.

                               SCHEDULES OMITTED

  Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrants hereby undertake that insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or the registrant in the successful defense of any action, suit paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into this Prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (d)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, Illinois on October 28, 1998.

                                          AMERICAN CELLULAR CORPORATION

                                                /s/ James J. Walter, Jr.
                                          By: _________________________________
                                                    James J. Walter, Jr.
                                              Vice President of Finance, Chief
                                              Financial Officer and Secretary

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacity and on the dates indicated.

             SIGNATURE                           TITLE                   DATE
             ---------                           -----                   ----

                 *                   President and Director        October 28, 1998
____________________________________  (Principal Executive
           Brian McTernan             Officer)

                 *                   Chief Executive Officer and   October 28, 1998
____________________________________  Director
             John Fujii


    /s/ James J. Walter, Jr.         Vice President of Finance,    October 28, 1998
____________________________________  Chief Financial Officer and
        James J. Walter, Jr.          Secretary (Principal
                                      Financial Officer and
                                      Principal Accounting
                                      Officer)

                 *                   Director                      October 28, 1998
____________________________________
          Brion Applegate


                 *                   Director                      October 28, 1998
____________________________________
          Glenn M. Creamer


                 *                   Director                      October 28, 1998
____________________________________
          Jeffrey M. Lane


                 *                   Director                      October 28, 1998
____________________________________
         Michael J. Marocco


                 *                   Director                      October 28, 1998
____________________________________
          Kevin J. Maroni


                 *                   Director                      October 28, 1998
____________________________________
           Mark A. Pelson

--------
*Signed under Power of Attorney dated August 4, 1998.

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  1.1*   Purchase Agreement, dated May 6, 1998, among American Cellular
          Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, TD
          Securities (USA), Inc. and Wasserstein Perella Securities, Inc.
          relating to the 10 1/2% Senior Notes of American Cellular Corporation
          due 2008.
  2.1    Agreement and Plan of Merger, dated as of March 6, 1998, between
          PriCellular Corporation and American Cellular Corporation, as amended by Amendment No. 1 thereto, dated May 27, 1998.(1)
  3.1*   Restated Certificate of Incorporation dated August 5, 1998.
  3.2*   Amended and Restated Bylaws dated August 5, 1998.
  4.1*   Indenture, dated as of May 13, 1998, between American Cellular
          Corporation and Chase Manhattan Bank and Trust Company, National
          Association, as trustee, relating to $285,000,000 aggregate principal amount of 10 1/2% Senior Notes due 2008.
  4.2*   Supplemental Indenture, dated as of June 25, 1998, by and between
          American Cellular Corporation and Chase Manhattan Bank and Trust
          Company, National Association.
  4.3*   Second Supplemental Indenture, dated as of September 15, 1998, by and between American Cellular Corporation and Chase Manhattan Bank and
          Trust Company, National Association.
  4.4*   Registration Rights Agreement, dated as of May 13, 1998, among
          American Cellular Corporation and Merrill Lynch, Pierce, Fenner &
          Smith Incorporated, TD Securities (USA), Inc. and Wasserstein Perella
          Securities, Inc.
  4.5*   Specimen Certificate of 10 1/2% Senior Notes due 2008 (the "Private
          Notes") (included in Exhibit 4.1 hereto).
  4.6*   Specimen Certificate of 10 1/2% Senior Notes due 2008 (the "Exchange
          Notes") (included in Exhibit 4.1 hereto).
  5.1*   Opinion of Latham & Watkins regarding the validity of the Exchange
          Notes.
  8.1    Opinion of Latham & Watkins regarding tax matters.
  9.1    Voting Agreement, dated as of March 6, 1998, among American Cellular
          Corporation, PriCellular Corporation, and the stockholders named therein.(1)
 10.1    Contribution Agreement by and among Texas/Illinois Cellular Limited
          Partnership, a Delaware limited partnership, Southwestern Bell Mobile
          Systems, Inc., a Delaware and Virginia corporation, PriCellular
          Corporation, Cellular Information Systems of Laredo, Inc., a Texas
          corporation, dated as of April 10, 1995.(2)
 10.2    Asset Acquisition Agreement dated as of October 15, 1996 among
          PriCellular, Cellular Information Systems of Florence, Inc. and
          Horizon Cellular Telephone Company of Central Kentucky, L.P.(3)
 10.3    Stockholders' Agreement dated as of April 28, 1995 by and among
          PriCellular Corporation and the parties named therein.(4)
 10.4    Voting Agreement dated as of December 28, 1995 by and among
          PriCellular Corporation and the parties names therein.(5)
 10.5    Operating Agreement dated as of April 28, 1994 by and between
          PriCellular Corporation and McCaw.(4)
 10.6    Warrant Agreement between PriCellular Corporation and Price
          Communications Corporation.(3)
 10.7    Spectrum Letter dated March 6, 1998.(6)
 10.8    Consent and Waiver dated as of March 6, 1998 between PriCellular
          Corporation and AT&T Wireless Services, Inc.(6)
 10.9    Stock Purchase Agreement, dated as of March 5, 1998, by and among
          American Cellular Corporation and each of the parties listed on
          Exhibit A thereto, as amended as of March 31, 1998.
 10.10*  Stockholders Agreement, dated as of March 5, 1998, by and among
          American Cellular Corporation and each of the parties listed on
          Exhibit A thereto.

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
 10.11*  Registration Rights Agreement dated as of March 5, 1998 by and among
          American Cellular Corporation and each of the parties listed on
          Exhibit A to such agreement.
 10.12*  Executive Agreement between American Cellular Corporation and Brian
          McTernan, dated as of June 22, 1998.
 10.13*  Executive Agreement between American Cellular Corporation and John
          Fujii, dated as of June 22, 1998.
 10.14*  Subscription Agreement between American Cellular Corporation and James
          J. Walter, Jr., dated as of June 25, 1998.
 10.15*  Subscription Agreement between American Cellular Corporation and
          Janice P. Mercer, dated as of June 25, 1998.
 10.16   Asset Purchase Agreement dated as of October 31, 1997 by and among
          PriCellular Corporation, Kyle Cellular Corporation and Tennessee 04
          Partners, L.P., as amended by Amendment No. 1 thereto dated as of
          March 27, 1998.
 10.17   Credit Agreement dated June 25, 1998, among American Cellular Wireless
          LLC, as Borrower, and Merrill Lynch & Co., Merrill Lynch, Pierce,
          Fenner & Smith Incorporated, TD Securities (USA), Inc. and the
          several other lenders parties thereto.(7)
 10.18*  Pledge and Escrow Agreement, dated as of May 13, 1998 by and between
          American Cellular Corporation and Chase Manhattan Bank and Trust
          Company, National Association.
 12.1*   Statement of Computation of Ratio of Earnings to Fixed Charges.
 21.1*   Subsidiaries of American Cellular Corporation.
 23.1*   Consent of Latham & Watkins (included in their opinion filed as
          Exhibit 5.1).
 23.2    Consent of Ernst & Young LLP.
 23.3    Consent of Ernst & Young LLP
 24.1*   Power of Attorney of American Cellular Corporation.
 25.1*   Statement of Eligibility and Qualification (Form T-1) under the Trust
          Indenture Act of 1939 of Chase Manhattan Bank and Trust Company,
          National Association.
 27.1*   Financial Data Schedule.
 99.1*   Form of Letter of Transmittal and related documents to be used in conjunction with the Exchange Offer.
 99.2*   Form of Notice of Guaranteed Delivery.

--------
(1) Incorporated herein by reference to PriCellular Corporation's Schedule 14C, filed on June 3, 1998.
(2) Incorporated herein by reference to PriCellular Wireless Corporation's Registration Statement on Form S-1, No. 33-95834.
(3) Incorporated herein by reference to PriCellular Corporation's Annual Report on Form 10-K for the year ended December 31, 1996.
(4) Incorporated herein by reference to PriCellular Corporation's Registration Statement on Form S-1, No. 33-85678.
(5) Incorporated herein by reference to PriCellular Corporation's Annual Report on Form 10-K for the year ended December 31, 1995.
(6) Incorporated herein by reference to PriCellular Corporation's Schedule 13E-3, filed on May 22, 1998.
(7) Incorporated herein by reference to PriCellular Corporation's Amendment No. 1 to Schedule 13E-3, filed on July 2, 1998.
 * Previously Filed.